                                                Filed Pursuant to Rule 424(b)(2)
                                                File Nos. 333-52369;
                                                          333-52369-02

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED DECEMBER 22, 1998)

                         7,000,000 PREFERRED SECURITIES

                          FW PREFERRED CAPITAL TRUST I
                      9.00% PREFERRED SECURITIES, SERIES I
                (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY)
                    FULLY AND UNCONDITIONALLY GUARANTEED BY

                             [FOSTER WHEELER LOGO]

                           FOSTER WHEELER CORPORATION
                           -------------------------

MATURITY DATE  January 15, 2029
DISTRIBUTIONS  Quarterly, beginning April 15, 1999.
PAYABLE        May be postponed for up to five
               years, but not past the maturity
               date.
SUBORDINATION  The preferred securities are
               effectively subordinated to almost
               all of the debt of Foster Wheeler.
LISTING        New York Stock Exchange - ticker
               symbol "FWC-A"

                                                        ISSUER  The trust that is issuing the
                                                                preferred securities will have no
                                                                assets other than junior subordinated
                                                                debentures of Foster Wheeler. These
                                                                debentures will have essentially the
                                                                same terms as the preferred
                                                                securities. Therefore, the trust can
                                                                only make payments on the preferred
                                                                securities if Foster Wheeler first
                                                                makes payments on the junior
                                                                subordinated debentures.

Investing in the preferred securities involves risks. Risk Factors begin on page
                                      S-6.

                                                       PER PREFERRED SECURITY            TOTAL
                                                       ----------------------            -----
Public Offering Price................................  $25                       $175,000,000
Underwriting Commission to be paid by Foster
  Wheeler............................................  (1)                              (1)
Proceeds, before expenses, to the Trust..............  $25                       $175,000,000

---------------
(1) Underwriting commissions of $0.7875 per preferred security (or $5,512,500 for all preferred securities) will be paid by Foster Wheeler; except that for sales of 100,000 or more preferred securities to a single purchaser, the commissions will be $0.50 per preferred security.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers expects the preferred securities to be ready for delivery, in book-entry form only, through The Depository Trust Company on or about January 13, 1999.
                           -------------------------
LEHMAN BROTHERS
          BEAR, STEARNS & CO. INC.
               EVEREN SECURITIES, INC.
                        NATIONSBANC MONTGOMERY SECURITIES LLC
                                PAINEWEBBER INCORPORATED
                                       PRUDENTIAL SECURITIES INCORPORATED
                                             SG COWEN
                                JANUARY 8, 1999

                           FORWARD-LOOKING STATEMENTS

Some of the information presented in or incorporated by reference into this prospectus supplement and the accompanying prospectus constitutes forward-looking statements that are based on management's assumptions, expectations and projections about the various industries within which Foster Wheeler operates. These forward-looking statements by their nature involve risk and uncertainty. Foster Wheeler cautions you that a variety of factors could cause business conditions and results to differ materially from what is contained in the forward-looking statements, including:

- changes in the rate of economic growth in the United States and other major international economies,

- changes in investment by the energy, power and environmental industries,

- changes in regulatory environment,

- changes in project schedules,

- changes in trade, monetary and fiscal policies worldwide,

- changes in conditions relative to the recovery of Foster Wheeler's assets,

- currency fluctuations,

- outcomes of pending and future litigation,

- protection and validity of patents and other intellectual property rights,

- increasing competition by foreign and domestic companies, and

- changes in contract cost estimates.

                           SUMMARY INFORMATION -- Q&A

This summary highlights selected information from this prospectus supplement and the accompanying prospectus to help you understand the preferred securities. You should carefully read this prospectus supplement and the accompanying prospectus to understand fully the terms of the preferred securities, as well as the tax and other considerations that are important to you in making a decision about whether to invest in the preferred securities. You should pay special attention to the "risk factors" section beginning on page S-6 of this prospectus supplement to determine whether an investment in the preferred securities is appropriate for you.

For your convenience, we make reference to specific page numbers in this prospectus supplement and the accompanying prospectus for more detailed information on some of the terms and concepts used throughout this prospectus supplement.

WHAT ARE THE PREFERRED SECURITIES?

Each preferred security represents an undivided beneficial interest in the assets of the trust. Each preferred security will entitle the holder to receive quarterly cash distributions as described in this prospectus supplement. The underwriters are offering a total of 7,000,000 preferred securities at a price of $25 each. See "Underwriting" beginning on page S-38.

WHO IS THE TRUST?

FW Preferred Capital Trust I (the "trust") is a Delaware business trust.

The trust will sell its preferred securities to the public and its common securities to Foster Wheeler. The trust will use the proceeds from these sales to buy a series of 9.00% Junior Subordinated Deferrable Interest Debentures due 2029 (the "junior subordinated debentures") from Foster Wheeler with the same financial terms as the preferred securities.

There are five trustees of the trust. Three of them, the "administrative trustees," are officers of Foster Wheeler. Harris Trust and Savings Bank will act as the "property trustee" of the trust and Wilmington Trust Company will act as the "Delaware trustee."

WHO IS FOSTER WHEELER?

Foster Wheeler is a global company providing engineering services and products to a broad range of industries through its engineering and construction, energy equipment and power systems groups.

WHEN WILL YOU RECEIVE QUARTERLY DISTRIBUTIONS AND HOW MUCH WILL YOU BE PAID?

If you purchase the preferred securities, you will be entitled to receive cumulative cash distributions at an annual rate of 9.00%. Distributions will accrue from the date the trust issues the preferred securities and will be paid quarterly in arrears on April 15, July 15, October 15 and January 15 of each year, beginning April 15, 1999.

WHEN CAN PAYMENT OF YOUR DISTRIBUTIONS BE DEFERRED?

Foster Wheeler can, on one or more occasions, defer interest payments on the junior subordinated debentures for up to 20 consecutive quarterly periods unless an event of default (see page S-29) under the junior subordinated debentures has occurred and is continuing. In other words, Foster Wheeler may declare a five-year interest payment moratorium on the junior subordinated debentures. A deferral of interest payments cannot extend, however, beyond the maturity date of the junior subordinated debentures (which is January 15, 2029).

If Foster Wheeler defers interest payments on the junior subordinated debentures, the trust will also defer distributions on the preferred securities. During this deferral period, distributions will continue to accrue on the preferred securities at an annual rate of 9.00%, compounded quarterly. Also, the deferred distributions will themselves accrue interest at an annual rate of 9.00% (to the extent permitted by law). Once Foster Wheeler makes all interest payments on the junior subordinated debentures, with accrued interest, it can again postpone interest payments on the junior subordinated debentures if no event of default under the junior subordinated debentures has occurred and is continuing.

During any period in which Foster Wheeler defers interest payments on the junior subordinated debentures, Foster Wheeler will not be permitted to do any of the following (with limited exceptions described on pages S-29 and S-30):

- pay a dividend or make any other payment or distribution on its capital stock;

- redeem, purchase or make a liquidation payment on any of its capital stock;

- make an interest, principal or premium payment, or repay, repurchase or redeem, any of its debt securities that rank equal with or junior to the junior subordinated debentures; or

- make any guarantee payment with respect to any guarantee by Foster Wheeler of debt securities of any of its subsidiaries, if the guarantee ranks equal to, or junior in right of payment to the junior subordinated debentures.

If Foster Wheeler defers payments of interest on the junior subordinated debentures, the preferred securities will at that time be treated as being issued with original issue discount for United States federal income tax purposes. This means you would be required to recognize interest income with respect to distributions (even if they are deferred) and include such amounts in your gross income for United States federal income tax purposes before you receive any cash distributions relating to such interest payments. See "United States Federal Income Tax Consequences" beginning on page S-30.

WHEN CAN THE TRUST REDEEM THE PREFERRED SECURITIES?

The trust will redeem all of the outstanding preferred securities when the junior subordinated debentures are paid at maturity on January 15, 2029. In addition, if Foster Wheeler redeems any junior subordinated debentures before their maturity, the trust will use the cash it receives on the redemption of the junior subordinated debentures to redeem, on a pro rata basis, preferred securities and common securities having a total liquidation amount equal to the total principal amount of the junior subordinated debentures redeemed.

Foster Wheeler can redeem the junior subordinated debentures before their maturity at 100% of their principal amount plus accrued and unpaid interest to the date of redemption:

- on one or more occasions any time on or after January 15, 2004; and

- at any time, if certain changes in tax or investment company law occur (each of which is a "Special Event" and each of which is more fully described on pages S-24 and S-25, provided Foster Wheeler chooses to redeem within 90 days of the occurrence of the Special Event. If Foster Wheeler redeems the junior subordinated debentures because of a Special Event, it must redeem all of them.

HOW ARE THE PREFERRED SECURITIES GUARANTEED?

Foster Wheeler will fully and unconditionally guarantee the preferred securities on a subordinated basis based on:

- its obligations under a guarantee of the preferred securities (the "guarantee"); and

- its obligations under the declaration of trust and the junior subordinated indenture.

However, if Foster Wheeler does not make a payment on the junior subordinated debentures, the trust will not have sufficient funds to make payments on the preferred securities. The guarantee does not cover payments when the trust does not have sufficient funds to make payments on the preferred securities. In addition, Foster Wheeler's obligations under the guarantee are subordinate to its obligations to make payments on all of its other liabilities.

WHEN COULD THE JUNIOR SUBORDINATED DEBENTURES BE DISTRIBUTED TO YOU?

Foster Wheeler has the right to terminate the trust at any time. If Foster Wheeler decides to terminate the trust, the trust will redeem the preferred securities by distributing the junior subordinated debentures to holders of the preferred securities and the common securities on a pro rata basis.

WHAT HAPPENS IF THE TRUST IS TERMINATED AND THE JUNIOR SUBORDINATED DEBENTURES ARE NOT DISTRIBUTED?

The trust may also terminate in circumstances where the junior subordinated debentures will not be distributed. In those situations, the trust will pay the liquidation amount of $25 for each preferred security plus unpaid distributions to the date such payment is made. The trust will be able to make this distribution of cash only if the junior subordinated debentures are redeemed by Foster Wheeler.

WILL THE PREFERRED SECURITIES BE LISTED ON A STOCK EXCHANGE?

The trust has applied to have the preferred securities listed on the NYSE under the symbol "FWC-A". If approved for listing, trading is expected to commence within 30 days after the preferred securities are first issued. You should be aware that the listing of the preferred securities will not necessarily ensure that a liquid trading market will be available for the preferred securities.

If the trust distributes the junior subordinated debentures, Foster Wheeler will use its best efforts to list them on the NYSE or any other exchange or other organization on which the preferred securities are then listed.

IN WHAT FORM WILL THE PREFERRED SECURITIES BE ISSUED?

The preferred securities will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company, New York, New York ("DTC") or its nominee. This means that you will not receive a certificate for your preferred securities. The trust expects that the preferred securities will be ready for delivery through DTC on or about January 13, 1999.

                                  RISK FACTORS

Before purchasing any preferred securities, you should carefully read the following risk factors and the other sections of this prospectus supplement and the accompanying prospectus. In addition, because holders of preferred securities may receive junior subordinated debentures in exchange for their preferred securities if the trust is liquidated, you are also making an investment decision with regard to the junior subordinated debentures. Thus, you should also carefully read the information regarding the junior subordinated debentures contained in this prospectus supplement and the accompanying prospectus.

RISK FACTORS RELATING TO FOSTER WHEELER

HIGH LEVEL OF DEBT

Foster Wheeler has debt under bank loans and other debt securities that have been sold to investors. As of September 25, 1998, Foster Wheeler's total debt amounted to approximately $1,069.8 million, or 65% of Foster Wheeler's total capitalization. However, a portion of this debt (approximately $436.1 million) was borrowed by special-purpose subsidiaries to finance projects related to Foster Wheeler's Power Systems Group. There is limited recourse to Foster Wheeler for repayment of such debt, but Foster Wheeler often guarantees completion and operating performance of these projects. The junior subordinated indenture does not limit the amount of debt that Foster Wheeler may incur in the future.

Over the last five years, Foster Wheeler has been required to allocate a greater portion of its earnings to pay interest on its debt. See "Ratio of Earnings to Fixed Charges" on page 3 of the accompanying prospectus. After paying interest on its debt, Foster Wheeler has less funds available for working capital, capital expenditures, acquisitions and other business purposes. This could affect Foster Wheeler's ability to respond to changing market conditions or to compete effectively in its markets.

As a result of certain charges relating to the Robbins Project (see pages S-11 and S-12 for a discussion of these charges), Foster Wheeler is not in compliance with its financial covenants under its existing revolving credit facility. Foster Wheeler has, however, received a waiver of those covenants through February 15, 1999. In addition, Foster Wheeler has received commitments from a group of lenders for a $400.0 million revolving credit facility which will replace the current revolving credit facility. This new revolving credit facility is expected to be available by February 15, 1999. However, Foster Wheeler cannot assure you that the new revolving credit facility will be available by such time, or if it is not, that Foster Wheeler will be able to get additional waivers from its existing lenders.

POSSIBLE DELAYS OR CANCELLATION OF PROJECTS INCLUDED IN BACKLOG

As of September 25, 1998, Foster Wheeler's backlog amounted to approximately $7.9 billion. Backlog consists of future revenues that Foster Wheeler expects to receive.

The dollar amount of backlog does not necessarily indicate the future earnings of Foster Wheeler related to the performance of such work. Backlog includes expected receipts under signed contracts as well as under agreed letters of intent which Foster Wheeler's management has determined are likely to be performed. Although backlog represents only business which is considered firm, cancellations or scope adjustments may occur. Due to factors outside Foster Wheeler's control, such as changes in project schedules, Foster Wheeler cannot predict with certainty the portion of backlog that will not be performed.

In addition, even where a project proceeds as scheduled, it is possible that the parties with which Foster Wheeler has contracted (many of which are large multinational corporations, however) may default and fail to pay amounts owed to Foster Wheeler.

OPERATIONS IN ASIA

Foster Wheeler has operations in several countries in Asia, including China, Singapore, Malaysia and Thailand. These operations include engineering and construction and the supply of energy equipment. Current economic conditions in this region have caused delays in the award of some projects.

As of September 25, 1998, approximately 24% of Foster Wheeler's total backlog represented revenues Foster Wheeler expects to receive over time from projects in Asia, or sales of equipment to this region. Most of this amount relates to projects being led by multinational corporations or state-controlled entities, and none of the projects in Foster Wheeler's Asian backlog have been canceled or delayed to date. However, it is possible that the continuing economic uncertainty in Asia may result in unexpected delays or cancellations of projects in which Foster Wheeler is involved or may in the future become involved. In addition, Foster Wheeler cannot be sure that economic conditions in Asia will improve in the future.

WORKING CAPITAL REQUIREMENTS

Foster Wheeler's business requires a significant amount of working capital. Working capital is necessary to finance purchase of materials and performance of engineering, construction, and other work on projects before payment is received from customers.

Working capital requirements have increased because Foster Wheeler has satisfied requests from its customers, especially in the Energy Equipment Group, for more favorable payment terms under contracts. Such requests generally include lower advance payments and payment schedules that are less favorable to Foster Wheeler. Foster Wheeler intends, however, to pass on all or a portion of these costs to customers through higher contract prices.

Higher working capital requirements may adversely affect Foster Wheeler's financial condition and results of operations.

INCREASE IN LUMP-SUM (FIXED PRICE) CONTRACTS

Over the last several years, in response to changing customer demands, the proportion of Foster Wheeler's revenues derived from "lump-sum" contracts has increased. Under these contracts, Foster Wheeler is required to design, engineer and construct facilities and manufacture equipment in exchange for a fixed amount, which is generally not adjusted to reflect the actual costs incurred by Foster Wheeler to fulfill its responsibilities under the contract.

Lump-sum contracts may result in significant losses when costs are greater than anticipated. Moreover, factors beyond Foster Wheeler's control may result in higher costs. For example, costs may increase because of unforeseen conditions, delays in performance or defaults by subcontractors, increases in costs of equipment purchased by Foster Wheeler for the projects, and other factors.

CONCENTRATION IN PARTICULAR INDUSTRIES

Foster Wheeler derives a significant amount of its revenues from services provided to corporations that are concentrated in five industries: oil, chemicals, pharmaceuticals, environmental remediation and power generation. Unfavorable economic conditions in one or more of these industries could significantly affect Foster Wheeler's financial condition and results of operations.

As a result of certain changes in law and changing economic conditions, Foster Wheeler has experienced reduced earnings and/or losses at certain of its waste-to-energy facilities. As is discussed in more detail on pages S-11 and S-12, certain of those losses are expected to continue. In addition, Foster Wheeler cannot predict with certainty whether it will suffer reduced earnings or losses at its other facilities in the future.

POSSIBLE INABILITY TO REPATRIATE FOREIGN EARNINGS

Foster Wheeler has substantial foreign operations. Foster Wheeler's foreign operations are subject to the normal risks of doing business overseas, including the risk that it will be unable to convert foreign earnings into U.S. dollars or transfer such amounts out of foreign countries without significant costs. Inability to convert these amounts to U.S. dollars or transfer them out of foreign countries could result from government action, currency market failure, or other factors.

Foster Wheeler has not experienced problems repatriating its foreign earnings to date, due to the high concentration of foreign earnings in Foster Wheeler's profit centers in Western Europe. However, Foster Wheeler cannot assure you that it will not encounter such problems in the future. Inability to repatriate foreign earnings could adversely affect Foster Wheeler's financial condition.

RISK FACTORS RELATING TO THE PREFERRED SECURITIES

SUBORDINATION

Foster Wheeler's obligations under the junior subordinated debentures and the guarantee are junior in right of payment to all of Foster Wheeler's senior indebtedness. This means that Foster Wheeler cannot make any payments on the junior subordinated debentures or the guarantee if Foster Wheeler is in default on any of its senior indebtedness. In addition, in the event of the bankruptcy, liquidation or dissolution of Foster Wheeler, its assets must be used to pay off its senior indebtedness in full before any payments may be made on the junior subordinated debentures or the guarantee. Almost all of Foster Wheeler's existing indebtedness is senior indebtedness.

The junior subordinated indenture, the guarantee, the declaration of trust and the expense agreement do not limit the ability of Foster Wheeler to incur additional senior indebtedness.

The ability of the trust to pay amounts due on the preferred securities is completely dependent upon Foster Wheeler's making payments on the junior subordinated debentures when due.

For more information please see "Description of Guarantees -- Status of the Guarantees" and "Description of Debt Securities -- Junior Subordinated Debentures -- Subordination" on pages 30 and 18, respectively, of the accompanying prospectus.

FOSTER WHEELER'S ABILITY TO DEFER DISTRIBUTIONS HAS TAX CONSEQUENCES FOR YOU AND MAY AFFECT THE TRADING PRICE OF THE PREFERRED SECURITIES

So long as the junior subordinated debentures are not in default, Foster Wheeler may, on one or more occasions, defer interest payments on the junior subordinated debentures for up to 20 consecutive quarters. Since interest payments on the junior subordinated debentures fund the distributions on the preferred securities, each such deferral would result in a corresponding deferral of distributions on the preferred securities. However, you would still accrue distributions at an annual rate of 9.00%, compounded quarterly.

Foster Wheeler does not currently intend to defer interest payments on the junior subordinated debentures. However, if it does so in the future, the preferred securities may trade at a price that does not fully reflect the value of the accrued but unpaid distributions.

If you sell preferred securities during a deferral period, you may not receive the same return on your investment as someone who continues to hold the preferred securities. In addition, Foster Wheeler's right to defer interest payments on the junior subordinated debentures could mean that the market price for the preferred securities may be more volatile than that of other securities without interest deferral rights.

At the end of any deferral period, Foster Wheeler must pay all of the accrued interest on the junior subordinated debentures. Foster Wheeler must also pay interest on the deferred interest payments at an annual rate of 9.00%. If Foster Wheeler pays these amounts, it may elect to begin a new deferral period. There is no other limitation on the number of times that Foster Wheeler may elect to begin a new deferral period except that no deferral period may extend beyond the maturity date of the junior subordinated debentures. See "Certain Terms of the Preferred Securities -- Distributions" and "Certain Terms of the Junior Subor-dinated Debentures and Guarantee -- Option to Defer Interest Payments" on pages S-22 and S-29, respectively.

During a deferral period, you will be required to accrue interest income for United States federal income tax purposes in respect of your pro rata share of the junior subordinated debentures held by the trust. As a result, you must include the accrued interest in your gross income for United States federal income tax purposes prior to your receiving any cash distribution. You will also not receive the cash distribution related to any accrued and unpaid interest if you sell preferred securities before the end of a deferral period. See "United States Federal Income Tax Consequences -- Interest Income and Original Issue Discount" and "-- Sale, Exchange or Retirement of Preferred Securities" on pages S-32 and S-33 for more information regarding the tax consequences of purchasing the preferred securities.

THE PREFERRED SECURITIES MAY BE REDEEMED AT ANY TIME IF A SPECIAL EVENT OCCURS

If a Special Event (see pages S-24 and S-25) occurs, Foster Wheeler can redeem all of the junior subordinated debentures at a price equal to the principal amount of the junior subordinated debentures plus accrued interest. If such a redemption happens, the trust must use the redemption price it receives to redeem the preferred securities.

See "-- Potential Changes in Tax Law or Interpretation" beginning on page S-33 for a discussion of certain legislative proposals that, if adopted, could give rise to a Special Event, which would permit the redemption of the preferred securities prior to January 15, 2004.

OPTIONAL REDEMPTION

Foster Wheeler may redeem the junior subordinated debentures, in whole or in part, at any time on or after January 15, 2004. If Foster Wheeler redeems junior subordinated debentures, the trust must redeem an equivalent amount of preferred securities at the same time at a redemption price equal to the liquidation amount of the preferred securities plus any unpaid distributions. See "Certain Terms of the Junior Subordinated Debentures and Guarantee -- Redemption" on page S-29 for more information.

EXCHANGE OF PREFERRED SECURITIES FOR JUNIOR SUBORDINATED DEBENTURES

Foster Wheeler has the right to terminate the trust and, after paying all of the trust's debts, to cause the trust to distribute junior subordinated debentures in exchange for all of the outstanding preferred securities. For further information, see "Certain Terms of the Preferred Securities -- Optional Liquidation of Trust and Distribution of Junior Subordinated Debentures" on page S-25.

Assuming, as expected, that the trust will not be taxable as a corporation under current United States federal income tax law, this exchange should not be a taxable event to holders of the preferred securities. However, if the trust becomes subject to United States federal income tax with respect to income received or accrued on the junior subordinated debentures, a distribution of the junior subordinated debentures by the trust could be a taxable event to the trust and the holders of the preferred securities. For further information, see "United States Federal Income Tax Consequences -- Distribution of Junior Subordinated Debentures to Beneficial Owners" beginning on page S-32.

RIGHTS UNDER THE GUARANTEE; DIRECT ACTION

Foster Wheeler guarantees the following payments on the preferred securities, but only to the extent that the trust has funds available to make such payments:

- accrued distributions on the preferred securities;

- the redemption price of any preferred securities called for redemption; and

- upon a voluntary or involuntary dissolution, winding-up or liquidation of the trust (unless the junior subordinated debentures are distributed to holders of the preferred securities), the liquidation amount of the preferred securities and all accrued distributions to the date of payment.

The guarantee is subordinated to all senior indebtedness of Foster Wheeler as described under "Description of Guarantees -- Status of the Guarantees" on page 30 of the accompanying prospectus.

The holders of a majority in liquidation amount of the outstanding preferred securities (a "majority") have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee under the guarantee or to direct the exercise of any power given to the guarantee trustee under the guarantee. If the guarantee trustee does not enforce the guarantee, any holder of preferred securities may proceed directly against Foster Wheeler to enforce its rights under the guarantee without first proceeding against the trust, the guarantee trustee or anybody else.

If Foster Wheeler defaults on the junior subordinated debentures, the trust will lack funds for the payments on the preferred securities. If this happens, holders of preferred securities will not be able to rely upon the guarantee for payment of such amounts. Instead, if Foster Wheeler does not pay any amounts on the junior subordinated debentures when due, then a holder of preferred securities may proceed directly against Foster Wheeler for payment of any amounts due on the preferred securities of such holder.

For more information, see "Description of Debt Securities -- Junior Subordinated Debentures -- Enforcement of Certain Rights by Holders of Preferred Securities" and "Description of Guarantees" on pages 18 and 29-32 of the accompanying prospectus.

By purchasing preferred securities, each holder of preferred securities agrees to the provisions of the guarantee and the junior subordinated indenture.

LIMITED VOTING RIGHTS

You will only have limited voting rights. In particular, only Foster Wheeler can elect and remove trustees, except under certain limited circumstances. For more information, see "FW Preferred Capital Trust I" on page S-21.

STOCK EXCHANGE LISTING

We have applied to have the preferred securities listed on the NYSE. However, if the preferred securities are not listed on a national securities exchange or the NASDAQ National Market, and the underwriters do not make a market in them, the market for the preferred securities may not be liquid, and they may be difficult to sell.

POTENTIAL CHANGES IN TAX LAW OR INTERPRETATION

Foster Wheeler understands that the IRS recently challenged another company's deduction for interest paid on a debt instrument similar in some respects to the junior subordinated debentures and issued to an entity similar to the trust. Based on available information, Foster Wheeler and the trust do not believe that this challenge will affect Foster Wheeler's ability to deduct interest payments on the junior subordinated debentures. However, you should be aware that a Tax Court decision in that case in favor of the IRS, or other unrelated developments, could cause a Tax Event. See "United States Federal Income Tax Consequences" starting on page S-30. Laws and regulations have also been proposed in the past which, if adopted retroactively, could also cause a Tax Event, although such legislation and regulations are not currently pending. For more information, see "United States Federal Income Tax
Consequences -- Potential Changes in Tax Law or Interpretation" and "Certain Terms of the Preferred Securities -- Redemption" on pages S-33 and S-24, respectively.

                        INFORMATION ABOUT FOSTER WHEELER

FOSTER WHEELER CORPORATION

Foster Wheeler, a New York corporation, was organized in 1900. Foster Wheeler and its subsidiaries operate through three business groups: the Engineering and Construction Group, the Energy Equipment Group and the Power Systems Group.

ENGINEERING AND CONSTRUCTION GROUP

The Engineering and Construction Group designs, engineers and constructs petroleum, chemical, petrochemical and alternative-fuels facilities and related infrastructure. These facilities and infrastructure include power generation and distribution facilities, production terminals, pollution control equipment and water treatment facilities, as well as process plants for the production of fine chemicals, pharmaceuticals, dyestuffs, fragrances, flavors, food additives and vitamins. The group also provides a broad range of environmental remediation services, together with related technical, design and regulatory services.

ENERGY EQUIPMENT GROUP

The Energy Equipment Group designs, manufactures and builds steam generating and auxiliary equipment for power stations and industrial markets worldwide. The group's steam generating equipment includes a full range of fluidized bed and conventional boilers, which burn coal, oil, gas, biomass and other municipal solid waste, waste wood and low-Btu gases. The group's auxiliary equipment includes feedwater heaters, steam condensers, heat-recovery equipment and low-NOx burners. The group also provides site services related to these products, including plant erection, maintenance engineering, plant upgrading and life extension, and plant repowering. Finally, the group provides research analysis and performs experimental work in fluid dynamics, heat transfer, combustion and fuel technology, materials engineering and solids mechanics.

At the end of June 1997, the Energy Equipment Group sold substantially all of the operations of Glitsch International, Inc. Glitsch International had provided proprietary solutions and systems for many separation applications, and had manufactured highly engineered chemical separations equipment for the petroleum refining, petrochemical, chemical and gas processing industries.

POWER SYSTEMS GROUP

The Power Systems Group builds, owns, leases and operates cogeneration, independent power production and resource recovery facilities, as well as facilities for the process and petrochemical industries, utilizing Foster Wheeler's strengths in design, engineering, manufacturing and construction. The group generates revenues from construction and operating activities performed under long-term off-take and operating and maintenance agreements, and also from returns on its equity positions. The group operates through special-purpose subsidiaries, with one established for each project. Each special-purpose subsidiary manages its project from the permitting stage through construction and operation of the plant. All project debt of the special-purpose subsidiaries is limited-recourse. However, Foster Wheeler often provides support for projects in the form of guarantees of the completion and operating performance of the project. The group refinances its equity interest in selected projects from time to time when such refinancing will result in reduction of risk, a lower effective financing cost or a potential increased return on investment.

In the fourth quarter of 1998, Foster Wheeler restated previously reported earnings to reverse a $60.0 million charge against earnings that was taken in the second quarter of 1997 and $127.9 million of a $175.0 million charge against earnings that was taken in the third quarter of 1998. These charges related to the anticipated losses of a waste-to-energy plant located in the Village of Robbins, Illinois (the "Robbins Project"). These losses resulted from a change in law in Illinois that significantly reduced the revenues of the Robbins Facility. These losses were initially recorded because, as a result of this change in law, Foster Wheeler expected that the income and cash to be generated by the Robbins Project would not be sufficient to cover the lease expense. Based on a further detailed review in conjunction with the filing of the registration statement of which this prospectus supplement forms a part, Foster Wheeler changed its accounting for costs associated with this operating lease agreement to reflect them as charges to earnings as lease costs are incurred. As a result, Foster Wheeler expects to record losses of $127.9 million in future periods related to the operations of the Robbins Facility. The $175.0 million charge had initially been taken to fully reserve for all asset impairments and financial guarantees of Foster Wheeler relating to the Robbins Facility. For further information regarding the Robbins Project, see Foster Wheeler's Quarterly Report on Form 10-Q/A, for the fiscal quarter ended September 25, 1998, which is incorporated by reference in this prospectus supplement.

As a result of these charges, Foster Wheeler is not in compliance with its financial covenants under its existing revolving credit facility. Foster Wheeler has, however, received a waiver of those covenants through February 15, 1999. In addition, Foster Wheeler has received commitments from a group of lenders for a $400.0 million revolving credit facility (the "New Revolving Credit Facility") which will replace the current revolving credit facility. The New Revolving Credit Facility is expected to be available by February 15, 1999 and will consist of two tranches, a $100.0 million tranche with a maturity of 364 days and a $300.0 million tranche with a maturity of four years, and each bearing interest at floating rates. For further information regarding Foster Wheeler's financing arrangements, see Foster Wheeler's Annual Report on Form 10-K/A for the fiscal year ended December 26, 1997 and its Quarterly Report on Form 10-Q/A, for the fiscal quarter ended September 25, 1998, both of which are incorporated by reference in this prospectus supplement.

The Power Systems Group consists of the following projects:

PLANT LOCATION                  TYPE AND SIZE UNIT             FUEL           OPERATION
--------------                  ------------------             ----           ---------
Martinez, California        99.9 MW Cogeneration          Refinery Gas/NG        1987
Chapleau, Ontario, Canada   360 Ton/Day Wood Waste        Wood Waste             1987
Gilberton, Pennsylvania     80 MW Cogeneration            Waste Coal             1988
Mt. Poso, California        49.5 MW Cogeneration          Coal                   1989
Charleston, South Carolina  600 Ton/Day                   Refuse                 1989
                              Waste-to-Energy
Mt. Carmel, Pennsylvania    40 MW Cogeneration            Waste Coal             1990
ACE, California             96 MW Cogeneration            Coal                   1991
Camden County, New Jersey   1050 Ton/Day                  Refuse                 1991
                              Waste-to-Energy
Hudson Falls, New York      400 Ton/Day                   Refuse                 1992
                              Waste-to-Energy
University of Minnesota     Heating Plant Operation       Coal/Gas/Oil           1992
InterPower, Pennsylvania    102 MW Power                  Waste Coal             1995
Concepcion, Chile           8 MM SCFD Hydrogen Plant      --                     1996
Robbins, Illinois           1600 Ton/Day                  Refuse/RDF             1996
                              Waste-to-Energy*
Lagoven, Venezuela          50 MM SCFD Hydrogen Plant     --                     1997

PLANT LOCATION                  TYPE AND SIZE UNIT             FUEL           OPERATION
--------------                  ------------------             ----           ---------
Concepcion, Chile           65 MW Cogeneration Plant      Coke                   1998
                              Plus 12,000 Barrels/Day
                              Coker and 7,014
                              Barrels/Day
                              Hydrotreater
Teverola, Italy             140 MW Cogeneration           Natural Gas            1998
Ferrara, Central, Italy     145 MW Cogeneration           Natural Gas        Construction
University of Minnesota     15 MW Cogeneration            Coal/Gas/Oil       Construction
Lomellina, Italy            400 Ton/Day                   RDF                Construction
                              Waste-to-Energy

-------------------------

* Includes recycling.

OPERATIONS

Foster Wheeler markets its services and products through a staff of sales and marketing personnel, and through a network of sales representatives. Foster Wheeler operates globally, and approximately two-thirds of its revenues comes from business outside of the United States. One half of these foreign revenues comes from Europe. The operations of Foster Wheeler's three business groups are not seasonal, nor are these businesses dependent on a limited group of customers. No single customer accounted for 10% or more of Foster Wheeler's consolidated revenues in fiscal 1995, 1996 and 1997, although in any given year one customer may have accounted for a significant share of these revenues.

Foster Wheeler obtains the materials used in its manufacturing and construction operations from both domestic and foreign sources. These materials consist mainly of steel products and manufactured items. Foster Wheeler depends heavily on foreign sources for these materials, particularly for overseas projects. Generally, lead time for delivery of materials is not a problem.

Foster Wheeler owns and licenses patents, trademarks and know-how in each of its industry groups. The duration of these licenses, patents and trademarks varies. No business group is materially dependent on any particular or related group of patents, trademarks or licenses. Foster Wheeler has licensed companies throughout the world to manufacture marine and stationary steam generators and related equipment as well as other products. Foster Wheeler's principal licensees are in Finland, Japan, The Netherlands, Italy, Spain, Portugal, Norway and England.

Foster Wheeler generally custom designs and manufactures products for its customers, rather than manufacturing products for inventory. In the Engineering and Construction Group and the Energy Equipment Group, customers often make a down payment at the time a contract is entered into. The customer then makes progress payments until the contract is completed and the work has been accepted by the customer.

BACKLOG

As of September 25, 1998, Foster Wheeler had a backlog of firm orders of $7,871.8 million compared to a backlog of $7,222.6 million as of September 26, 1997. The dollar amount of these backlog orders does not necessarily indicate that Foster Wheeler will reach a certain level of future earnings through work related to the orders. Even though these backlog figures represent only orders that Foster Wheeler's management considers to be "firm," it is possible that orders will be canceled or scaled down. It may take up to four years from the time a contract is entered into to complete performance under the contract. Due to other factors that are outside of Foster Wheeler's control, such as changes in project schedules, it is not possible to predict with certainty the portion of backlog that will not be completed.

A considerable portion of the backlog for both the Engineering and Construction Group and the Energy Equipment Group is derived from projects in Asia. The Asian backlog in the Engineering and Construction Group largely consists of contracts denominated in US dollars with large multinational corporations (or in one case, with a national oil and gas company geared toward export). A large portion of the Asian backlog in the Energy Equipment Group consists of contracts with Chinese companies financed through or guaranteed by United States, European or Japanese export credit agencies.

Foster Wheeler's backlog by business groups as of September 25, 1998 and September 26, 1997 is as follows:

                                                              AS OF             AS OF
                                                          SEPTEMBER 25,     SEPTEMBER 26,
                                                               1998              1997
                                                          --------------    --------------
Engineering and Construction............................  $6,212,800,000    $5,209,700,000
Energy Equipment........................................   1,425,800,000     1,729,000,000
Power Systems...........................................     268,400,000       387,800,000
Corporate and Financial Services*.......................     (35,200,000)     (103,900,000)
                                                          --------------    --------------
                                                          $7,871,800,000    $7,222,600,000
                                                          ==============    ==============

-------------------------

* Includes inter-segment eliminations.

POSITION IN THE MARKET

Many companies compete in the engineering and construction segment of Foster Wheeler's business. Based on information contained in industry publications, Foster Wheeler's management estimates that Foster Wheeler is among the ten largest companies involved in the design and construction of petroleum refineries and chemical plants. Neither Foster Wheeler nor any other single company accounts for a large percentage of the total volume of such business.

Many companies compete internationally in the Energy Equipment segment of Foster Wheeler's business. Based on industrial surveys and trade association materials, Foster Wheeler's management estimates that Foster Wheeler is among the ten largest suppliers of utility and industrial-size steam generating and auxiliary equipment in the world, and is among the three largest in the United States.

RESEARCH AND DEVELOPMENT

Customers in Foster Wheeler's industries generally award contracts on the basis of price, delivery, performance and service. Foster Wheeler is continually engaged in research and development efforts, focusing on performance and analytical services related to current projects, as well as on the development of new products and processes. During 1997, approximately $16.1 million was spent on these research activities, compared to $16.9 million in 1996 and $11.1 million in 1995. In addition, Foster Wheeler conducts research activities that are paid for by customers. Foster Wheeler's customers paid it approximately $40.4 million in 1997 to perform research activities compared to $29.6 million in 1996, and $25.9 million in 1995.

GOVERNMENT REGULATION

Foster Wheeler and its domestic subsidiaries are required to comply with federal, state and local environmental, occupational health and product safety laws. Except where stated otherwise in this document (or the documents we refer you to in this document), Foster Wheeler believes all of its operations comply with these laws. Foster Wheeler does not anticipate incurring any extraordinary expenses to remain in compliance with these laws, and its compliance with these laws should not have a material adverse effect on Foster Wheeler's earnings or cash flows.

EMPLOYEES

Foster Wheeler had approximately 11,090 full-time employees on December 26, 1997. The following table shows the number of full-time employees of Foster Wheeler in each of its industry segments on the dates indicated:

                                                             DEC. 26,    DEC. 27,    DEC. 29,
                                                               1997        1996        1995
                                                             --------    --------    --------
Engineering and Construction...............................    7,625       7,130       7,560
Energy Equipment...........................................    3,025       4,350       4,540
Power Systems..............................................      410         410         390
Corporate and Financial Services...........................       30         195         160
                                                              ------      ------      ------
                                                              11,090      12,085      12,650
                                                              ======      ======      ======

ADDRESS

Foster Wheeler's executive offices are located at Perryville Corporate Park, Clinton, New Jersey 08809, and the general telephone number is (908) 730-4000.

           SELECTED CONSOLIDATED FINANCIAL DATA AND OTHER INFORMATION

Below you will find selected financial information for Foster Wheeler and its consolidated subsidiaries, for each of the three fiscal years ended on December 26, 1997. This information has been derived from the audited consolidated financial statements of the corporation and its consolidated subsidiaries included in Foster Wheeler's Annual Report on Form 10-K/A filed for the fiscal year ended December 26, 1997, which is incorporated herein by reference. You should read this summary together with the detailed information contained in the Annual Report on Form 10-K/A. The information included for the nine months ended September 25, 1998 has not been audited, but in the opinion of Foster Wheeler's management, this information reflects all adjustments that are necessary for a fair presentation of Foster Wheeler's financial condition and results of operation for these periods. All of the adjustments made to this information are of a normal, recurring nature. The results for the nine months ended September 25, 1998 are not necessarily indicative of Foster Wheeler's business performance for the full year of 1998, or for any other interim period. In conformity with generally accepted accounting principles, management must make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expense during the reporting period. Actual results could differ from those estimates.

                                      NINE MONTHS                  FISCAL YEAR ENDED
                                         ENDED        --------------------------------------------
                                     SEPTEMBER 25,    DECEMBER 26,    DECEMBER 27,    DECEMBER 29,
                                        1998(6)         1997(6)           1996          1995(1)
                                     -------------    ------------    ------------    ------------
                                      (unaudited)
                                               (In thousands, except per-share amounts)
INCOME STATEMENT DATA
Revenues...........................   $3,193,427       $4,172,015      $4,040,611      $3,081,930
Cost and expenses..................    3,169,731        4,152,499       3,913,745       3,012,267
Earnings before income taxes.......       23,696(2)        19,516(3)      126,866(4)       69,663(5)
Net (loss)/earnings................      (48,121)(2)        5,624(3)       82,240(4)       28,534(5)
Other comprehensive income:
  Foreign currency translation
     adjustment....................       10,421          (34,615)          8,316           9,054
  Foreign currency translation
     transferred to income upon
     sale of subsidiary............           --            6,273              --              --
     Comprehensive (loss)/income...      (37,700)         (22,718)         90,556          37,588
(Loss)/earnings per share:
  Basic............................        (1.18)             .14            2.03             .79
  Diluted..........................        (1.18)             .14            2.02             .78
Cash dividends per share...........          .63             .835             .81             .77
Shares outstanding:
Basic:
Weighted average number of shares
  of common stock outstanding......       40,733           40,677          40,592          36,322
Diluted:
Effect of stock options............            *              127             167             107
                                      ----------       ----------      ----------      ----------
Total diluted......................       40,733           40,804          40,759          36,429
                                      ==========       ==========      ==========      ==========

-------------------------

 * The effect of stock options was not included in the calculation of diluted earnings per share as these shares were antidilutive due to the 1998 loss.

(1) During the fourth quarter of 1995, Foster Wheeler acquired the power-generation business of A. Ahlstrom Corporation, "Pyropower."

(2) In the third quarter of 1998, the Corporation recorded a $47,100 charge related to the Robbins Resource Recovery Facility and a valuation allowance of $60,000 for deferred tax assets that more likely than not will not be recovered.

(3) Includes in 1997 a net charge of $50,900 ($37,400 after tax) consisting of the following pre-tax items: Second quarter amounts: gain on sale of Glitsch International, Inc.'s operations, $56,400; provision for reorganization costs of the Energy Equipment Group, $32,000; and write-downs of long-lived assets, $6,500; Third quarter amounts: contract write-downs, $24,000 (Engineering and Construction Group) and $30,000 (Energy Equipment Group); Fourth quarter amount: realignment of the Engineering and Construction Group's European operations, $14,800.

(4) Includes a 1996 provision of $24,000 ($15,600 after taxes) for asbestos claims.

(5) Includes a 1995 provision of $50,120 ($46,500 after taxes) for reorganization costs.

(6) Previously reported earnings have been restated to reverse a charge of $60,000 that was taken in the second quarter of 1997 and a charge of $127,900 that was taken in the third quarter of 1998 as part of a larger $175,000 provision. These charges related to the anticipated losses of the Robbins Project. These losses were initially provided for because Foster Wheeler does not expect the income and cash to be generated by the Robbins Project to be sufficient to cover the lease expense. Based on further detailed review and analysis, Foster Wheeler changed its accounting for costs associated with this operating lease agreement to reflect such as charges to earnings as lease costs are incurred. Since Foster Wheeler has a guarantee to continue to operate the facility, it was determined that the losses should be recognized as incurred and not accrued based on probable scenarios. As a result, Foster Wheeler expects to record losses of $127,900 in future periods related to the operations of the Robbins Facility. The $175,000 charge was initially taken to fully reserve for all asset impairments and financial guarantees thereunder.

     The effects of this restatement are shown below:

              NET                   AS PREVIOUSLY     EARNINGS PER        AS        EARNINGS PER
        EARNINGS/(LOSS)               REPORTED       SHARE -- BASIC    REVISED     SHARE -- BASIC
        ---------------             -------------    --------------    --------    --------------
                                              (In thousands, except per-share amounts)
1997
Year............................      $ (10,463)         $(0.26)       $  5,624        $  .14
1998
Nine Months.....................      $(116,843)         $(2.87)       $(48,121)       $(1.18)

                                          NINE MONTHS                FISCAL YEAR ENDED
                                             ENDED       ------------------------------------------
                                         SEPTEMBER 25,   DECEMBER 26,   DECEMBER 27,   DECEMBER 29,
                                            1998(a)        1997(a)          1996         1995(1)
                                         -------------   ------------   ------------   ------------
                                          (unaudited)
                                                  (In thousands, except per-share amounts)
BALANCE SHEET DATA (AT END OF PERIOD):
Cash, cash equivalents and short-term
  investments..........................   $  191,443      $  259,305     $  404,329     $  279,984
Total assets...........................    3,409,283       3,357,700      3,510,334      2,975,809
Bank loans excluding revolving credit
  agreements...........................      137,141          53,748         52,278         86,869
Special-purpose subsidiary project
  debt.................................      436,121         443,360        387,644        299,094
Corporate and other debt...............      496,512         445,836        441,399        289,958
Total debt.............................    1,069,774         942,944        881,321        675,921
Total stockholders' equity.............      571,929         635,517        688,958        625,867
SEGMENT DATA (RECLASSIFIED TO CONFORM
  WITH 1998 PRESENTATION):
REVENUES:
  Engineering and Construction.........   $2,364,700      $2,928,600     $2,588,900     $2,158,100
  Energy Equipment.....................      808,900       1,197,200      1,381,900        846,700
  Power Systems........................      140,700         208,500        158,900        157,200
  Corporate and Financial Services.....     (120,900)       (162,300)       (89,100)       (80,100)
                                          ----------      ----------     ----------     ----------
Total revenues.........................   $3,193,400      $4,172,000     $4,040,600     $3,081,900
                                          ==========      ==========     ==========     ==========
EARNINGS BEFORE INTEREST EXPENSE AND
  INCOME TAXES:
  Engineering and Construction.........   $   78,900      $   57,200     $   95,100     $   87,200
  Energy Equipment.....................       42,600          61,600         94,700          9,200
  Power Systems........................      (35,500)         (3,500)        50,600         53,800
  Corporate and Financial Services.....      (17,400)        (41,100)       (58,600)       (31,500)
                                          ----------      ----------     ----------     ----------
Total earnings before interest expense
  and income taxes.....................   $   68,600      $   74,200     $  181,800     $  118,700
                                          ==========      ==========     ==========     ==========
OTHER DATA (RECLASSIFIED TO CONFORM
  WITH 1998 PRESENTATION):
BACKLOG:
  Engineering and Construction.........   $6,212,800      $5,354,200     $5,091,200     $4,567,200
  Energy Equipment.....................    1,425,800       1,633,900      1,827,400      1,701,800
  Power Systems........................      268,400         255,000        384,900        227,000
  Corporate and Financial Services.....      (35,200)        (58,500)      (168,100)       (22,000)
                                          ----------      ----------     ----------     ----------
Total backlog..........................   $7,871,800      $7,184,600     $7,135,400     $6,474,000
                                          ==========      ==========     ==========     ==========

                                          NINE MONTHS                FISCAL YEAR ENDED
                                             ENDED       ------------------------------------------
                                         SEPTEMBER 25,   DECEMBER 26,   DECEMBER 27,   DECEMBER 29,
                                            1998(a)        1997(a)          1996         1995(1)
                                         -------------   ------------   ------------   ------------
                                          (unaudited)
                                                  (In thousands, except per-share amounts)
NEW ORDERS BOOKED:
  Engineering and Construction.........   $3,477,200      $3,610,700     $3,710,600     $2,938,200
  Energy Equipment.....................      582,600       1,312,600      1,873,200      1,043,700
  Power Systems........................      131,300         159,200        209,300        138,400
  Corporate and Financial Services.....      (59,700)        (18,600)      (222,800)       (48,900)
                                          ----------      ----------     ----------     ----------
Total new orders.......................   $4,131,400      $5,063,900     $5,570,300     $4,071,400
                                          ==========      ==========     ==========     ==========
INTEREST EXPENSE:
  Engineering and Construction.........   $    6,900      $    5,700     $    3,100     $    2,800
  Energy Equipment.....................        6,000          12,600         15,500          8,100
  Power Systems........................       16,800          23,200         23,300         24,500
  Corporate and Financial Services.....       15,100          13,200         13,000         13,600
                                          ----------      ----------     ----------     ----------
Total interest expense.................   $   44,800      $   54,700     $   54,900     $   49,000
                                          ==========      ==========     ==========     ==========

(a) Restated. See Note 6 to Income Statement Data on page S-17.
(1) See Note 1 to Income Statement Data on page S-17.

                                 CAPITALIZATION

The following table shows the consolidated capitalization of Foster Wheeler and its subsidiaries as of September 25, 1998. The "As Adjusted" column indicates how the offering of the preferred securities would have affected Foster Wheeler's capitalization if the preferred securities had been issued on September 25, 1998, assuming that the underwriters' overallotment option was not exercised. You should read this information together with the consolidated financial statements, including the notes contained in the financial statements, of Foster Wheeler and its subsidiaries, which are incorporated by reference in this prospectus supplement.

                                                              AS OF SEPTEMBER 25, 1998
                                                              -------------------------
                                                                ACTUAL      AS ADJUSTED
                                                              ----------    -----------
                                                                   (IN THOUSANDS)
INDEBTEDNESS (INCLUDING CURRENT INSTALLMENTS):
  Revolving credit agreement................................  $  264,000    $   89,000
  Special-purpose project debt..............................     436,121       436,121
  Bank loans and other......................................     147,653       147,653
  8.58% unsecured promissory notes due on September 30,
     1998...................................................      22,000        22,000
  6 3/4% Notes due November 15, 2005........................     200,000       200,000
                                                              ----------    ----------
     Total indebtedness.....................................   1,069,774       894,774
                                                              ----------    ----------
Mandatorily Redeemable Preferred Securities of Subsidiary
  Trust Holding Solely Junior Subordinated Deferrable
  Interest Debentures.......................................           0       175,000
                                                              ----------    ----------
STOCKHOLDERS' EQUITY:
  Preferred Stock: 1,500,000 shares authorized, no par
     value; none outstanding................................
  Common Stock: 160,000,000 shares authorized, $1.00 par
     value; 40,747,668 shares issued........................      40,748        40,748
  Paid-in capital...........................................     201,154       201,154
  Retained earnings.........................................     369,079       369,079
  Accumulated other comprehensive income....................     (38,466)      (38,466)
  Less cost of treasury stock (30,804 shares)...............        (586)         (586)
                                                              ----------    ----------
     Total stockholders' equity.............................     571,929       571,929
                                                              ----------    ----------
  TOTAL CAPITALIZATION......................................  $1,641,703    $1,641,703
                                                              ==========    ==========

                          FW PREFERRED CAPITAL TRUST I

FW Preferred Capital Trust I is a business trust organized under Delaware law. Foster Wheeler established this trust by (1) filing a certificate of trust with the Secretary of State of Delaware on May 8, 1998, and (2) executing a declaration of trust, which was also signed by the Delaware trustee.

The trust's business and affairs are conducted by its trustees, which initially are Harris Trust and Savings Bank, as property trustee, Wilmington Trust Company, as Delaware trustee, and three administrative trustees. The administrative trustees will be employees or officers of, or will be affiliated with, Foster Wheeler. See "Description of Preferred Securities" beginning on page 20 of the accompanying prospectus for further information. Harris Trust and Savings Bank will also act as trustee under the guarantee. See "Description of Guarantees" beginning on page 29 of the accompanying prospectus for further information.

Foster Wheeler will have the right to appoint, remove and replace the property trustee and the Delaware trustee. In certain cases, which are described under "Description of Preferred Securities" on page 20 of the accompanying prospectus, the holders of a majority in liquidation amount of the preferred securities will also have this right. However, only Foster Wheeler will be entitled to appoint, remove and replace the administrative trustees.

Foster Wheeler will pay all fees and expenses related to the trust and the offering of the preferred securities. Foster Wheeler will also pay, directly or indirectly, all ongoing costs, expenses and liabilities of the trust, except obligations to make distributions and other payments on the common and preferred securities.

The trust is being established for the following purposes only:

- to issue and sell the common and preferred securities;

- to use the proceeds from the sale of the common and preferred securities to acquire the junior subordinated debentures; and

- to engage in activities that are directly related to these activities, such as registering the transfer of the preferred securities.

Because the trust is being established only for the purposes listed above, the junior subordinated debentures will be the sole assets of the trust, and payments under the junior subordinated debentures will be the sole source of income to the trust.

All of the common securities of the trust will be owned by Foster Wheeler. The common securities will rank equally with the preferred securities and payments on the common securities will be made pro rata with the preferred securities, unless Foster Wheeler fails to pay amounts that become due under the junior subordinated debentures and under certain other circumstances described in "Description of Debt Securities -- Events of Default -- Events of Default under the Junior Subordinated Indenture" beginning on page 12 of the accompanying prospectus. If Foster Wheeler fails to pay these amounts, the trust will be unable to make payments under the common securities until it satisfies its obligations under the preferred securities. See "Certain Terms of the Preferred Securities -- Subordination of Common Securities" on page S-26 for further details. Foster Wheeler will acquire common securities in total liquidation amount equal to approximately 3% of the total capital of the trust.

The executive office of the trust is c/o Foster Wheeler Corporation, Perryville Corporate Park, Clinton, New Jersey 08809, Attention: Office of the Secretary, and its telephone number is (908) 730-4000.

We anticipate that the trust will not be required to file reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

                                USE OF PROCEEDS

The trust will invest all of the proceeds from the sale of the preferred securities in the junior subordinated debentures. Foster Wheeler will use the net proceeds from the sale of the junior subordinated debentures to pay indebtedness it owes under a revolving credit agreement (the "Revolving Credit Agreement"). This Revolving Credit Agreement matures on June 27, 2001, and bears interest at a floating rate.

                              ACCOUNTING TREATMENT

For financial reporting purposes, the trust will be treated as a subsidiary of Foster Wheeler, and its accounts will be included in Foster Wheeler's financial statements.

In its future financial reports, Foster Wheeler will:

- present the capital or preferred securities issued by the trust and any other trusts of Foster Wheeler on Foster Wheeler's balance sheet as a separate line term entitled "Mandatorily Redeemable Preferred Securities of Subsidiary Trusts Holding Solely Junior Subordinated Deferrable Interest Debentures",

- include a footnote in its financial statements stating that the sole assets of these trusts are the junior subordinated debentures (specifying for each trust the principal amount, interest rate and maturity date of the junior subordinated debentures it holds) and providing information about the preferred securities and the guarantee, and

- record distributions due on the preferred securities as charges to income in its consolidated statements of income.

Please see "Relationship Among the Preferred Securities, the Corresponding Junior Subordinated Debentures, the Guarantees and the Expense Agreements' " beginning on page 32 of the accompanying prospectus for further details.

                           DESCRIPTION OF SECURITIES

This prospectus supplement summarizes the specific terms and provisions of the preferred securities, the junior subordinated debentures and the guarantee, and supplements the general description of the terms and provisions of these securities in the accompanying prospectus. These summaries are not meant to be complete descriptions of each security. However, this prospectus supplement and the accompanying prospectus do contain the material terms and conditions for each security. For more information, please refer to the declaration of trust, the junior subordinated indenture and the guarantee. Forms of these documents are filed as exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus are a part. All terms used in this prospectus supplement and not defined in this prospectus supplement have the meanings given to them in these documents.

                   CERTAIN TERMS OF THE PREFERRED SECURITIES

DISTRIBUTIONS

The preferred securities represent undivided beneficial interests in the assets of the trust. The only assets of the trust will be the junior subordinated debentures. Distributions on the preferred securities are cumulative and will accrue from the date they are first issued at the annual rate of 9.00%. Distributions will be payable quarterly in arrears on April 15, July 15, October 15 and January 15 of each year, beginning April 15, 1999. Distributions not paid when due will themselves accrue interest, at the annual rate of 9.00% on the amount of unpaid distributions (to the extent permitted by law). When we refer to any payment of distributions, the term "distributions" includes any such additional interest. The amount of distributions payable for any period will be computed on the basis of a 360-day year comprised of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period will be computed on the basis of the actual number of days elapsed per 30-day month.

If distributions are payable on a date that is not a business day (as defined at the end of this paragraph), payment will be made on the next business day (and without any interest or other payment in respect of such delay). However, if the next business day is in the next calendar year, payment of distributions will be made on the preceding business day. A "business day" means each day except Saturday, Sunday and any day on which banking institutions in The City of New York or Chicago, Illinois are authorized or required by law to close.

Distributions on the preferred securities will only be paid if the trust has sufficient funds available to make such payments. The income of the trust available for the payment of distributions will be limited to payments made by Foster Wheeler on the junior subordinated debentures.

DEFERRAL OF DISTRIBUTIONS

If no event of default has occurred and is continuing under the junior subordinated debentures, Foster Wheeler can, on one or more occasions, defer interest payments on the junior subordinated debentures for up to 20 consecutive quarterly periods. A deferral of interest payments cannot extend, however, beyond the maturity date of the junior subordinated debentures. If Foster Wheeler defers interest payments on the junior subordinated debentures, the trust will also defer quarterly distributions on the preferred securities. During a deferral period, the amount of distributions due to you would continue to accrue and such deferred distributions will themselves accrue interest.

Once Foster Wheeler makes all deferred interest payments on the junior subordinated debentures, with accrued interest, it can again defer interest payments on the junior subordinated debentures if no event of default under the junior subordinated debentures has occurred and is continuing.

Foster Wheeler does not currently intend to defer interest payments on the junior subordinated debentures. However, if Foster Wheeler does defer such interest payments, it will be subject to certain restrictions relating to the payment of dividends on or purchases of its capital stock and payments on its debt securities that rank equal with or junior to the junior subordinated debentures or the guarantee, as the case may be. See "Certain Terms of the Junior Subordinated Debentures and Guarantee -- Option to Defer Interest Payments" on pages S-29 and S-30.

If Foster Wheeler chooses to defer payments of interest on the junior subordinated debentures, the preferred securities would at that time be treated as being issued with original issue discount for United States federal income tax purposes. This means you will be required to recognize and include interest income with respect to the distributions (even if they are deferred) for United States federal income tax purposes before you receive cash distributions. This treatment will apply as long as you own preferred securities. See "United States Federal Income Tax Consequences -- Interest Income and Original Issue Discount" on page S-32.

PAYMENT OF DISTRIBUTIONS

Distributions on the preferred securities will be payable to holders named on the securities register of the trust on the relevant record date. Payments on the preferred securities represented by a global security will be made in immediately available funds to DTC, the depositary for the preferred securities.

As long as the preferred securities are only in book-entry form, the record date for the payment of distributions will be one business day before the distribution date. If the preferred securities are ever issued in certificated form, the record date for the payment of distributions will be determined by the administrative trustees and will be at least one business day before the relevant payment dates.

REDEMPTION

Foster Wheeler may redeem the junior subordinated debentures before their maturity:

- on one or more occasions any time on or after January 15, 2004; and

- before January 15, 2004, if certain changes in tax or investment company law occur (each of which is a "Special Event" and is described more fully under "-- Special Event Redemption" on pages S-24 and S-25) provided that Foster Wheeler chooses to redeem within 90 days of the Special Event.

If Foster Wheeler chooses to redeem the junior subordinated debentures after a Special Event, it must redeem them all.

When Foster Wheeler pays off the junior subordinated debentures, either at maturity on January 15, 2029 or upon early redemption (as we discussed above), the trust will use the cash it receives upon the redemption of the junior subordinated debentures to redeem a like amount of the preferred and common securities. The preferred and common securities will be redeemed at a price equal to the redemption price for each $25 principal amount of the junior subordinated debentures redeemed. The redemption price for the junior subordinated debentures is 100% of their principal amount plus accrued and unpaid interest to the date of redemption.

If less than all the preferred and common securities are redeemed, then the aggregate liquidation amount of preferred and common securities to be redeemed will be allocated pro rata among the preferred and common securities, subject to the exceptions described under "-- Subordination of Common Securities" on page S-26. The preferred securities to be redeemed will be selected by DTC in accordance with its usual procedures if they are in book-entry-only form.

SPECIAL EVENT REDEMPTION

If a Tax Event or an Investment Company Event (as we define them below) has occurred and is continuing, Foster Wheeler may redeem the junior subordinated debentures, within 90 days following the occurrence of the Special Event.

"Tax Event" means that the trust or Foster Wheeler has received an opinion of an independent tax counsel experienced in such matters to the effect that, as a result of any:

- amendment to, clarification of, or change (including any announced future change) in, the laws, the regulations interpreting such laws, or the official position of the United States or any political subdivision or taxing authority affecting taxation; or

- official administrative pronouncement, notice, announcement or judicial decision interpreting or applying such laws or regulations;

where such change, amendment, pronouncement, notice, announcement or decision becomes effective or is announced on or after the date of this prospectus supplement, there is a substantial risk that:

- the trust will be subject to United States federal income tax with respect to interest accrued or received on the junior subordinated debentures;

- interest payable to the trust on the junior subordinated debentures when paid will not be deductible by Foster Wheeler for United States federal income tax purposes; or

- the trust will be subject to more than a nominal amount of other taxes, duties, assessments or other governmental charges.

Foster Wheeler understands that the IRS recently challenged another company's deduction for interest paid on a debt instrument similar in some respects to the junior subordinated debentures and issued to an entity similar to the trust. Based on available information, Foster Wheeler and the trust do not believe that this challenge will affect Foster Wheeler's ability to deduct interest payments on the junior subordinated debentures. However, you should be aware that a Tax Court decision in that case in favor of the IRS, or other unrelated developments, could cause a Tax Event. See "United States Federal Income Tax Consequences" starting on page S-30. Laws and regulations have also been proposed in the past which, if adopted retroactively, could also cause a Tax Event, although such legislation and regulations are not currently pending.

"Investment Company Event" means the trust has received an opinion of a nationally recognized independent counsel to the effect that, as a result of the occurrence of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, the trust is or will be considered an "investment company" under the Investment Company Act of 1940 that is required to be registered under this law, which change becomes effective on or after the date of this prospectus supplement.

If Foster Wheeler does not elect any of the options we described above, the preferred securities will remain outstanding until the repayment of the junior subordinated debentures.

REDEMPTION PROCEDURES

The trust will give you at least 30 days', but not more than 60 days', notice before any redemption of preferred securities. To the extent funds are available for payment, the trust will irrevocably deposit with the depositary sufficient funds to pay the redemption amount for the preferred securities being redeemed. The trust will also give the depositary irrevocable instructions and authority to pay the redemption amount to the preferred securities holders. Distributions to be paid on or before the redemption date for any preferred securities called for redemption will be payable to the holders on the record dates for the related dates of distribution.

Once notice of redemption is given and the redemption amount is irrevocably deposited, additional distributions on the preferred securities will cease to accrue and all rights of the holders of the preferred securities called for redemption will cease, except for the right of holders to receive distributions payable prior to the redemption date and the redemption amount, which amount includes all accrued and unpaid distributions to the date of redemption (but without interest on such redemption amount).

If any redemption date is not a business day, then the redemption amount will be payable on the next business day (and without any interest or other payment in respect of any such delay). However, if the next business day is in the next calendar year, the redemption amount will be payable on the preceding business day.

If payment of the redemption amount for any preferred securities called for redemption is improperly withheld or refused and not paid either by the trust or by Foster Wheeler pursuant to the guarantee, distributions on the preferred securities will continue to accrue at the applicable rate from the originally scheduled redemption date to the actual date of payment. In this case, the actual payment date will be the redemption date for purposes of calculating the redemption amount.

In compliance with applicable law (including the United States federal securities laws), Foster Wheeler or its affiliates may, at any time, purchase outstanding preferred securities by tender, in the open market, or by private agreement.

OPTIONAL LIQUIDATION OF THE TRUST AND DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES

Foster Wheeler may dissolve the trust at any time, and, after paying the creditors of the trust, cause the junior subordinated debentures to be exchanged for the preferred securities.

Assuming that the trust is not taxable as a corporation, a distribution of junior subordinated debentures upon a liquidation of the trust should not be a taxable event to holders of the preferred securities. If, however, the trust were subject to United States federal income tax with respect to income accrued or received on the junior subordinated debentures, the distribution of junior subordinated debentures by the trust would be a taxable event to the trust and you. For further information, see "United States Federal Income Tax Consequences -- Distribution of Junior Subordinated Debentures to Beneficial Owners" beginning on page S-32.

If Foster Wheeler elects to dissolve the trust, thus causing the junior subordinated debentures to be distributed in exchange for the preferred securities, Foster Wheeler will continue to have the right to shorten the maturity of the junior subordinated debentures, or to redeem the junior subordinated debentures in certain circumstances. See "Certain Terms of the Junior Subordinated Debentures and Guarantee -- Redemption" on page S-29 for more information.

SUBORDINATION OF COMMON SECURITIES

Payment of distributions on, and the redemption and liquidation amount of, the preferred and common securities will be made pro rata based on the aggregate liquidation amounts of the preferred and common securities. However, if an event of default has occurred and is continuing with respect to the junior subordinated debentures, no payments may be made on the common securities unless all unpaid amounts on the preferred securities have been provided for or paid in full.

BOOK-ENTRY-ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

The preferred securities will be represented by one or more global securities that will be deposited with and registered in the name of DTC or its nominee. This means that the trust will not issue certificates to you for the preferred securities. Each global security will be issued to DTC which will keep a computerized record of its participants (for example, a broker) whose clients have purchased the preferred securities. Each participant will then keep a record of its clients. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred. However, DTC, its nominees and their successors may transfer a global security as a whole to one another.

Beneficial interests in a global security will be shown on, and transfers of the global security will be made only through, records maintained by DTC and its participants. DTC has provided the trust and Foster Wheeler with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("direct participants") deposit with DTC. DTC also records the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participant's accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.

DTC is owned by a number of its direct participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc.

When you purchase preferred securities through the DTC system, the purchases must be made by or through a direct participant, who will receive credit for the preferred securities on DTC's records. Since you actually own the preferred security, you are the beneficial owner. Your ownership interest will only be recorded on the direct (or indirect) participants' records. DTC has no knowledge of your individual ownership of the preferred securities. DTC's records only show the identity of the direct participants and the amount of the preferred securities held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You should instead receive these from your direct (or indirect) participant. As a result, the direct (or indirect) participants are responsible for keeping accurate account of the holdings of their customers like you.

The property trustee will wire payments on the preferred securities to DTC's nominee. Foster Wheeler, the trust and the property trustee will treat DTC's nominee as the owner of each global security for all purposes. Accordingly, Foster Wheeler, the trust, the property trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global security to you or any other beneficial owners in the global security.

Any redemption notices will be sent by Foster Wheeler and the trust directly to DTC, who will in turn inform the direct participants, who will then contact you as a beneficial holder. If less than all of the preferred securities are being redeemed, DTC's practice is to choose by lot the amount of the interest of each direct participant to be redeemed. The direct participant will then use an appropriate method to allocate the redemption among its beneficial holders, like you.

It is DTC's current practice, upon receipt of any payment of distributions or liquidation amount, to credit direct participants' accounts on the payment date based on their holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to direct participants whose accounts are credited with preferred securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be based on the customary practices between the participants and owners of beneficial interests, as is the case with preferred securities held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the property trustee, Foster Wheeler or the trust.

Preferred securities represented by a global security will be exchangeable for certificated securities with the same terms in authorized denominations only if:

- DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by the trust within 90 days; or

- the trust decides to discontinue use of the system of book-entry transfer through DTC (or any successor depositary).

If the book-entry-only system is discontinued, the property trustee will keep the registration books for the preferred securities at its corporate office and follow the practices and procedures discussed immediately below.

CERTIFICATED SECURITIES -- REGISTRATION, TRANSFER AND PAYMENT

If the trust issues certificated securities, each one will be registered in the name of the relevant securityholder. The preferred securities may be transferred or exchanged, based on administrative procedures in the declaration of trust, without the payment of any service charge (other than any tax or other governmental charge) by contacting the property trustee, Harris Trust and Savings Bank, 311 West Monroe Street, 12th Floor, Chicago, Illinois 60606,
Attention: Corporate Trust Dept.

Distribution payments on certificated preferred securities will be made by check. Payment of the redemption price or liquidation amount will be made in immediately available funds when you surrender a preferred security.

                    CERTAIN TERMS OF THE JUNIOR SUBORDINATED
                            DEBENTURES AND GUARANTEE

The junior subordinated debentures will be issued pursuant to a supplemental junior subordinated indenture ("supplemental junior subordinated indenture") to the junior subordinated indenture.

Foster Wheeler will fully and unconditionally guarantee the payment of principal and interest on the junior subordinated debentures under the guarantee on a subordinated basis. See "-- Subordination" below for an explanation of the subordination provisions.

SUBORDINATION

The junior subordinated debentures are unsecured and are junior in right of payment to all senior indebtedness (as we define below) of Foster Wheeler. The guarantee is unsecured and junior in right of payment to all senior indebtedness of Foster Wheeler. This means that no payment on the junior subordinated debentures and no payment under the guarantee may be made if:

- any senior indebtedness of Foster Wheeler is not paid when due; or

- if the maturity of any senior indebtedness of Foster Wheeler has been accelerated because of a default.

On any distribution of assets of Foster Wheeler to creditors as a result of any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, premium, if any, and interest due or to become due on, all senior indebtedness of Foster Wheeler must be paid in full before the holders of the junior subordinated debentures or the guarantee are entitled to receive or retain any payment.

Senior indebtedness means principal, premium and interest Foster Wheeler owes on:

- indebtedness for money borrowed by Foster Wheeler; or

- indebtedness evidenced by securities, debentures, bonds or similar instruments issued by Foster Wheeler;

- all capital lease obligations of Foster Wheeler;

- all obligations of Foster Wheeler issued or assumed as the deferred purchase price of property;

- all obligations of Foster Wheeler for reimbursement on any letter of credit, banker's acceptance, or similar facility;

- all obligations of Foster Wheeler for claims in respect of derivative products, including interest rate, foreign exchange rate and other commodity forward contracts, options and swaps and other similar arrangements; and

- all obligations of the type referred to in the bullet points above of other persons for the payment of which Foster Wheeler is responsible or liable as obligor, guarantor or otherwise.

The preferred securities, the junior subordinated debentures and the guarantee do not limit the ability of Foster Wheeler and its subsidiaries to incur additional indebtedness, including indebtedness that ranks senior in priority of payment to the junior subordinated debentures and the guarantee. At September 25, 1998, on a pro forma basis, the total amount of senior indebtedness of Foster Wheeler that would have effectively ranked senior to the junior subordinated debentures and the guarantee would have been approximately $1,069.8 million.

INTEREST RATE AND MATURITY

The junior subordinated debentures will mature on January 15, 2029 and will bear interest at the annual rate of 9.00%, payable quarterly in arrears on April 15, July 15, October 15 and January 15 of each year, beginning April 15, 1999. Interest payments not paid when due will themselves accrue additional interest at the annual rate of 9.00% on the amount of unpaid interest (to the extent permitted by law). When we refer to any payment of interest on the junior subordinated debentures, such interest includes such additional interest and any Additional Sums as we define it in the next paragraph. The amount of interest payable for any period will be computed based on a 360-day year comprised of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period will be computed on the basis of the actual number of days elapsed per 30-day month. The interest payment provisions for the junior subordinated debentures correspond to the distribution provisions of the preferred securities. The junior subordinated debentures do not have a sinking fund. This means that Foster Wheeler is not required to make any principal payments prior to maturity.

ADDITIONAL SUMS

If the trust is required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority (collectively, "Taxes"), then Foster Wheeler will be required to pay additional sums ("Additional Sums") on the junior subordinated debentures. The amount of any Additional Sums will be an amount sufficient so that after the trust pays any Taxes, the trust will be in the same position it would have been if it did not have to pay such Taxes.

REDEMPTION

Foster Wheeler has the option to redeem some or all of the junior subordinated debentures before their maturity. See "Certain Terms of the Preferred Securities -- Redemption" on page S-24 for further information.

DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES

If the property trustee distributes the junior subordinated debentures to the preferred and common securities holders upon the dissolution and liquidation of the trust, the junior subordinated debentures will be issued in denominations of $25 principal amount and integral multiples thereof. Foster Wheeler anticipates that the junior subordinated debentures would be distributed in the form of one or more global securities and DTC, or any successor depositary for the preferred securities, would act as depositary for the junior subordinated debentures and guarantee. The depository arrangements for the junior subordinated debentures would be substantially similar to those in effect for the preferred securities.

For a description of DTC and the terms of the depository arrangements relating to payments, transfers, voting rights, redemption and other notices and other matters, see "Certain Terms of the Preferred Securities -- Book-Entry-Only Issuance -- The Depository Trust Company" beginning on page S-26.

OPTION TO DEFER INTEREST PAYMENTS

Foster Wheeler can defer interest payments on the junior subordinated debentures for up to 20 consecutive quarterly periods, if no event of default has occurred and is continuing with respect to the junior subordinated debentures. A deferral of interest payments cannot extend, however, beyond the maturity date of the junior subordinated debentures. No interest will be due and payable on the junior subordinated debentures until the end of the deferral period except upon a redemption of the junior subordinated debentures during a deferral period.

Foster Wheeler may pay at any time all or any portion of the interest accrued to that point during a deferral period. At the end of the deferral period or at a redemption date, Foster Wheeler will be obligated to pay all accrued and unpaid interest.

Once Foster Wheeler makes all interest payments on the junior subordinated debentures, with accrued and unpaid interest, it can again defer interest payments on the junior subordinated debentures if no event of default under the junior subordinated debentures has occurred and is continuing.

During any deferral period, Foster Wheeler will not be permitted to:

- declare or pay any dividend on, make any distributions, or redeem, purchase, acquire or make a liquidation payment on any shares of its capital stock; or

- make any payment of principal, premium, if any, or interest, on or repay, repurchase or redeem any debt securities issued by Foster Wheeler that rank equal with or junior to the junior subordinated debentures; or

- make any guarantee payment with respect to any guarantee by Foster Wheeler of debt securities of any of its subsidiaries, if the guarantee ranks equal to, or junior in right of payment to the junior subordinated debentures, other than:

- dividends or distributions by Foster Wheeler by way of issuance of its capital stock;

- payments under the guarantee by Foster Wheeler in respect of the preferred and common securities;

- any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or the issuing of stock under such a plan; and

- purchase of common stock relating to the issuing of common stock or rights under any of Foster Wheeler's benefit plans.

If the property trustee is the sole holder of the junior subordinated debentures, Foster Wheeler will give the trust, the administrative trustees and the property trustee notice if it decides to defer interest payments on the junior subordinated debentures. Foster Wheeler will give that notice one business day before the earlier of:

- the next date distributions on the preferred securities are payable; or

- the date the trust is required to give notice to the NYSE (or any other applicable self-regulatory organization) or to holders of the preferred securities of the record date or the date any distribution is payable.

The administrative trustees will give notice to the holders of preferred securities if Foster Wheeler decides to defer interest payments on the junior subordinated debentures.

If the property trustee is not the sole holder of the junior subordinated debentures, Foster Wheeler will give the holders notice of its selection of any deferral period ten business days prior to the earlier of:

- the next interest payment date; or

- the date upon which Foster Wheeler is required to give notice to the NYSE (or any other applicable self-regulatory organization) or to holders of the junior subordinated debentures of the record date or payment date of any related interest payment.

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

GENERAL

In the opinion of White & Case LLP, special tax counsel to Foster Wheeler and the trust, the following is a description of the principal United States federal income tax consequences of purchasing, holding and selling the preferred securities. This description is based on (1) the Internal Revenue Code of 1986, as amended (the "Code"), (2) income tax regulations (proposed and final) issued under the Code, and (3) administrative and judicial interpretations of the Code and regulations, each as in effect and available as of the date of this prospectus supplement. These income tax laws, regulations, and interpretations, however, may change at any time, and any change could be retroactive to the issuance date of the preferred securities. In particular, legislation has been proposed in the past that could adversely affect Foster Wheeler's ability to deduct interest on the junior subordinated debentures, which may in turn permit Foster Wheeler to cause a redemption of the preferred securities prior to January 15, 2004. See "-- Potential Changes in Tax Law or Interpretation" beginning on page S-33. However, no such legislation currently is pending.

These income tax laws and regulations are also subject to various interpretations, and the Internal Revenue Service (the "IRS") or the courts could later disagree with the explanations or conclusions contained in this summary. The IRS has not formally ruled (and we do not intend to seek a ruling) on the tax consequences of purchasing, holding and selling the preferred securities. Accordingly, the IRS could challenge the opinions expressed in this prospectus supplement concerning such consequences, and a court could agree with the IRS.

Except where we state otherwise, this summary deals only with preferred securities held as capital assets (as defined in the Code) by a holder who (1) purchases the preferred securities at their original offering price and (2) is a U.S. Holder (as defined below).

A "U.S. Holder" is a preferred securities holder who or which for United States federal income tax purposes is:

- a United States citizen or resident individual;

- a corporation or partnership created or organized in or under the laws of the United States;

- an estate if its income is subject to United States federal income taxation regardless of its source;

- a trust if such trust validly has elected to be treated as a United States person for United States federal income tax purposes, or if (1) a United States court can exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of its substantial decisions; or

- any other person who is otherwise taxable with respect to income from the preferred securities on a net income basis.

We do not address all of the tax consequences that may be relevant to a U.S. Holder. We also do not address, except as stated below, any of the tax consequences to (1) holders that are not U.S. Holders (as defined below), (2) holders that may be subject to special tax treatment such as financial institutions, thrift institutions, real estate investment trusts, tax-exempt organizations, regulated investment companies, insurance companies and brokers and dealers or traders in securities or currencies, (3) persons whose functional currency is not the United States dollar and (4) persons that will hold preferred securities as part of a position in a straddle or as part of a hedging, conversion or other integrated investment transaction. Further, we do not address:

- the United States federal estate and gift or alternative minimum tax consequences of the purchase, ownership or sale of the preferred securities; or

- any state, local or foreign tax consequences of the purchase, ownership and sale of preferred securities.

PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT WITH THEIR OWN TAX ADVISORS IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE PREFERRED SECURITIES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

CHARACTERIZATION OF THE TRUST

Under current law and assuming compliance with the terms of the declaration of trust, the underwriting agreement and the junior subordinated indenture (and other relevant documents), the trust will not be taxable as a corporation for United States federal income tax purposes. As a result, you will include in your gross income for United States federal income tax purposes all interest, including original issue discount, paid or accrued with respect to your pro rata share of the assets of the trust, including the junior subordinated debentures, whether or not cash is actually distributed to you. See "-- Interest Income and Original Issue Discount" on page S-32.

CHARACTERIZATION OF THE JUNIOR
SUBORDINATED DEBENTURES

Foster Wheeler intends to take the position that the junior subordinated debentures will be classified for United States federal income tax purposes as its own indebtedness under current law and, by acceptance of a preferred security, you agree to treat the junior subordinated debentures as indebtedness for all United States federal tax purposes. The remainder of this description assumes that the junior subordinated debentures will be classified as indebtedness of Foster Wheeler.

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

In general, a debt instrument will have original issue discount ("OID") equal to the excess of its "stated redemption price at maturity" over its "issue price." The issue price of the junior subordinated debentures will be the initial offering price of a substantial amount of the preferred securities to investors (other than persons acting in their capacity as underwriters, placement agents or wholesalers). An instrument's "stated redemption price at maturity" is equal to the sum of all amounts payable as interest and principal on the instrument, excluding only "qualified stated interest." Under the Treasury Regulations addressing original issue discount (the "OID Regulations"), a remote contingency that stated interest will not be timely paid is ignored in determining whether a debt instrument is issued with OID. Foster Wheeler believes that the likelihood of its exercising its option to defer payments of interest is remote. Accordingly, all of the stated interest on the junior subordinated debentures should be "qualified stated interest." Based on the foregoing, Foster Wheeler believes that the stated redemption price at maturity of the junior subordinated debentures will not exceed their issue price by more than a de minimis amount; thus, the junior subordinated debentures will not be considered to be issued with OID at the time of their original issuance. Accordingly, you should include in gross income your allocable share of interest on the junior subordinated debentures. The following discussion assumes that unless and until Foster Wheeler exercises its option to defer interest on the junior subordinated debentures, the junior subordinated debentures will not be treated as issued with OID.

Under the OID Regulations, if Foster Wheeler exercised its option to defer any payment of interest, the junior subordinated debentures would at that time be treated as issued with OID, and all stated interest on the junior subordinated debentures would thereafter be treated as OID as long as the junior subordinated debentures remained outstanding. In such event, all of your taxable interest income with respect to the junior subordinated debentures would be accounted for as OID on an economic accrual basis regardless of your method of tax accounting, and actual distributions of stated interest would not be reported as taxable income. Consequently, you would be required to include in gross income OID even though Foster Wheeler would not make any actual cash payments during periods in which it exercised its option to defer cash payments.

The provision of the OID Regulations discussed above has not been addressed in any rulings or other interpretations by the IRS, and it is possible that the IRS could interpret such provision differently.

Subsequent uses of the term "interest" in this summary include income in the form of OID.

CORPORATE U.S. HOLDERS

Because income on the preferred securities will constitute interest or OID, corporate U.S. Holders will not be entitled to a dividends received deduction with respect to any income recognized with respect to the preferred securities.

DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES TO BENEFICIAL OWNERS

Under certain circumstances, as described under "Certain Terms of the Preferred Securities -- Optional Liquidation of the Trust and Distribution of Junior Subordinated Debentures" beginning on page S-25, the trustee may distribute the junior subordinated debentures to you in exchange for your preferred securities. Under current law, such distribution will be non-taxable and will result in your receiving directly your pro rata share of the junior subordinated debentures previously held indirectly through the trust, with a holding period and aggregate tax basis equal to the holding period and aggregate tax basis you had in your preferred securities before such distribution. If, however, the liquidation of the trust were to occur because the trust is subject to United States federal income tax with respect to income accrued or received on the junior subordinated debentures, the distribution of junior subordinated debentures to you by the trust would be a taxable event to the trust and to you. In such case, you would recognize gain or loss as if you had exchanged your preferred securities for the junior subordinated debentures received upon the liquidation of the trust. You will include interest in respect of junior subordinated debentures received from the trust in the manner described above under "-- Interest Income and Original Issue Discount" on page S-32.

SALE, EXCHANGE OR RETIREMENT OF PREFERRED SECURITIES

If you sell (including a redemption for cash) preferred securities, you will recognize gain or loss equal to the difference between your adjusted tax basis in the preferred securities and the amount realized on the sale of such preferred securities. Assuming that Foster Wheeler does not exercise its option to defer payment of interest on the junior subordinated debentures, your adjusted tax basis in the preferred securities generally will be your initial purchase price. If the junior subordinated debentures are deemed to be issued with OID as a result of Foster Wheeler's deferral of any interest payment, your adjusted tax basis in the preferred securities generally will be your initial purchase price, increased by OID previously includible in your gross income to the date of sale and decreased by distributions or other payments you received on the preferred securities since and including the date of the first period in which Foster Wheeler exercised its option to defer interest payments. Such gain or loss generally will be a capital gain or loss (except to the extent any amount realized is treated as a payment of accrued but unpaid interest (other than OID) with respect to your pro rata share of the junior subordinated debentures required to be included in income). If you are not a corporation and your holding period for a preferred security exceeds one year, the maximum United States federal income tax rate applicable to such gain will be lower than the maximum United States federal income tax rate applicable to your ordinary income.

Should Foster Wheeler exercise its option to defer any payment of interest on the junior subordinated debentures, the preferred securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying junior subordinated debentures. In the event of such a deferral, if you dispose of preferred securities between record dates for payments of distributions on such securities, you will be required to include in income (as ordinary income) accrued but unpaid interest on the junior subordinated debentures to the date of sale as OID, but you may not receive the cash related to such unpaid interest. However, you would add such amount to your adjusted tax basis in the preferred securities. To the extent the selling price is less than your adjusted tax basis, you will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

POTENTIAL CHANGES IN TAX LAW OR INTERPRETATION

Prospective investors should be aware that legislation has been introduced in the United States Congress in the past that would, if enacted, deny an interest deduction to issuers of instruments such as the junior subordinated debentures. No such legislation is currently pending. There can be no assurance, however, that similar legislation will not ultimately be enacted into law, or that other developments will not occur after today that would adversely affect the tax treatment of the junior subordinated debentures. Such a change could give rise to a Tax Event, which may permit Foster Wheeler to cause a redemption of the preferred securities, as described more fully in this prospectus supplement. See "Certain Terms of the Preferred Securities -- Redemption" on page S-24.

Moreover, Foster Wheeler is aware of at least one case in which the IRS attempted to disallow the deductibility of interest paid with respect to subordinated debentures that were issued to a partnership that, in turn, issued "monthly income preferred securities" ("MIPs"). The issuer of such subordinated debentures recently petitioned the Tax Court of the United States to challenge such proposed disallowance. However, the subordinated debentures issued in such transaction are distinguishable from the junior subordinated debentures and the MIPs issued in such transaction are distinguishable from the preferred securities. It is possible, though, that a decision by the Tax Court in such case could give rise to a Tax Event, which may permit Foster Wheeler to cause a redemption of the preferred securities, as described more fully in this prospectus supplement. See "Certain Terms of Preferred Securities -- Redemption" on page S-24.

UNITED STATES BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

Certain noncorporate holders of preferred securities may be subject to backup withholding at a rate of 31% on payments made on a preferred security. Backup withholding will apply to you only if you are a United States person (as defined in the Code) and you (1) fail to furnish your Taxpayer Identification Number ("TIN") which, in the case of an individual, would be your Social Security number, (2) furnish an incorrect TIN, (3) are notified by the IRS that you have failed to properly report payments of interest or dividends or (4) under certain circumstances, fail to certify, under penalty of perjury, that you furnished a correct TIN and have not been notified by the IRS that it is subject to backup withholding. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against your United States federal income tax liability provided that the required information is furnished to the IRS. Further, information reporting will apply to such payments.

THE ABOVE DESCRIPTION IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES RELATING TO YOUR ACQUISITION, OWNERSHIP AND SALE OF PREFERRED SECURITIES. ACCORDINGLY, PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES RELATING TO THE ACQUISITION, OWNERSHIP AND SALE OF PREFERRED SECURITIES IN LIGHT OF THEIR PARTICULAR SITUATIONS.

                          CERTAIN ERISA CONSIDERATIONS

Each fiduciary of an employee benefit plan subject to Title I of ERISA, a plan described in Section 4975 of the Code, including an individual retirement arrangement or a Keogh plan, and any entity whose underlying assets include "plan assets" by reason of any such employee benefit plan's or plan's investment in such entity (each, a "Plan") should consider the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code in the context of the Plan's particular circumstances before authorizing an investment in the preferred securities. Accordingly, such a fiduciary should consider, among other factors, that each Plan investing in the preferred securities will be deemed to have represented that the Plan's purchase and holding of the preferred securities is covered by one or more specified prohibited transaction class exemptions. Plan fiduciaries should also consider whether the Plan's investment in the preferred securities would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing their Plan.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code ("Parties in Interest") with respect to such a Plan. A violation of these "prohibited transaction" rules may result in an excise tax, penalty or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans

(as defined in Section 3(33) of ERISA or Section 4975(g)(2) of the Code) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code.

Under a regulation (the "Plan Assets Regulation") issued by the United States Department of Labor (the "DOL"), the assets of the trust would be deemed to be "plan assets" of a Plan for purposes of ERISA and Section 4975 of the Code if "plan assets" of the Plan were used to acquire an equity interest in the trust and no exception were applicable under the Plan Assets Regulation. An "equity interest" is defined under the Plan Assets Regulation as any interest in an entity other than an instrument which is treated as indebtedness under applicable local law and which has no substantial equity features. Under one such exception contained in the Plan Assets Regulation, the assets of the trust would not be deemed to be "plan assets" of investing Plans if, immediately after the most recent acquisition of any equity interest in the trust, less than 25% of the value of each class of equity interests in the trust were held by Plans, other employee benefit plans not subject to ERISA or Section 4975 of the Code (such as governmental, church or foreign plans), and entities holding assets deemed to be "plan assets" of any Plan (collectively, "Benefit Plan Investors"). No assurance can be given that the value of the preferred securities held by Benefit Plan Investors will be less than 25% of the total value of such preferred securities at the completion of the initial offering or thereafter, and no monitoring or other measures will be taken with respect to the satisfaction of the conditions to this exception. All of the common securities will be purchased and held by Foster Wheeler.

It is possible that the preferred securities may qualify as "publicly-offered securities" under the Plan Assets Regulation. "Publicly-offered securities" within the meaning of the Plan Assets Regulation are:

- widely held (i.e., owned by more than 100 investors independent of Foster Wheeler and of each other);

- freely transferable; and

- sold as part of an offering pursuant to an effective registration statement under the Securities Act and then timely registered under Section 12(b) or 12(g) of the Exchange Act.

If the preferred securities are "publicly-offered securities," the underlying assets of the trust would not be deemed to be "plan assets" of investing Plans. The Underwriter expects:

- that the preferred securities will be held by at least 100 independent investors at the conclusion of the offering of the preferred securities;

- that there will be no restrictions imposed on the transfer of the preferred securities; and

- that the preferred securities will be sold as part of an offering pursuant to an effective registration statement under the Securities Act and then will be timely registered under the Exchange Act.

There can be no assurance that this or any of the other exceptions set forth in the Plan Assets Regulation will apply to the preferred securities, and, as a result, under the terms of the Plan Assets Regulation, an investing Plan's assets could be considered to include an undivided interest in the assets held by the trust (including the junior subordinated debentures), and transactions by the trust could be subject to the fiduciary responsibility provisions of Title I of ERISA.

Regardless of whether the assets of the trust are deemed to be "plan assets" of Plans investing in the trust, as discussed above, the acquisition and holding of the preferred securities with "plan assets" of a Plan could itself result in a prohibited transaction. The DOL has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase and/or holding of the preferred securities by a Plan. These class exemptions are:

- PTCE 96-23 (for certain transactions determined by "in-house asset managers");

- PTCE 95-60 (for certain transactions involving insurance company general accounts);

- PTCE 91-38 (for certain transactions involving bank collective investment funds);

- PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts); and

- PTCE 84-14 (for certain transactions determined by independent "qualified professional asset managers").

Such class exemptions may not, however, apply to all of the transactions that could be deemed prohibited transactions in connection with a Plan's investment in the preferred securities.

Any purchaser of the preferred securities that is an insurance company using assets of its general account should note that, based on the reasoning of the United States Supreme Court in John Hancock Mutual Life Insurance Company v. Harris Trust & Savings Bank, 114 S. Ct. 517 (1993), an insurance company's general account may be deemed to include assets of Plans investing in such general account (e.g., through the purchase of an annuity contract).

On December 22, 1997, the DOL issued proposed regulations (62 F.R. 66908) under
Section 401(c) of ERISA intended to provide guidance on which assets held by an insurance company in its general account constitute "plan assets" in cases where such insurer has issued, on or before December 31, 1998, policies or contracts to or for the benefit of a Plan that are supported by assets of such insurer's general account. When a Plan acquires such a policy or contract issued by an insurer on or before December 31, 1998, which is supported by assets of the insurer's general account, the underlying general account assets will not be deemed to be assets of such Plan if the insurer satisfies the requirements of such regulation (if adopted as proposed).

Section 401(c) of ERISA also provides for certain other temporary and transitional rules concerning the application of the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code to assets of an insurer's general account that support insurance policies or contracts issued by the insurer. The plan asset status of insurance company separate accounts is unaffected by Section 401(c) of ERISA and the proposed regulations thereunder. Any insurance company considering the use of its general account assets to purchase preferred securities should consult with its counsel concerning these and other matters affecting its purchase decision.

Because of ERISA's prohibitions and those of Section 4975 of the Code, discussed above, the preferred securities, or any interest therein, may not be purchased or held by any Plan or any person investing "plan assets" of any Plan, unless such purchase and holding is covered by the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14. Accordingly, each purchaser or holder of the preferred securities or any interest therein will be deemed to have represented by its purchase and holding thereof that either:

- it is not a Plan and no part of the assets to be used by it to purchase and/or hold such preferred securities or any interest therein constitutes "plan assets" of any Plan; or

- it is itself a Plan, or is purchasing or holding the preferred securities or an interest therein on behalf of or with "plan assets" of one or more Plans, and each such purchase and holding of such securities satisfies the requirements of, and is entitled to full exemptive relief under, PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

Although, as noted above, governmental plans are not subject to ERISA, including the prohibited transaction provisions thereof, or of Section 4975 of the Code, state laws or regulations governing the investment and management of the assets of such plans may contain fiduciary and prohibited transaction provisions similar to those under ERISA and Section 4975 of the Code discussed above. Accordingly, fiduciaries of governmental plans, in consultation with their advisors, should consider the impact of their respective state laws on their investment in preferred securities, and the considerations discussed above, to the extent applicable.

Due to the complexity of the fiduciary responsibility and prohibited transaction rules described above and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the preferred securities on behalf of or with "plan assets" of any Plan consult with their counsel, prior to any such purchase, with respect to the potential applicability of ERISA and Section 4975 of the Code to such investment and whether any exemption would be applicable and determine on their own whether all conditions of such exemption or exemptions have been satisfied such that the acquisition and holding of preferred securities by the purchaser Plan are entitled to full exemptive relief thereunder. Fiduciaries of non-ERISA plans should consult with their counsel concerning any applicable state law considerations prior to any such purchase.

                                  UNDERWRITING

GENERAL

Based on the terms and conditions of an underwriting agreement, the trust has agreed to sell to each of the underwriters named below, and each of the underwriters, for whom Lehman Brothers Inc., Bear, Stearns & Co. Inc., EVEREN Securities, Inc., NationsBanc Montgomery Securities LLC, PaineWebber Incorporated, Prudential Securities Incorporated and SG Cowen Securities Corporation, are acting as the representatives, has severally agreed to purchase from the trust, the number of preferred securities set forth opposite its name below:

                                                                   NUMBER OF
UNDERWRITERS                                                  PREFERRED SECURITIES
------------                                                  --------------------
Lehman Brothers Inc.........................................         775,000
Bear, Stearns & Co. Inc.....................................         775,000
EVEREN Securities, Inc......................................         775,000
NationsBanc Montgomery Securities LLC.......................         775,000
PaineWebber Incorporated....................................         775,000
Prudential Securities Incorporated..........................         775,000
SG Cowen Securities Corporation.............................         775,000
ABN AMRO Incorporated.......................................          70,000
A.G. Edwards & Sons, Inc....................................          70,000
BT Alex. Brown Incorporated.................................          70,000
Dain Rauscher Incorporated..................................          70,000
First Union Capital Markets
  a division of Wheat First Securities, Inc.................          70,000
Goldman, Sachs & Co.........................................          70,000
J.C. Bradford & Co..........................................          70,000
Legg Mason Wood Walker, Incorporated........................          70,000
CIBC Oppenheimer Corp.......................................          70,000
Piper Jaffray Inc...........................................          70,000
Raymond James & Associates, Inc.............................          70,000
Advest, Inc.................................................          35,000
Cragie Incorporated.........................................          35,000
Davenport & Company LLC.....................................          35,000
Fahnestock & Co. Inc........................................          35,000
Fidelity Capital Markets,
  a division of National Financial Services Corp............          35,000
First Albany Corporation....................................          35,000
Gibraltar Securities Co.....................................          35,000
Gruntal & Co., L.L.C........................................          35,000
Interstate/Johnson Lane Corporation.........................          35,000
Janney Montgomery Scott Inc.................................          35,000
J.J.B. Hilliard, W.L. Lyons Inc.............................          35,000

                                                                   NUMBER OF
UNDERWRITERS                                                  PREFERRED SECURITIES
------------                                                  --------------------
JWGenesis Securities, Inc...................................          35,000
McDonald Investments Inc., a KeyCorp Company................          35,000
Mesirow Financial, Inc......................................          35,000
Morgan Keegan & Company, Inc................................          35,000
The Ohio Company............................................          35,000
Parker/Hunter Incorporated..................................          35,000
Robert W. Baird & Co. Incorporated..........................          35,000
The Robinson-Humphrey Company, LLC..........................          35,000
Roney Capital Markets
  A division of First Chicago Capital Markets, Inc..........          35,000
Tucker Anthony Incorporated.................................          35,000
U.S. Clearing Corp..........................................          35,000
Ziegler (B. C.) and Company.................................          35,000
                                                                   ---------
          Total.............................................       7,000,000
                                                                   =========

The underwriters are obligated to purchase all of the preferred securities, if any preferred securities are purchased.

Foster Wheeler and the trust have agreed with the underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which the underwriters may be required to make.

The underwriters have in the past and may in the future engage in transactions with, or perform services for, Foster Wheeler or its subsidiaries in the ordinary course of their businesses.

COMMISSIONS AND DISCOUNTS

The underwriters will offer the preferred securities directly to the public at $25 per preferred security. The underwriters may also offer the preferred securities to certain securities dealers at the above mentioned offering price less a concession of $0.50 per preferred security (or $0.30 per preferred security with respect to sales of 100,000 or more preferred securities to a single purchaser). The underwriters may allow, and such dealers may reallow, a discount not in excess of $0.30 per preferred security to certain brokers and dealers. After the initial public offering, the public offering price, concession and discount may be changed.

Since the proceeds from the sale of the preferred securities will be used to purchase the junior subordinated debentures, Foster Wheeler has agreed to pay to the underwriters an underwriting commission of $0.7875 per preferred security (or a total of $5,512,500 for all of the preferred securities); except that with respect to sales of 100,000 or more preferred securities to a single purchaser, the commission will be $0.50 per preferred security. Therefore, to the extent of such sales, the actual amount of commission will be less than the aggregate amount specified in the preceding sentence.

The representatives have advised Foster Wheeler that they intend to make a market in the preferred securities; however, they are not obligated to do so and may discontinue market making at any time without notice. We can not give any assurance about the liquidity of the trading market for the preferred securities.

Foster Wheeler will pay certain expenses, expected to be approximately $800,000 associated with the offer and sale of the preferred securities.

NEW YORK STOCK EXCHANGE LISTING

Before this offering, there has been no established public trading market for the preferred securities. The trust has submitted an application to list the preferred securities on the NYSE. If approved for listing, trading of the preferred securities is expected to begin within 30 days of the issuance of the preferred securities. In order to meet all of the requirements for listing the preferred securities on the NYSE, the underwriters have agreed to sell the preferred securities to a minimum of 400 beneficial holders. The representatives have advised Foster Wheeler that they intend to make a market in the preferred securities prior to the commencement of trading on the NYSE. However, the representatives are not obligated to do so and may discontinue market making at any time without notice. We can not give any assurance about the liquidity of the trading market for the preferred securities.

NO SALES OF SIMILAR SECURITIES

Foster Wheeler and the trust have agreed that for 30 business days after the date of this prospectus supplement they will not directly or indirectly offer, sell, offer to sell, grant any option for the sale of or otherwise dispose of any preferred securities or junior subordinated debentures or any securities convertible or exchangeable into, or exercisable for preferred securities or junior subordinated debentures, or any debt securities substantially similar to junior subordinated debentures or any equity securities substantially similar to the preferred securities (except for the preferred securities and junior subordinated debentures described in this prospectus supplement) without the prior written consent of Lehman Brothers Inc.

PRICE STABILIZATION AND SHORT POSITIONS

In connection with the sale of the preferred securities, SEC rules permit the underwriters to engage in transactions that stabilize the price of the preferred securities. These transactions may include purchases for the purpose of fixing or maintaining the price of the preferred securities.

The underwriters may create a short position in the preferred securities in connection with the offering. That means they may sell a larger number of the preferred securities than is shown on the cover page of the prospectus supplement. If they create a short position, the underwriters may purchase preferred securities in the open market to reduce the short position.

If the underwriters purchase the preferred securities to stabilize the price or to reduce their short position, the price of the preferred securities could be higher than it might be if they had not made such purchases. The underwriters make no representation or prediction about any effect that the purchases may have on the price of the preferred securities.

The underwriters may suspend any of these activities at any time.

The representatives of the underwriters may also impose a penalty bid on certain underwriters and selling group members. This means that if the representatives purchase preferred securities in the open market to reduce the underwriters' short position or to stabilize the price of the preferred securities, they may reclaim the amount of the selling concession from the underwriters or selling group members who sold those securities as part of this offering.

PROSPECTUS

                                  $300,000,000

                           FOSTER WHEELER CORPORATION

                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK
                               DEPOSITARY SHARES
                                    WARRANTS
                          FW PREFERRED CAPITAL TRUST I
                         FW PREFERRED CAPITAL TRUST II

                 PREFERRED SECURITIES FULLY AND UNCONDITIONALLY
                      GUARANTEED, AS DESCRIBED HEREIN, BY
                           FOSTER WHEELER CORPORATION

     Foster Wheeler Corporation ("Foster Wheeler" or the "Corporation") may offer from time to time, together or separately, up to $300,000,000 aggregate principal amount, or its equivalent based on the applicable exchange rate at the time of the offering, of its (i) debt securities consisting of debentures, notes or other unsecured evidences of indebtedness (the "Debt Securities"), which may be either senior debt securities (the "Senior Debt Securities"), senior subordinated debt securities (the "Senior Subordinated Debt Securities") or junior subordinated debt securities (the "Junior Subordinated Debentures"); (ii) shares of preferred stock (the "Preferred Stock"), which may be issued in the form of depositary receipts (the "Depositary Shares") that will represent a fraction of a share of Preferred Stock; (iii) shares of common stock (the "Common Stock") and (iv) warrants to purchase securities of the Corporation as shall be designated by the Corporation at the time of the offering (the "Warrants"), in each case in amounts, at prices and on terms to be determined at the time of the offering. The Debt Securities, Preferred Stock, Depositary Shares, Common Stock and the Warrants are collectively called the "Corporation Securities."

     FW Preferred Capital Trust I and FW Preferred Capital Trust II, each a statutory business trust organized under the laws of the State of Delaware (each, an "Issuer Trust"), may severally offer, from time to time, preferred securities (the "Preferred Securities") representing preferred undivided beneficial interests in the assets of such Issuer Trust. The Corporation will initially be the registered holder (the "Holder") of all the beneficial interests represented by common securities of such Issuer Trust (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities"). The Trust Securities and the Corporation Securities are referred to collectively herein as the "Securities"). Holders of the Preferred Securities will be entitled to receive preferential cumulative cash distributions ("Distributions") accumulating from the date of original issuance and payable periodically as provided in the applicable supplement to this Prospectus (the "Prospectus Supplement"). Concurrently with the issuance by an Issuer Trust of its Preferred Securities, such Issuer Trust will invest the proceeds thereof and of any contributions received in respect of the Common Securities in a corresponding series of the Corporation's Junior Subordinated Debentures (the "Corresponding Junior Subordinated Debentures") with terms corresponding to the terms of that Issuer Trust's Preferred Securities (the "Related Preferred Securities"). The Corresponding Junior Subordinated Debentures will be the sole assets of such Issuer Trust, and payments under the Corresponding Junior Subordinated Debentures will be the only revenues of such Issuer Trust. If so provided in the applicable Prospectus Supplement, the Corporation may redeem the Corresponding Junior Subordinated Debentures (and cause the redemption of the Related Preferred Securities) or may dissolve each Issuer Trust and cause the Corresponding Junior Subordinated Debentures to be distributed to the Holders of the Related Preferred Securities in liquidation of their interests in such Issuer Trust.
                          ---------------------------

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR ANY APPLICABLE PROSPECTUS SUPPLEMENT, IN CONNECTION WITH THE OFFERING CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION OR THE ISSUER TRUSTS. THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH THEY RELATE OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER WOULD BE UNLAWFUL OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE THEREOF OR, IN THE CASE OF INFORMATION INCORPORATED HEREIN BY REFERENCE, THE DATE OF FILING WITH THE COMMISSION.
                          ---------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

                                LEHMAN BROTHERS

                THE DATE OF THIS PROSPECTUS IS DECEMBER 22, 1998

                             AVAILABLE INFORMATION

     The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Corporation can be inspected and copied at the Commission's office at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the Commission's Regional Offices in New York (Seven World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511). Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a site on the World Wide Web, the address of which is http://www.sec.gov, that contains reports, proxy statements and other information regarding issuers, such as the Corporation, that file electronically with the Commission. In addition, such materials can be inspected at the office of the New York Stock Exchange, Inc., on which certain securities of the Corporation are listed. This Prospectus does not contain all the information set forth in the registration statement of which this Prospectus forms a part (the "Registration Statement"), which the Corporation and the Issuer Trusts have filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), and to which reference is hereby made, certain parts of which are omitted in accordance with the rules and regulations of the Commission.

     No separate financial statements of any Issuer Trust have been included or incorporated by reference herein. The Corporation and the Issuer Trusts do not consider that such financial statements would be material to Holders of the Preferred Securities because each Issuer Trust is a newly-formed special-purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than holding as trust assets the Corresponding Junior Subordinated Debentures and issuing the Trust Securities and engaging in only those other activities necessary or incidental thereto. Furthermore, taken together, the Corporation's obligations under each series of Corresponding Junior Subordinated Debentures, the Junior Subordinated Indenture, the related Declaration of Trust, the related Expense Agreement and the related Guarantee, in the aggregate, provide a full, irrevocable and unconditional guarantee of payments of Distributions and other amounts due on the Preferred Securities of the Issuer Trust. See "The Issuer Trusts", "Description of Preferred Securities", "Description of Junior Subordinated Debentures", "Description of Guarantees" and "Relationship Among the Preferred Securities, the Corresponding Junior Subordinated Debentures, the Guarantees and the Expense Agreements". In addition, the Corporation does not expect that the Issuer Trusts will be filing reports under the Exchange Act with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Corporation and the Issuer Trusts hereby incorporate by reference in this Prospectus the following documents:

          (a) The Corporation's Annual Report on Form 10-K for the fiscal year ended December 26, 1997 (as amended by the Form 10-K/A filed on December 18, 1998), filed pursuant to Section 13 of the Exchange Act;

          (b) The Corporation's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 27, 1998, June 26, 1998 and September 25, 1998 (as amended by the Form 10-Q/A filed on December 18, 1998), filed pursuant to
     Section 13 of the Exchange Act; and

          (c) The Corporation's Current Report on Form 8-K dated August 27,
     1998.

     All documents filed by the Corporation pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of any offering of the securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Any person who receives a copy of this Prospectus may obtain without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (unless such exhibits are specifically incorporated by reference herein). Written requests should be mailed to the Office of the Secretary, Foster Wheeler Corporation, Perryville Corporate Park, Clinton, NJ 08809. Telephone requests may be directed to (908) 730-4000.

                                THE CORPORATION

GENERAL

     The business of the Corporation and its subsidiaries falls within three business groups. The Corporation's Engineering and Construction Group (the "E&C Group") designs, engineers and constructs petroleum, chemical, petrochemical and alternative-fuels facilities and related infrastructure, including power generation and distribution facilities, production terminals, pollution control equipment and water treatment facilities and process plants for the production of fine chemicals, pharmaceuticals, dyestuffs, fragrances, flavors, food additives and vitamins. Also, the E&C Group provides a broad range of environmental remediation services, together with related technical, design and regulatory services. The Corporation's Energy Equipment Group (the "Energy Equipment Group") designs, manufactures and erects steam generating and auxiliary equipment for power stations and industrial markets worldwide. Steam generating equipment includes a full range of fluidized bed and conventional boilers firing coal, oil, gas, biomass and other municipal solid waste, waste wood and low-Btu gases. Auxiliary equipment includes feedwater heaters, steam condensers, heat-recovery equipment and low-NOx burners. Site services related to these products encompass plant erection, maintenance engineering, plant upgrading and life extension, and plant repowering. In addition, the Energy Equipment Group provides research analysis and experimental work in fluid dynamics, heat transfer, combustion and fuel technology, materials engineering and solids mechanics. At the end of June 1997, the Energy Equipment Group sold Glitsch International, Inc. which provided proprietary solutions and systems for many separation applications and manufactured highly engineered chemical separations equipment for the petroleum refining, petrochemical, chemical and gas processing industries. The Corporation's Power System's Group (the "Power Systems Group") utilizes Foster Wheeler strengths in design, engineering, manufacturing and construction to build, own or lease, and operate cogeneration, independent power production and resource recovery facilities as well as facilities for the process and petrochemical industries. The Power Systems Group generates revenues from construction and operating activities pursuant to long-term off-take and operating and maintenance agreements and from returns on its equity positions. A special-purpose subsidiary established for each new project manages that project from the permitting stage through plant construction and operation. All of the special-purpose subsidiary project debt is limited-recourse. The Power Systems Group refinances its equity interest in selected projects from time to time when such refinancing will result in risk mitigation, a lower effective financing cost or a potential increased return on investment.

     The executive offices of the Corporation, a New York corporation organized in 1900, are located at Perryville Corporate Park, Clinton, New Jersey 08809, and the general telephone number is (908) 730-4000.

RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for the periods indicated:

     NINE
    MONTHS
    ENDED
--------------            FISCAL YEAR
SEPTEMBER 25,   --------------------------------
     1998       1997   1996   1995   1994   1993
--------------  ----   ----   ----   ----   ----
     1.18       1.02   2.64   2.13   3.38   3.26

---------------

     The ratio of earnings to fixed charges was calculated based on information from the Corporation's books and records. In computing the ratio of earnings to fixed charges, earnings consist of net earnings/loss of the Corporation and its consolidated subsidiaries, plus income taxes, plus fixed charges and capitalized interest amortized, less capitalized interest and equity earnings of non-consolidated associated companies accounted for by the equity method, net of dividends. Fixed charges consist of interest costs on borrowed funds, including capitalized interest, commitment fees, and a reasonable approximation of the imputed interest on non-capitalized lease expense. There were no preferred shares outstanding during any of the periods indicated and therefore the ratio of earnings to combined fixed charges and preferred share dividend requirements would have been the same as the ratio of earnings to fixed charges for each period indicated.


                               THE ISSUER TRUSTS

     Each Issuer Trust is a statutory business trust created under Delaware law pursuant to (i) a declaration of trust executed by the Corporation, as sponsor (the "Sponsor") of the Issuer Trust, and the Delaware Trustee (as defined herein) of such Issuer Trust and (ii) a certificate of trust filed with the Delaware Secretary of State. Each declaration of trust will be amended and restated in its entirety (each, as so amended and restated, a "Declaration of Trust") substantially in the form filed as an exhibit to the Registration Statement. Each Declaration of Trust will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Corporation will acquire Common Securities in an aggregate liquidation amount equal to at least 3% of the total capital of such Issuer Trust at the same time as the Preferred Securities are sold. Each Issuer Trust exists for the exclusive purposes of (i) issuing and selling its Trust Securities, (ii) using the proceeds from the sale of such Trust Securities to acquire a series of Corresponding Junior Subordinated Debentures issued by the Corporation, and
(iii) engaging in only those other activities necessary or incidental thereto (such as registering the transfer of the Trust Securities). Accordingly, the Corresponding Junior Subordinated Debentures will be the sole assets of each Issuer Trust, and payments under the Corresponding Junior Subordinated Debentures will be the sole source of revenue of such Issuer Trust.

     All of the Common Securities of each Issuer Trust will initially be owned by the Corporation. The Common Securities of an Issuer Trust will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities of such Issuer Trust, except that upon the occurrence of a Trust Enforcement Event (as defined under "Description of Preferred Securities"), the rights of the Holder of all the Common Securities to payment in respect of Distributions and payments upon liquidation, redemption or otherwise, will be subordinated to the rights of the Holders of the Preferred Securities of such Issuer Trust. See "Description of Preferred Securities".

     Each Issuer Trust's business and affairs are conducted by its trustees, each appointed by the Corporation as Holder of all the Common Securities. The trustees for each Issuer Trust will be Harris Trust and Savings Bank, as the Property Trustee (the "Property Trustee"), and Wilmington Trust Company, as Delaware Trustee (the "Delaware Trustee"), and three individual trustees (the "Administrative Trustees") who are employees or officers of or affiliated with the Corporation (collectively, the "Issuer Trustees"). Harris Trust and Savings Bank, as Property Trustee, will act as sole indenture trustee under each Declaration of Trust for purposes of compliance with the Trust Indenture Act. Harris Trust and Savings Bank will also act as trustee under the Guarantees (as defined under "Description of Guarantees") and the Indentures (as defined under "Description of Debt Securities"). See "Description of Guarantees" and "Description of Debt Securities". If a Trust Enforcement Event relating thereto has occurred and is continuing, the Holders of a majority in liquidation amount of the Related Preferred Securities will be entitled to appoint, remove or replace the Property Trustee and/or the Delaware Trustee for such Issuer Trust. In no event will the Holders of the Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees; such voting rights are vested exclusively in the Holder of all the Common Securities. The duties and obligations of each Issuer Trustee are governed by the applicable Declaration of Trust.

     The Property Trustee will hold title to the Corresponding Junior Subordinated Debentures for the benefit of the Holders of the related Trust Securities and, as Holder of such Corresponding Junior Subordinated Debentures, the Property Trustee will have the power to exercise all rights, powers and privileges of a Holder of Corresponding Junior Subordinated Debentures under the Junior Subordinated Indenture. In addition, the Property Trustee will maintain exclusive control of a non-interest bearing bank account (the "Property

Account") to hold all payments made in respect of the Corresponding Junior Subordinated Debentures for the benefit of the Holders of the related Trust Securities. The Corporation, as Holder of all the Common Securities, will have the right to appoint, remove or replace any of the Issuer Trustees and to increase or decrease the number of Issuer Trustees; provided that after the issuance of the Trust Securities, the number of Issuer Trustees will at all times be at least three; and provided further, that after the issuance of the Trust Securities, at least one Issuer Trustee will be a Delaware Trustee, one Issuer Trustee will be a Property Trustee and one Issuer Trustee will be an Administrative Trustee. The Corporation, as issuer of the Corresponding Junior Subordinated Debentures to be acquired and held by the Issuer Trusts, will pay all fees and expenses related to the organization and operations of the Issuer Trusts (including any taxes, duties, assessments or governmental charges of whatever nature, other than United States withholding taxes, imposed by the United States or any other domestic taxing authority upon the Issuer Trusts) and the offering of the Trust Securities and be responsible for all debts and obligations of the Issuer Trusts (other than with respect to the Trust Securities).

     With respect to each Issuer Trust, for so long as the Preferred Securities of such Issuer Trust remain outstanding, the Corporation will covenant, among other things, to maintain 100% ownership of the Common Securities of such Issuer Trust, to cause such Issuer Trust to remain a statutory business trust and to use its commercially reasonable efforts to ensure that such Issuer Trust will not be an "investment company" for purposes of the Investment Company Act of 1940 (the "Investment Company Act").

     The rights of the Holders of the Preferred Securities of an Issuer Trust, including economic rights, rights to information and voting rights, are set forth in the Declaration of Trust of each Issuer Trust and the Trust Indenture Act. See "Description of Preferred Securities". The Declarations of Trust and the Guarantees also incorporate by reference the terms of the Trust Indenture Act.

     The principal executive office of each Issuer Trust is c/o Foster Wheeler Corporation, Perryville Corporate Park, Clinton, New Jersey, 08809 and its telephone number is (908) 730-4000.

                         DESCRIPTION OF DEBT SECURITIES

     The Senior Debt Securities and the Senior Subordinated Debt Securities may be issued by the Corporation from time to time in one or more series under an Indenture, dated as of November 17, 1995 (the "1995 Indenture"), between the Corporation and Harris Trust and Savings Bank, as Trustee. The Junior Subordinated Debentures may be issued by the Corporation from time to time in one or more series under an Indenture, the form of which has been filed as an exhibit to the Registration Statement (the "Junior Subordinated Indenture" and, together with the 1995 Indenture, the "Indentures"), between the Corporation and Harris Trust and Savings Bank, as Trustee (in its capacity as Trustee under either the 1995 Indenture or the Junior Subordinated Indenture, as applicable, the "Indenture Trustee"). The following summaries of certain provisions of the Debt Securities and the Indentures, as modified or superseded by any applicable Prospectus Supplement, are brief summaries of certain provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the relevant Indenture. Capitalized terms are used as defined in the 1995 Indenture and the Junior Subordinated Indenture, as applicable, unless otherwise defined herein. Whenever any term defined therein is referred to, such definition is incorporated herein by reference.

GENERAL

     Neither Indenture limits the amount of Debt Securities that may be issued thereunder, and each provides that additional Debt Securities may be issued in one or more series thereunder up to the aggregate principal amount that may be authorized from time to time by the Corporation's Board of Directors (the "Board of Directors"). The Senior Debt Securities will be unsecured senior obligations of the Corporation and will rank equally and ratably with all other unsecured unsubordinated indebtedness of the Corporation. As will be described more fully in the applicable Prospectus Supplement, the Senior Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all Senior Debt (as defined below under "-- Certain Covenants of the Corporation under the 1995 Indenture -- Definitions") of the Corporation. See "-- Senior Subordinated Debt Securities". The Junior Subordinated Debentures will be subordinated and junior in right of payment to the prior payment in full of all Senior Indebtedness (as defined under "-- Junior

Subordinated Debentures -- Subordination") of the Corporation. See "-- Junior Subordinated Debentures -- Subordination".

     In the event that Junior Subordinated Debentures are issued to an Issuer Trust or an Issuer Trustee thereof in connection with the issuance of Trust Securities by such Issuer Trust, such Junior Subordinated Debentures may subsequently be distributed pro rata to the Holders of such Trust Securities as will be described in the Prospectus Supplement relating to such Trust Securities. Only one series of Junior Subordinated Debentures will be issued to an Issuer Trust or an Issuer Trustee thereof in connection with the issuance of Trust Securities by such Trust.

     Reference is made to the Prospectus Supplement relating to the particular Debt Securities offered thereby for the following terms, where applicable, of the Debt Securities: (i) the specific designation of the Debt Securities; (ii) the denominations in which such Debt Securities are authorized to be issued;
(iii) the aggregate principal amount of such Debt Securities; (iv) the date or dates on which the principal and premium, if any, of such Debt Securities will mature or the method of determining such date or dates; (v) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which the Debt Securities will be issued; (vi) the rate or rates (which may be fixed or variable) at which such Debt Securities will bear interest, if any, or the method of calculating such rate or rates; (vii) the times and places where principal of, premium, if any, and interest, if any, on such Debt Securities will be payable; (viii) the date, if any, after which such Debt Securities may be redeemed and the redemption prices; (ix) the date or dates on which interest, if any, will be payable and the record date or dates therefor or the method by which such date or dates will be determined; (x) the period or periods within which, the price or prices at which, the currency or currencies (including currency units) in which, and the terms and conditions upon which, such Debt Securities may be redeemed, in whole or in part, at the option of the Corporation, pursuant to any sinking fund or otherwise; (xi) the obligation, if any, of the Corporation to redeem or purchase such Debt Securities pursuant to any sinking fund or analogous provisions, upon the happening of a specified event or at the option of a Holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which, such Debt Securities shall be redeemed or purchased, in whole or in part, pursuant to such obligations; (xii) the terms and conditions, if any, pursuant to which the Debt Securities are convertible or exchangeable into Common Stock or Preferred Stock or other debt securities, including the conversion or exchange price, the conversion or exchange period and other conversion or exchange provisions; (xiii) the currency or currency units for which such Debt Securities may be purchased or in which such Debt Securities may be denominated and/or the currency or currency units in which principal of, premium, if any, and/or interest, if any, on such Debt Securities will be payable and whether the Corporation or the Holders of any such Debt Securities may elect to receive payments in respect of such Debt Securities in a currency or currency units other than that in which such Debt Securities are stated to be payable; (xiv) any index or formula used to determine the amount of payments of principal of and premium, if any, and interest; (xv) if other than the principal amount thereof, the portion of the principal amount of such Debt Securities that will be payable upon declaration of the acceleration of the maturity thereof or the method by which such portion shall be determined; (xvi) the person to whom any interest on any such Debt Security shall be payable if other than the person in whose name such Debt Security is registered on the applicable record date;
(xvii) any addition to, or modification or deletion of, any Event of Default (as defined herein) or any covenant of the Corporation specified in the relevant Indenture with respect to such Debt Securities; (xviii) the application, if any, of such means of defeasance or covenant defeasance as may be specified for such Debt Securities; (xix) whether such Debt Securities are to be issued in whole or in part in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary for such global security or securities;
(xx) subordination terms, if any, applicable to such Debt Securities; (xxi) the right, if any, to extend the interest payment periods and the duration of such extension; (xxii) the form of the Debt Securities, including the form of the certificate of authentication; (xxiii) any trustee, paying agent, authenticating agent, warrant agent, transfer agent or registrar with respect to the Debt Securities; and (xxiv) any other terms pertaining to such Debt Securities not inconsistent with the provisions of the applicable Indenture. Debt Securities may also be issued under the 1995 Indenture upon the exercise of Debt Warrants. See "Description of Warrants -- Debt Warrants." Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities will not be listed on any securities exchange.

     Some of the Debt Securities may be issued at a discount (bearing no interest or interest at below market rates) ("Discount Securities") to their stated principal amount. United States Federal income tax consequences and other special considerations applicable to any such Discount Securities or any Debt Securities which are denominated in a currency or composite currency other than United States dollars will be described in the applicable Prospectus Supplement.

     Since the Corporation is a holding company, the rights of the Corporation, and hence the right of creditors of the Corporation (including the Holders of Debt Securities), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization otherwise is necessarily subject to the prior claims of creditors of any such subsidiary except to the extent that claims of the Corporation itself as a creditor of the subsidiary may be recognized.

     Unless otherwise indicated in the applicable Prospectus Supplement, the covenants contained in the Indentures and the Debt Securities would not provide for redemption at the option of a Holder nor necessarily afford Holders thereof protection in the event of a highly leveraged or other transaction that may adversely affect such Holders, except to the extent described under "-- Consolidation, Merger and Sale of Assets." Such covenants may not be waived or modified by the Corporation or its Board of Directors, although Holders of Debt Securities could waive or modify such covenants as more fully described below under "-- Modification and Waiver."

CONVERSION OR EXCHANGE OF DEBT SECURITIES

     If so indicated in the applicable Prospectus Supplement with respect to a particular series of Debt Securities, such series will be convertible or exchangeable into Common Stock, Preferred Stock or other securities on the terms and conditions set forth therein. Such terms will include provisions as to whether conversion is mandatory, at the option of the Holder or at the option of the Corporation, and may include provisions pursuant to which the number of shares of Common Stock, Preferred Stock or other securities of the Corporation to be received by the Holders of such Debt Securities would be calculated according to the market price of Common Stock, Preferred Stock or other securities of the Corporation as of a time stated in the Prospectus Supplement. The applicable Prospectus Supplement will indicate restrictions on ownership that may apply in the event of a conversion or exchange.

FORM, EXCHANGE, REGISTRATION, TRANSFER AND PAYMENT

     Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities will be issued in fully registered form without coupons in denominations set forth in the Prospectus Supplement. No service charge will be made for any transfer or exchange of such Debt Securities, but the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Where Debt Securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special United States Federal income tax considerations, applicable to any such Debt Securities and to payment on and transfer and exchange of such Debt Securities will be described in the Prospectus Supplement. Debt Securities in bearer form will be transferable by delivery.

     Unless otherwise provided in the applicable Prospectus Supplement, principal and premium, if any, or interest, if any, will be payable and the Debt Securities may be surrendered for payment or transferred at the offices of the Indenture Trustee as paying and authenticating agent, provided that payment of interest on registered securities may be made at the option of the Corporation
(i) by check mailed to the address of the person entitled thereto as it appears in the applicable Security Register or (ii) by wire transfer to an account maintained by the person entitled thereto as specified in the applicable Security Register. Payment of Debt Securities in bearer form will be made at such paying agencies outside of the United States as the Corporation may appoint.

BOOK-ENTRY DEBT SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the "Global Depositary"), or its nominee,
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identified in the Prospectus Supplement relating to such series. In such a case, one or more Global Securities will be issued in a denomination or aggregate denomination equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Global Depositary for such Global Security to a nominee for such Global Depositary and except in the circumstances described in the applicable Prospectus Supplement.

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security and a description of the Global Depositary will be provided in the applicable Prospectus Supplement.

CERTAIN COVENANTS OF THE CORPORATION UNDER THE 1995 INDENTURE

  Definitions

     "Attributable Debt" is defined to mean as to any particular lease under which any Person is at the time liable, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining primary term thereof, discounted from the respective due dates thereof to such date at the rate of interest per annum, compounded semi-annually, implicit in the terms of such lease, as determined in good faith by the Corporation. The net amount of rent required to be paid under any such lease for any such period shall be the amount of the rent payable by the lessee with respect to such period, after excluding amounts required to be paid on account of maintenance, repairs, insurance, taxes, assessments, water rates and similar charges and contingent rents such as those based on sales. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but shall not include any rent required to be paid under such lease subsequent to the first date upon which it may be so terminated.

     "Consolidated Net Tangible Assets" is defined to mean the aggregate amount of assets after deducting (a) all current liabilities and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense, and other like intangibles, all as set forth on the most recently prepared balance sheet of the Corporation and its consolidated Subsidiaries and computed in accordance with United States generally accepted accounting principles.

     "Corporation" includes corporations, partnerships, associations, companies, joint-stock companies and business trusts.

     "Debt" with respect to any Person is defined to mean (i) any debt (a) for money borrowed, or (b) evidenced by a bond, note, debenture, or similar instrument (including purchase money obligations) given in connection with the acquisition of any business, property or assets, whether by purchase, merger, consolidation or otherwise, but shall not include any account payable or other obligation created or assumed by a Person in the ordinary course of business in connection with the obtaining of materials or services, or (c) which is a direct or indirect obligation which arises as a result of banker's acceptances; (ii) any debt of others described in the preceding clause (i) which such Person has guaranteed or for which it is otherwise directly liable; (iii) the obligation of such Person as lessee under any lease of property which is reflected on such Person's balance sheet as a capitalized lease; and (iv) any deferral, amendment, renewal, extension, supplement or refunding of any liability of the kind described in any of the preceding clauses (i), (ii) and (iii); provided, however, that, in computing the Debt of any Person, there shall be excluded any particular Debt if, upon or prior to the maturity thereof, there shall have been deposited with a depository in trust money (or evidence of Debt if permitted by the instrument creating such Debt) in the necessary amount to pay, redeem or satisfy such Debt as it becomes due, and the amount so deposited shall not be included in any computation of the assets of such Person.

     "Existing Debt" is defined to mean all Debt outstanding on the date of issuance of a particular series of Debt Securities.

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

     "Permitted Secured Debt" means all Debt (i) permitted under the covenant described in "-- Limitation on Liens" and (ii) to which the covenant described in "-- Limitation on Liens" is expressly inapplicable.

     "Principal Property" is defined to mean any facility owned by the Corporation or any Subsidiary, in each case, the gross book value of which on the date of determination exceeds 1% of Consolidated Net Tangible Assets.

     "Project Debt" means Debt incurred to finance cogeneration, waste-to-energy or other operating or construction projects, but only to the extent that such Debt is limited in recourse to the assets, contractual rights and revenues of the particular project being financed.

     "Restricted Subsidiary" is defined to mean any Subsidiary of the Corporation which owns, directly or indirectly, a Principal Property and any Subsidiary which, in the opinion of the Board of Directors or any duly authorized committee thereof, is of material importance to the Corporation.

     "Secured Debt" means all Debt secured by a Lien.

     "Senior Debt" is defined to mean the principal, premium, if any, unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Corporation whether or not a claim for post-filing interest is allowed in such proceeding), fees, charges, expenses, reimbursement and indemnification obligations, and all other amounts payable under or in respect of Debt of the Corporation, whether any such Debt exists as of the date of the Indenture or is created, incurred, assumed or guaranteed after such date, other than (i) Debt that by its terms or by operation of law is subordinated to or on a parity with the Debt Securities and
(ii) Debt owed to a subsidiary or partnership of the Corporation.

     "Subsidiary" is defined to mean a corporation of which securities having ordinary voting power, in the absence of contingencies, to elect a majority of directors, are owned directly or indirectly by the Corporation.

     "Working Debt" means Debt incurred by Subsidiaries of the Corporation organized outside the United States for (i) working capital in the ordinary course of business that is repayable within three years or (ii) hedging currency risk relating to contracts with customers for the delivery of products and services with proceeds segregated and identified and limited to investments and uses designed to accomplish such purpose.

  Limitation on Liens

     In the 1995 Indenture, the Corporation has covenanted that it will not, and will not permit any Subsidiary to, incur, issue, assume or guarantee any Debt secured after the date of the 1995 Indenture by pledge of, or mortgage or other lien on ("Lien"), any Principal Property of the Corporation or any Subsidiary, or any shares of stock or Debt of any Subsidiary without effectively providing that the Debt Securities of all series issued pursuant to the 1995 Indenture (together with, if the Corporation shall so determine, any other Debt of the Corporation or such Subsidiary then existing or thereafter created which is not subordinate to the Debt Securities) shall be secured equally and ratably with (or, at the option of the Corporation, prior to) such Secured Debt, so long as such Secured Debt shall be so secured, unless after giving effect thereto, the aggregate principal amount of all such Secured Debt then outstanding which would otherwise be prohibited, plus all Attributable Debt of the Corporation and its Subsidiaries in respect of sale and leaseback transactions (as defined in
"-- Restrictions on Sales and Leasebacks") occurring after the date of the 1995 Indenture and existing at such time which would otherwise be prohibited by the covenant described in "-- Restrictions on Sales and Leasebacks", would not exceed 5% of Consolidated Net Tangible Assets. This restriction does not apply to, and there shall be excluded in computing secured Debt for the purpose of such restriction, Debt secured by:

          (1) Liens on property, capital stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) or to secure the payment of all or any part of the purchase price or construction cost or commencement of operation thereof or to secure any Debt incurred prior to, at the time of, or within 180 days after, the later of the acquisition of such property or shares or Debt, the completion of any such construction and the commencement of operation for the purpose of financing all or any part of the purchase price or construction cost or commencement of operation thereof, provided

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

     that any such Liens shall only extend to the above-described property or property on which the above-described property is situated;

          (2) Liens on property of, or on any shares of stock or Debt of, any corporation or other Person existing at the time such corporation becomes a Restricted Subsidiary;

          (3) Liens on property of, or on any shares of capital stock or Debt of any Corporation or other Person existing at the time such Corporation or other Person is merged into or consolidated with the Corporation or a Restricted Subsidiary or at the time of sale, lease or other disposition of all or substantially all the properties of a Corporation or other Person to the Corporation;

          (4) Liens (a) (i) in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or (ii) in favor any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute, or (b) (i) for taxes, assessments or governmental charges or levies in each case not then due and delinquent or the validity of which is being contested in good faith by appropriate proceedings, and (ii) for materialmen's, mechanics', carriers', workmen's, repairmen's, landlord's or other like Liens, or deposits to obtain the release of such Liens;

          (5) Liens on any property or assets of any Restricted Subsidiary to secure Debt owing by it to the Corporation or any other Restricted Subsidiary;

          (6) Liens arising out of judgments or awards against the Corporation or any subsidiary that the Corporation or such subsidiary is contesting in good faith;

          (7) Liens made in favor of any customer arising in the ordinary course of business of the Corporation or any subsidiary in respect of payments made by or on behalf of such customer for goods produced or services rendered to such customer,

          (8) Liens existing at the date of the 1995 Indenture;

          (9) Liens created to secure Project Debt, but only to the extent that any such Lien does not extend beyond the assets, contractual rights and revenues of such project and the capital stock of the corporation owning such project, and any extension, renewal, refunding, replacement or refinancing (or successive extensions, renewals, replacements, refundings or refinancings) as a whole or in part of any Liens referred to in this clause (9); and

          (10) Any extension, renewal, refunding or replacement (or successive extensions, renewals, refundings or replacements), as a whole or in part, of any Lien referred to in the foregoing clauses (1) through (3) and (8), inclusive; provided, however, that (i) such extension, renewal, refunding or replacement Lien shall be limited to all or a part of the same property, shares of stock or Debt that secured the Lien extended, renewed, refunded or replaced (plus improvements on such property) and (ii) the Debt secured by such Lien at such time is not increased.

  Restrictions on Sales and Leasebacks

     In the 1995 Indenture, the Corporation has covenanted that it will not, and will not permit any Subsidiary to, enter into any arrangement with any bank, insurance company or other lender or investor (not including the Corporation or any Subsidiary) or to which any such lender or investor is a party, providing for the leasing by the Corporation or any such Subsidiary of any Principal Property which has been owned and operated by the Corporation or such Subsidiary for more than 180 days and which has been sold or transferred by the Corporation or such Subsidiary to such lender or investor or to any Person to whom funds have been advanced by such lender or investor (each, a "sale and leaseback transaction") unless, after giving effect thereto, the aggregate amount of all Attributable Debt of the Corporation and its Subsidiaries in respect of such sale and leaseback transactions occurring after the date of the 1995 Indenture and existing at such time which would otherwise be prohibited under the covenant described in "-- Restrictions on Sales and Leasebacks" plus all secured Debt then outstanding of the Corporation and its Subsidiaries incurred after the date of the 1995 Indenture which would otherwise be prohibited by the covenant described in "-- Limitation on Liens", would
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

not exceed 5% of Consolidated Net Tangible Assets. This restriction does not apply to, and there shall be excluded from Attributable Debt in any computation under such restriction, Attributable Debt with respect to any sale and leaseback transaction under any of the following circumstances:

          (1) the lease in such sale and leaseback transaction is for a period, including renewals, of not in excess of three years; or

          (2) the property which is the subject of the sale and leaseback transaction is property capable of being subject to a Lien described in clauses (1), (2), (3), (8) or (9) in the covenant described in "-- Limitation on Liens"; or

          (3) the Corporation or a Subsidiary, within 180 days after the sale or transfer shall have been made by the Corporation or by any such Subsidiary, applies an amount equal to the lesser of (i) Attributable Debt or (ii) the net proceeds of any such sale or transfer to (a) the acquisition of other Principal Property of equal fair market value (as determined by the Board of Directors) or (b) the retirement of indebtedness for pari passu borrowed money (including Debt Securities of any series).

  Limitation on Debt Incurred by Restricted Subsidiaries

     In the 1995 Indenture, the Corporation has covenanted that it will not permit any Restricted Subsidiary to directly or indirectly, incur, assume or suffer to exist any Debt, unless, after giving effect thereto, the aggregate amount of then outstanding Debt incurred by all Restricted Subsidiaries, excluding all Secured Debt and Attributable Debt in respect of sale and leaseback transactions, shall not exceed 10% of Consolidated Net Tangible Assets. The immediately preceding sentence shall not apply to the incurrence or issuance of (a) Existing Debt, (b) Working Debt, (c) Debt of a Restricted Subsidiary which represents the assumption by such Restricted Subsidiary of Debt of another Restricted Subsidiary as a result of the merger or acquisition of such Restricted Subsidiary, (d) Debt of any Corporation existing at the time such corporation becomes a Restricted Subsidiary, (e) Permitted Secured Debt and
(f) Project Debt which does not constitute Secured Debt.

  No Similar Restrictive Covenants in the Junior Subordinated Indenture

     The Junior Subordinated Indenture contains no covenants analogous to those described above under "-- Certain Covenants of the Corporation under the 1995 Indenture -- Limitation on Liens" and "-- Restrictions on Sales and Leasebacks".

EVENTS OF DEFAULT

  Events of Default under the 1995 Indenture

     The following are Events of Default under the 1995 Indenture with respect to Debt Securities of any particular series:

          (1) default in the payment of any installment of interest, if any, upon any of the Debt Securities of such series as and when it shall become due and payable, and continuance of such default for a period of 30 days; or

          (2) default in the payment of the principal of, or any premium on, any of the Debt Securities of such series as and when the same shall become due and payable either at Stated Maturity, upon redemption, by declaration or otherwise; or

          (3) default in the payment of any sinking fund payment, when and as due and payable by the terms of the Debt Securities of such series; or

          (4) default in the performance, or breach, of any covenant of the Corporation in the 1995 Indenture or the Debt Securities of such series (other than a covenant a default in the performance or a breach of which is otherwise specified as an Event of Default or which has expressly been included in the 1995 Indenture and designated as being solely for the benefit of such series of Debt Securities other than such

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

     series), and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to the Corporation by the Indenture Trustee or to the Corporation and the Indenture Trustee by the Holders of at least 25% in principal amount of the Debt Securities of such series then outstanding, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the 1995 Indenture; or

          (5) default resulting in acceleration of or failure to pay at maturity
     (i) other Debt of the Corporation or Debt that the Corporation has guaranteed where the aggregate principal amount so accelerated exceeds $15 million or (ii) Debt of any Subsidiary which the Corporation has directly assumed or on which the Corporation has otherwise become directly liable as a result of the exercise of remedies upon the occurrence of a default by such Subsidiary in the performance of its obligations under any agreement guaranteed by the Corporation in a principal amount of $15 million or more; without such involuntary acceleration having been rescinded or annulled within a period of 30 days after there shall have been given, by registered or certified mail, to the Corporation by the Indenture Trustee or to the Corporation and the Indenture Trustee by the Holders of at least 25% in aggregate principal amount of the Debt Securities of such series then outstanding a written notice specifying such default and requiring the Corporation to cause such acceleration to be rescinded or annulled and stating that such notice is a "Notice of Default" under the 1995 Indenture; provided, however, that, if such default shall be remedied or cured by the Corporation or waived by the Holders of such indebtedness before any judgment or decree for the payment of money due shall have been obtained or entered, then the Event of Default under the Indenture by reason thereof shall be deemed likewise to have been thereupon remedied, cured or waived without any action on the part of the Indenture Trustee or any of the Holders; or

          (6) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Corporation in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law then or thereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Corporation or for all or substantially all of its property or ordering the winding up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

          (7) the Corporation shall commence a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law then or thereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Corporation or for all or substantially all of its property, or make any general assignment for the benefit of creditors; or

          (8) any other Event of Default provided with respect to Debt Securities of such series.

  Events of Default under the Junior Subordinated Indenture

     The Junior Subordinated Indenture provides that any one or more of the following events that has occurred and is continuing constitutes an "Event of Default":

          (i) failure for 30 days to pay any interest on the Junior Subordinated Debentures when due (subject to the deferral of any due date in the case of an Extension Period); or

          (ii) failure to pay any principal of (or premium, if any) on the Junior Subordinated Debentures when due, whether at maturity or upon redemption, by declaration, by acceleration or otherwise; or

          (iii) failure to observe or perform in any material respect certain other covenants or agreements contained in the Junior Subordinated Indenture that shall not have been remedied for 90 days after written notice to the Corporation from the Indenture Trustee or to the Indenture Trustee and the Corporation by the holders of at least 25% in aggregate outstanding principal amount of the outstanding Junior Subordinated Debentures of that series; or

          (iv) certain events of bankruptcy, insolvency or reorganization of the Corporation; or

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

          (v) any other Event of Default with respect to a particular series of Junior Subordinated Debentures as described in the related Prospectus Supplement.

  Provisions Applicable to Events of Default under either Indenture

     If an Event of Default (as used herein, "Event of Default" with respect to a particular series of Debt Securities shall refer to an Event of Default under the Indenture under which such series was issued) with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then, and in each and every such case, unless the principal of all of the Debt Securities of such series shall have already become due and payable, either the Indenture Trustee or the Holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding, by notice in writing to the Corporation (and to the Indenture Trustee if given by Holders), may declare the entire principal amount (or, if the Debt Securities of such series are Discount Securities (as defined in the applicable Indenture), such portion of the principal as may be specified in the terms of such series) of all of the Debt Securities of such series and any premium and interest accrued thereon to be due and payable immediately, and upon any such declaration such principal amount (or specified amount) and any premium and interest accrued thereon shall become immediately due and payable. With regard to Corresponding Junior Subordinated Debentures held by an Issuer Trust, if the Indenture Trustee or such percentage of Holders of Corresponding Junior Subordinated Debentures fails to make such declaration, the Holders of at least 25% in aggregate liquidation amount of the outstanding Related Preferred Securities will have such right.

     However, at any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the Holders of a majority in principal amount of outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. See also
"-- Modification and Waiver." In the case of Corresponding Junior Subordinated Debentures, if the Holders of such Corresponding Junior Subordinated Debentures fail to rescind and annul such declaration, the Holders of a majority in aggregate liquidation amount of the Related Preferred Securities will have such right.

     Reference is made to the Prospectus Supplement relating to each series of Debt Securities which are Discount Securities for the particular provisions relating to acceleration of the Maturity of a portion of the principal amount of such Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

     Each Indenture provides that, subject to the duty of the Indenture Trustee during default to act with the required standard of care, the Indenture Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Indenture Trustee reasonable indemnity. Subject to such provisions for indemnification of the Indenture Trustee, the Holders of a majority in principal amount of the outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred on the Indenture Trustee, with respect to the Debt Securities of that series.

     The occurrence of an Event of Default in respect of a series of Corresponding Junior Subordinated Debentures will also constitute a Trust Enforcement Event in respect of the Related Preferred Securities and related Common Securities. See "Description of Preferred Securities."

     If an Event of Default occurs and is continuing with respect to a series of Corresponding Junior Subordinated Debentures, the Property Trustee will have the right to declare the principal of and the interest on such Corresponding Junior Subordinated Debentures, and any other amounts payable under the Indenture with respect thereto, to be forthwith due and payable and to enforce its other rights as a creditor with respect to such Corresponding Junior Subordinated Debentures.

     The Corporation is required to furnish to the Indenture Trustee annual statements as to the performance by the Corporation of certain of its obligations under each Indenture and as to any default in such performance.

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

MODIFICATION AND WAIVER

  1995 Indenture

     Modifications and amendments of the 1995 Indenture may be made by the Corporation and the Indenture Trustee with the consent of the Holders of a majority in principal amount of the outstanding Debt Securities of each series affected thereby (each such series voting as a single class); provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Debt Security affected thereby, (a) change the Stated Maturity of the principal, or any installment of principal of or interest on, any Debt Security, (b) reduce the principal amount thereof, or reduce any premium thereof or change the time of payment of any premium thereon, (c) reduce the rate or change the time of payment of interest thereon, if any, (d) reduce any amount payable on redemption of any such Debt Security (if any), (e) reduce the overdue rate thereof, (f) change the place or currency of payment of principal of, or any premium or interest thereon, (g) reduce, if applicable, the amount of principal of any Discount Security payable upon acceleration of the Maturity thereof or the amount thereof provable in bankruptcy, (h) impair, if applicable, any right of repayment at the option of the Holder, (i) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security, or (j) reduce the percentage in principal amount of outstanding Debt Securities of any series, the consent of the Holders of which is required for modification or amendment of the 1995 Indenture or for waiver of compliance with certain provisions of the 1995 Indenture or for waiver of certain defaults, or
(k) alter or impair the right of any Holder to convert or exchange Debt Securities of any series, if applicable, at the rate and upon the terms established pursuant to the 1995 Indenture.

  Junior Subordinated Indenture

     The Junior Subordinated Indenture contains provisions permitting the Corporation and the Indenture Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Junior Subordinated Debentures of all series affected by such modification or amendment at the time outstanding, to amend the Junior Subordinated Indenture or modify the rights of the Holders of the Junior Subordinated Debentures; provided, that no such amendment or modification shall (i) change the Stated Maturity of any Junior Subordinated Debenture or reduce the principal amount thereof or reduce the rate or extend the time for payment of interest thereon, or make the principal thereof, or interest or premium, if any, thereon, payable in any coin or currency other than that provided in such Junior Subordinated Debentures, or impair or affect the right of any Holder of Junior Subordinated Debentures to institute suit for the payment thereon or reduce any amount payable on prepayment thereof, without the consent of each Holder of Junior Subordinated Debentures so affected, or (ii) reduce the aforesaid percentage of principal amount of Junior Subordinated Debentures for which the consent of the Holders is required for any such modification, without the consent of each Holder of Junior Subordinated Debentures so affected. Furthermore, in the case of Corresponding Junior Subordinated Debentures, so long as any of the Related Preferred Securities remain outstanding, (a) no such modification may be made that adversely affects the Holders of such Preferred Securities in any material respect, and no termination of the Junior Subordinated Indenture may occur, and no waiver of any event of default or compliance with any covenant under the Junior Subordinated Indenture in respect of such series of Junior Subordinated Debentures may be effective, without the prior consent of the Holders of at least a majority in aggregate liquidation amount of all the outstanding Related Preferred Securities unless and until the principal of (and premium, if any, on) the Corresponding Junior Subordinated Debentures and all accrued and unpaid interest thereon have been paid in full and certain other conditions are satisfied and (b) where a consent under the Junior Subordinated Indenture would require the consent of each Holder of Corresponding Junior Subordinated Debentures, no such consent may be given by the Property Trustee without the prior consent of each Holder of Related Preferred Securities.

  The Indentures Generally

     The Holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Corporation with certain restrictive provisions of the applicable Indenture. In the case of

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

Corresponding Junior Subordinated Debentures, if the Holders of such Corresponding Junior Subordinated Debentures fail to waive such compliance, the Holders of a majority in aggregate liquidation amount of the Related Preferred Securities will have such right. The Holders of a majority in principal amount of the outstanding Debt Securities of any series may, on behalf of the Holders of all Debt Securities of that series, direct the Indenture Trustee as to the time, method and place of pursuing any remedy available to it or exercising any trust or power conferred on it and may waive any past default under the Indenture with respect to Debt Securities of that series, except a default not theretofore cured in the payment of the principal of (or premium, if any) or interest on any Debt Securities of that series or in respect of any provision which under the applicable Indenture cannot be modified or amended without the consent of the Holder of each outstanding Security of that series affected.

     Each Indenture contains provisions, where applicable, permitting the Corporation and the Indenture Trustee to enter into one or more supplemental indentures without the consent of the Holders of any of the Debt Securities in order (i) to evidence the succession of another corporation to the Corporation and the assumption of the covenants of the Corporation by a successor to the Corporation; (ii) to add to the covenants of the Corporation or surrender any right or power of the Corporation; (iii) to add additional Events of Default with respect to any series of Debt Securities; (iv) to add to, change or eliminate any provision affecting Debt Securities not yet issued; (v) to secure the Debt Securities (in the case of Debt Securities issued under the 1995 Indenture only); (vi) to establish the form or terms of Debt Securities; (vii) to evidence and provide for a successor Indenture Trustee; and (viii) to cure any ambiguity or correct any mistake or to correct any defect or supplement any inconsistent provisions or to make any other provisions with respect to matters or questions arising under the Indenture, provided that such action does not adversely affect the interests of any Holder of Debt Securities of any series.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Corporation may not consolidate or merge with or into, or convey, transfer or lease all or substantially all its properties and assets to, any Person, and any other Person may not consolidate or merge with or into, the Corporation, unless (i) the Person (if other than the Corporation) formed by such consolidation or into which the Corporation is merged or which acquires or leases all or substantially all the assets of the Corporation is organized and existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes all of the Corporation's obligations under the Debt Securities and under the applicable Indenture, (ii) immediately after giving effect to such transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing (provided that a transaction will only be deemed to be in violation of this condition (ii) as to any series of Debt Securities as to which such Event of Default or such event shall have occurred and be continuing), and (iii) with respect to the 1995 Indenture only, the Trustee receives an Opinion of Counsel and an Officers' Certificate that such consolidation, merger, conversion, transfer or lease and such assumption complies with the terms of the 1995 Indenture and all conditions precedent set forth in the 1995 indenture relating to such transaction have been complied with.

SATISFACTION, DISCHARGE, AND DEFEASANCE PRIOR TO MATURITY OR REDEMPTION

  Covenant Defeasance of any Series Issued under the 1995 Indenture

     If the Corporation shall deposit with the Indenture Trustee, in trust, at or before maturity or redemption of the Debt Securities of any series issued under the 1995 Indenture, money and/or Government Obligations in such amounts and maturing at such times such that the proceeds of such obligations to be received upon the respective maturities and interest payment dates of such obligations will provide funds sufficient, without reinvestment, in the opinion of a nationally recognized firm of independent public accountants, to pay when due the principal of (and premium, if any) and each installment of principal of (and premium, if any) and interest on such series of Debt Securities at the Stated Maturity of such principal or installment of principal or interest, as the case may be, then the Corporation may omit to comply with certain of the terms of the 1995 Indenture with respect to that series of Debt Securities, including any or all of the restrictive covenants described above or in any Prospectus Supplement, and the Events of Default described in clauses (4) and
(5)
under "Events of Default -- Events of Default under the 1995 Indenture" shall not apply. Defeasance of Debt Securities of any such series is subject to the satisfaction of certain conditions, including among others: (1) the absence of an Event of Default or event which, with notice or lapse of time, would become an Event of Default at the date of the deposit, (2) the delivery to the Indenture Trustee by the Corporation of an Opinion of Counsel to the effect that Holders of the Debt Securities of such series will not recognize income, gain or loss for United States Federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to United States Federal income tax in the same amounts and in the same manner and at the same times as would have been the case if such deposit and covenant defeasance had not occurred, (3) such covenant defeasance will not cause any Debt Securities of such series then listed on any nationally recognized securities exchange to be delisted, (4) that such covenant defeasance will not result in a breach of, or constitute a default under, any instrument by which the Corporation is bound and (5) such covenant defeasance shall not cause the Indenture Trustee for the Securities of such series to have a "conflicting interest" (as defined in Section 310(b) of the Trust Indenture Act) with respect to any securities of the Corporation. If indicated in the Prospectus Supplement relating to a series of Debt Securities, in addition to the obligations of the United States of America or obligations guaranteed by the United States of America, Government Obligations may include obligations of the government, and obligations guaranteed by such government, issuing the currency or currency unit in which Debt Securities of such series are payable.

  Defeasance of any Series Issued under the 1995 Indenture

     Upon the deposit of money or securities as contemplated in the preceding paragraph and the satisfaction of certain other conditions, the Corporation may also omit to comply with its obligation duly and punctually to pay the principal of (and premium, if any) and interest on a particular series of Debt Securities issued under the 1995 Indenture, and any Events of Default with respect thereto shall not apply, and thereafter, the Holders of Debt Securities of such series shall be entitled only to payment out of the money or securities deposited with the Indenture Trustee. Such conditions include among others: (1) the absence of an Event of Default or event which, with notice or lapse of time, would become an Event of Default at the date of the deposit, (2) the delivery to the Indenture Trustee by the Corporation of an Opinion of Counsel, which refers to or is based on a ruling of the Internal Revenue Service or a change in the applicable United States Federal income tax law occurring after the date of the Indenture, to the effect that Holders of the Debt Securities of such series will not recognize income, gain or loss for United States Federal income tax purposes as a result of such deposit and the satisfaction, discharge and defeasance, and will be subject to United States Federal income tax in the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred, (3) such defeasance will not cause any Debt Securities of such series then listed on any nationally recognized securities exchange to be delisted, (4) that such defeasance will not result in a breach of, or constitute a default under, any instrument by which the Corporation is bound and (5) such defeasance shall not cause the Indenture Trustee for the Securities of such series to have a conflicting interest for the purpose of the Trust Indenture Act with respect to any securities of the Corporation.

SATISFACTION AND DISCHARGE OF THE JUNIOR SUBORDINATED INDENTURE

     The Junior Subordinated Indenture provides that when, among other things, all Junior Subordinated Debentures of a series not previously delivered to the Indenture Trustee for cancellation (i) have become due and payable or (ii) will become due and payable at their Stated Maturity within one year, and the Corporation deposits or causes to be deposited with the Indenture Trustee trust funds, in trust, for the purpose of, and in an amount sufficient for, payment and discharge of the entire indebtedness on the Junior Subordinated Debentures of such series not previously delivered to the Indenture Trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit or to the Stated Maturity, as the case may be, then the Junior Subordinated Indenture will cease to be of further effect with respect to the series (except as to the Corporation's obligations to pay all other sums due with respect to that series pursuant to the Junior Subordinated Indenture and to provide the officer's certificates and opinions of counsel described therein), and the Corporation will be deemed to have satisfied and discharged the Junior Subordinated Indenture with respect to that series.

SENIOR DEBT SECURITIES

     The Debt Securities that will be designated and will constitute part of the Senior Debt and Senior Indebtedness of the Corporation, will rank pari passu with all other unsecured and unsubordinated Debt of the Corporation.

SENIOR SUBORDINATED DEBT SECURITIES

     The Senior Subordinated Debt Securities, may be subordinated and junior in right of payment, to the extent set forth in the applicable Prospectus Supplement, to all Senior Debt.

JUNIOR SUBORDINATED DEBENTURES

  Corresponding Junior Subordinated Debentures

     The Corresponding Junior Subordinated Debentures may be issued in one or more series of Junior Subordinated Debentures under the Junior Subordinated Indenture in connection with the issuance of a series of Related Preferred Securities by an Issuer Trust. In that event, concurrently with the issuance of such Issuer Trust's Preferred Securities, such Issuer Trust will invest the proceeds thereof and the consideration paid by the Corporation for the Common Securities of such Issuer Trust in such series of Corresponding Junior Subordinated Debentures, which will be issued by the Corporation to such Issuer Trust. Each series of Corresponding Junior Subordinated Debentures will be in a principal amount equal to the aggregate stated liquidation amount of the Related Preferred Securities and the Common Securities of such Issuer Trust. Holders of the Related Preferred Securities for a series of Corresponding Junior Subordinated Debentures will have the rights in connection with modifications to the Indenture or upon occurrence of Events of Default, as described under "-- Modification and Waiver" and "-- Events of Default -- Events of Default under the Junior Subordinated Indenture", unless provided otherwise in the applicable Prospectus Supplement.

  Deferral of Interest Payments

     If provided in the applicable Prospectus Supplement, the Corporation will have the right under the Junior Subordinated Indenture and the Corresponding Junior Subordinated Debentures to defer the payment of interest at any time or from time to time on any series of Corresponding Junior Subordinated Debentures for up to such number of consecutive interest payment periods as may be specified in such Prospectus Supplement relating to such series (each, an "Extension Period"); provided that no Extension Period may extend beyond the Stated Maturity of the Corresponding Junior Subordinated Debentures as in effect at the time of the Corporation's election to defer interest in this manner. As a consequence of any such election, Distributions on the Related Preferred Securities would be deferred (but would continue to accumulate additional Distributions thereon at the rate per annum set forth in the Prospectus Supplement for such Preferred Securities) by the Issuer Trust of such Preferred Securities during any such Extension Period. During any such Extension Period, the Corporation may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Corporation's capital stock, (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Corporation that rank pari passu with or junior in interest to the Corresponding Junior Subordinated Debentures, or (iii) make any guarantee payments with respect to any guarantee by the Corporation of debt securities of any subsidiary of the Corporation if such guarantee ranks pari passu with, or junior in right of payment to, the Junior Subordinated Debentures (other than (a) dividends or distributions by the Corporation by way of issuance of its common stock, (b) payments under the applicable Guarantee made by the Corporation in respect of the Trust Securities of such Issuer Trust, (c) any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, and (d) purchases of common stock related to the issuance of common stock or rights under any of the Corporation's benefit plans). Certain United States federal income tax consequences and special considerations applicable to any such Junior Subordinated Debentures will be described in the applicable Prospectus Supplement.

  Enforcement of Certain Rights by Holders of Preferred Securities

     If an Event of Default with respect to a series of Corresponding Junior Subordinated Debentures has occurred and is continuing and such event is attributable to the failure of the Corporation to pay any amounts payable in respect of such Corresponding Junior Subordinated Debentures on the date such amounts are otherwise payable, a Holder of the Related Preferred Securities may institute a legal proceeding directly against the Corporation for enforcement of payment to such Holder of an amount equal to the amount payable in respect of such Corresponding Junior Subordinated Debentures having a principal amount equal to the aggregate liquidation amount of the Related Preferred Securities held by such Holder (a "Direct Action"). The Corporation may not amend the Junior Subordinated Indenture or the Corresponding Junior Subordinated Debentures to remove the foregoing right to bring a Direct Action without the prior written consent of the Holders of all of the Preferred Securities.

     The Holders of the Preferred Securities will not be able to exercise directly any remedies available to the Holders of the Junior Subordinated Debentures except under the circumstances described in the previous paragraph. See "Description of Preferred Securities".

  Subordination

     The Junior Subordinated Debentures will be subordinate and junior in right of payment, to the extent set forth therein and in the Junior Subordinated Indenture, to all Debt of the Corporation other than Debt that expressly ranks pari passu with, or junior in interest to, the Junior Subordinated Debentures ("Senior Indebtedness"). If the Corporation defaults in the payment of any principal, premium, if any, or interest, if any, or any other amount payable on any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for redemption or by declaration of acceleration or otherwise, then, unless and until such default has been cured or waived or has ceased to exist or all Senior Indebtedness has been paid, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) may be made or agreed to be made on the Junior Subordinated Debentures, or in respect of any redemption, repayment, retirement, purchase or other acquisition of any of the Junior Subordinated Debentures.

     In the event of (i) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to the Corporation, its creditors or its property, (ii) any proceeding for the liquidation, dissolution or other winding up of the Corporation, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings,
(iii) any assignment by the Corporation for the benefit of creditors or (iv) any other marshalling of the assets of the Corporation, all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made on account of the Junior Subordinated Debentures. In such event, any payment or distribution on account of the Junior Subordinated Debentures, whether in cash, securities or other property, that would otherwise (but for the subordination provisions) be payable or deliverable in respect of the Junior Subordinated Debentures will be paid or delivered directly to the Holders of Senior Indebtedness in accordance with the priorities then existing among such Holders until all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) has been paid in full.

     In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Indebtedness, the Holders of Junior Subordinated Debentures, together with the Holders of any obligations of the Corporation ranking pari passu with the Junior Subordinated Debentures, will be entitled to be paid from the remaining assets of the Corporation the amounts at the time due and owing on the Junior Subordinated Debentures and such other obligations before any payment or other distribution, whether in cash, property or otherwise, will be made on account of any capital stock or obligations of the Corporation ranking junior to the Junior Subordinated Debentures and such other obligations. If any payment or distribution on account of the Junior Subordinated Debentures of any character or any security, whether in cash, securities or other property is received by any Holder of any Junior Subordinated Debentures in contravention of any of the terms hereof and before all the Senior Indebtedness has been paid in full, such payment or distribution or security will be received in trust for the benefit of, and must be paid over or delivered and transferred to, the Holders of the

Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such Holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full. By reason of such subordination, in the event of the insolvency of the Corporation, Holders of Senior Indebtedness may receive more, ratably, and Holders of the Junior Subordinated Debentures may receive less, ratably, than the other creditors of the Corporation. Such subordination will not prevent the occurrence of any Event of Default.

     The Junior Subordinated Indenture places no limitation on the amount of additional Senior Indebtedness that may be incurred by the Corporation. The Corporation expects from time to time to incur additional indebtedness constituting Senior Indebtedness.

  Restrictions on Certain Payments

     The Corporation will not, as to each series of Junior Subordinated Debentures, (i) declare or pay any dividends or distributions on, or prepay, redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Corporation's capital stock, (ii) make any payment of principal of, premium, if any, or interest on, or repay, repurchase or redeem any debt securities of the Corporation that rank pari passu with or junior in interest to the Junior Subordinated Debentures, including other Junior Subordinated Debentures, or
(iii) make any guarantee payment with respect to any guarantee by the Corporation of debt securities of any subsidiary of the Corporation if such guarantee ranks pari passu with, or junior in right of payment to, the Junior Subordinated Debentures (other than (a) dividends or distributions by the Corporation by way of issuance of its common stock, (b) payments under the applicable Guarantee made by the Corporation in respect of the Trust Securities of such Issuer Trust, (c) any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, and (d) purchases of common stock related to the issuance of common stock or rights under any of the Corporation's benefit plans), if at such time (i) there has occurred any event of which the Corporation has actual knowledge that with the giving of notice or the lapse of time, or both, would constitute an Event of Default with respect to the Junior Subordinated Debentures of such series, (ii) if such Junior Subordinated Debentures are held by an Issuer Trust, the Corporation is in default with respect to its payment of any obligations under the Guarantee relating to the Related Preferred Securities or (iii) the Corporation has given notice of its selection of an Extension Period as provided in the Junior Subordinated Indenture with respect to the Junior Subordinated Debentures of such series and has not rescinded such notice, or such Extension Period, or any extension thereof, is continuing.

  Certain Covenants of the Corporation

     In the event Junior Subordinated Debentures are issued to an Issuer Trust or Issuer Trustee thereof in connection with the issuance of Trust Securities of such Issuer Trust, for so long as such Trust Securities remain outstanding, the Corporation will covenant (i) to maintain, directly or indirectly, 100% ownership of the Common Securities of such Issuer Trust, provided that certain successors that are permitted pursuant to the Junior Subordinated Indenture may succeed to the Corporation's ownership of the Common Securities, (ii) to use commercially reasonable efforts, consistent with the terms and provisions of the Declaration of Trust of such Issuer Trust to cause such Issuer Trust (a) to remain a grantor trust, except in connection with a distribution of Junior Subordinated Debentures to the Holders of the Trust Securities in liquidation of the Issuer Trust, the redemption of all of the Trust Securities of an Issuer Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration of Trust of such Issuer Trust, and (b) to otherwise continue to be classified as a grantor trust and not an association taxable as a corporation for United States federal income tax purposes and (iii) not to cause, as Sponsor of each Issuer Trust, or permit, as Holder of the Commons Securities, the dissolution, winding-up or termination of such Issuer Trust except in connection with a distribution of the Junior Subordinated Debentures as provided in the Declaration of Trust of such Issuer Trust and in connection with certain mergers, consolidations or amalgamations.

GOVERNING LAW

     Each Indenture and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

REGARDING THE INDENTURE TRUSTEE

     Harris Trust and Savings Bank is the trustee under each Indenture and has been appointed by the Corporation as initial Security Registrar and Paying Agent with regard to the Debt Securities. The Company has customary banking relationships with the Indenture Trustee and certain of its affiliates in the ordinary course of business.

                      DESCRIPTION OF PREFERRED SECURITIES

     Each Issuer Trust may issue only one series of Preferred Securities having terms described in the Prospectus Supplement relating thereto. The Declaration of Trust of each Issuer Trust will be qualified as an indenture under the Trust Indenture Act. Harris Trust and Savings Bank will act as indenture trustee under each Declaration of Trust. The Preferred Securities will represent undivided beneficial ownership interests in the assets of the Issuer Trusts and the Holders thereof will be entitled to a preference in certain circumstances with respect to Distributions and amounts payable on redemption or liquidation over the Common Securities, as well as other benefits as described in the Declaration of Trust. This Prospectus contains a description of all material provisions of each Declaration of Trust. The summary of such provisions does not purport to be complete; a copy of the form of such Declarations of Trust is filed as an exhibit to the Registration Statement. All capitalized terms set forth below have the meanings specified in the form of Declaration of Trust.

     The Preferred Securities will have such terms, including as to Distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the Declaration of Trust of the Issuer Trust issuing such Preferred Securities or made part of such Declaration by the Trust Indenture Act. Reference is made to any Prospectus Supplement relating to the Preferred Securities of an Issuer Trust for specific terms, including (i) the distinctive designation of such Preferred Securities, (ii) the number of Preferred Securities issued by such Issuer Trust, (iii) the annual Distribution rate (or method of determining such rate) for Preferred Securities issued by such Issuer Trust and the date or dates upon which such Distributions shall be payable, (iv) whether Distributions on Preferred Securities issued by such Issuer Trust shall be cumulative, and, in the case of Preferred Securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on Preferred Securities issued by such Issuer Trust shall be cumulative, (v) the amount or amounts which shall be paid out of the assets of such Issuer Trust to the Holders of Preferred Securities of such Issuer Trust upon voluntary or involuntary dissolution, winding-up or termination of such Issuer Trust, (vi) the obligation, if any, of such Issuer Trust to purchase or redeem Preferred Securities issued by such Issuer Trust and the price or prices at which, the period or periods within which and the terms and conditions upon which Preferred Securities issued by such Issuer Trust shall be purchased or redeemed, in whole or in part, pursuant to such obligation, (vii) the voting rights, if any, of Preferred Securities issued by such Issuer Trust in addition to those required by law, including the number of votes per Preferred Security and any requirement for the approval by the Holders of Preferred Securities as a condition to specified action or amendments to the Declaration of Trust of such Issuer Trust, and (viii) any other relevant rights, preferences, privileges, limitations or restrictions of Preferred Securities issued by such Issuer Trust, consistent with the Declaration of Trust of such Issuer Trust and with applicable law. All Preferred Securities offered hereby will be guaranteed by the Corporation to the extent set forth below under "Description of Guarantees." Certain United States federal income tax considerations applicable to any offering of Preferred Securities will be described in the Prospectus Supplement relating thereto.

     In connection with the issuance of Preferred Securities, each Issuer Trust will issue one series of Common Securities, having such terms, including as to Distributions, redemption, voting, liquidation rights or such restrictions, as shall be set forth in the Declaration of Trust of the Issuer Trust issuing such Common Securities or made part of such Declaration of Trust by the Trust Indenture Act. The terms of the Common

Securities issued by such Issuer Trust will be substantially identical to the terms of the Preferred Securities issued by such Issuer Trust. The Common Securities will rank on a parity, and payments will be made thereon pro rata, with such Preferred Securities except that upon a Trust Enforcement Event under the Declaration of Trust of such Issuer Trust, the rights of the Holders of such Common Securities to payment in respect of Distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the Holders of such Preferred Securities. Except in certain limited circumstances, the Holders of Common Securities of an Issuer Trust will also be entitled to vote and appoint, remove or replace any of the Issuer Trustees of such Issuer Trust. All of the Common Securities of an Issuer Trust will be directly or indirectly owned by the Corporation.

     If a Trust Enforcement Event with respect to a Declaration of Trust of any Issuer Trust occurs and is continuing, then the Holders of Preferred Securities of such Issuer Trust would rely on the enforcement by the Property Trustee of its rights as a Holder of Junior Subordinated Debentures against the Corporation. In addition, the Holders of a majority in liquidation amount of such Preferred Securities will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under such Declaration of Trust, including the right to direct the Property Trustee to exercise the remedies available to it as a Holder of Junior Subordinated Debentures.

     An Event of Default under the Junior Subordinated Indenture that has occurred and is continuing with respect to Corresponding Junior Subordinated Debentures constitutes a "Trust Enforcement Event" under the Declaration of Trust with respect to the Issuer Trust that issued the Related Preferred Securities; provided that pursuant to such Declaration, the Holder of the Common Securities will be deemed to have waived any Trust Enforcement Event with respect to the Common Securities until all Trust Enforcement Events with respect to the Related Preferred Securities have been cured, waived or otherwise eliminated. Until such Trust Enforcement Event with respect to the Related Preferred Securities has been so cured, waived or otherwise eliminated, the Property Trustee will be deemed to be acting solely on behalf of the Holders of the Related Preferred Securities and only the Holders of the Related Preferred Securities will have the right to direct the Property Trustee with respect to certain matters under such Declaration of Trust, and therefore the Junior Subordinated Indenture.

     Upon the occurrence of a Trust Enforcement Event, the Property Trustee, as the Holder of Corresponding Junior Subordinated Debentures, will have the right under the Junior Subordinated Indenture to declare the principal of and premium, if any, and interest on such Junior Subordinated Debentures to be immediately due and payable.

     If the Property Trustee fails to enforce its rights with respect to Junior Subordinated Debentures, any Holder of Preferred Securities may, to the extent permitted by applicable law, institute a legal proceeding directly against the Corporation to enforce the Property Trustee's rights under such Junior Subordinated Debentures without first instituting any legal proceeding against the Property Trustee or any other person or entity. In addition, if a Trust Enforcement Event has occurred and is continuing and such event is attributable to the failure of the Corporation to pay principal of and premium, if any, and interest or other required payments on Junior Subordinated Debentures on the date such interest, principal or other payment is otherwise payable, then a Holder of Preferred Securities of such Issuer Trust may, on or after the respective due dates specified in such Junior Subordinated Debentures, institute a Direct Action. In connection with such Direct Action, the rights of the Corporation will be subrogated to the rights of such Holder of Preferred Securities under such Declaration of Trust to the extent of any payment made by the Corporation to such Holder of Preferred Securities in such Direct Action. Consequently, the Corporation will be entitled to payment of amounts that a Holder of Preferred Securities receives in respect of an unpaid distribution that resulted in the bringing of a Direct Action to the extent that such Holder receives or has already received full payment with respect to such unpaid distribution from an Issuer Trust. The Holders of Preferred Securities of an Issuer Trust will not be able to exercise directly any other remedy available to the Holders of Junior Subordinated Debentures.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The following description of the Corporation's capital stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the more complete descriptions thereof set forth in the Corporation's Restated Certificate of Incorporation, as amended (the "Certificate"), and By-laws, as amended (the "By-laws") which documents are exhibits to this Registration Statement.

     The Corporation is authorized to issue up to 80,000,000 shares of Common Stock, par value $1.00, and up to 1,500,000 shares of Preferred Stock, no par value. As of March 27, 1998 there were 40,734,864 shares of Common Stock and no shares of Preferred Stock outstanding. Of the 1,500,000 shares of authorized Preferred Stock, 400,000 shares have been reserved and designated as "Series A Junior Participating Preferred Stock."

PREFERRED STOCK

     General. The following summary contains a description of certain general terms of the Preferred Stock. The particular terms of any series of Preferred Stock that may be offered will be described in the applicable Prospectus Supplement. If so indicated in a Prospectus Supplement, the terms of any such series may differ from the terms set forth below. The summary of terms of the Preferred Stock does not purport to be complete and is subject to and qualified in its entirety by reference to the provisions of the Certificate and the Certificate of Designation (the "Certificate of Designation") relating to a particular series of offered Preferred Stock which is or will be in the form filed or incorporated by reference as an exhibit to the Registration Statement at or prior to the time of the issuance of such series of Preferred Stock.

     The Board of Directors has the power, without further action by the shareholders, to issue Preferred Stock in one or more series, with such designations or titles, dividend rates, redemption provisions, special or relative rights in the event of liquidation, dissolution, distribution or winding up of the Corporation, sinking fund provisions, conversion provisions, voting rights thereof and other preferences, privileges, powers, rights, qualifications, limitations and restrictions, as shall be set forth as and when established by the Board of Directors; provided that the Board of Directors shall fix such provisions as will, at a minimum, entitle the Holders of such Preferred Stock, voting as a class, to elect at least two directors upon default of the equivalent of six quarterly dividends, such right to continue until cumulative dividends have been paid in full, or until non-cumulative dividends have been paid regularly for at least a year, and require the affirmative approval of at least two-thirds of the outstanding Preferred Stock as a prerequisite to any amendment to the Certificate or By-laws altering materially any existing provision of such Preferred Stock. The shares of any series of Preferred Stock will be, when issued, fully paid and non-assessable and Holders thereof will have no preemptive rights in connection therewith.

     Rank. Any series of Preferred Stock will, with respect to rights on liquidation, winding up and dissolution, rank (i) senior to all classes of Common Stock and to all equity securities issued by the Corporation, the terms of which specifically provide that such equity securities will rank junior to such series of Preferred Stock (the "Junior Liquidation Securities"); (ii) on a parity with all equity securities issued by the Corporation, the terms of which specifically provide that such equity securities will rank on a parity with such series of Preferred Stock ("Parity Liquidation Securities"); and (iii) junior to all equity securities issued by the Corporation, the terms of which specifically provide that such equity securities will rank senior to such series of Preferred Stock (the "Senior Liquidation Securities"). In addition, any series of Preferred Stock will, with respect to dividend rights, rank (i) senior to all equity securities issued by the Corporation, the terms of which specifically provide that such equity securities will rank junior to such series of Preferred Stock and, to the extent provided in the applicable Certificate of Designation, to Common Stock; (ii) on a parity with all equity securities issued by the Corporation, the terms of which specifically provide that such equity securities will rank on a parity with such series of Preferred Stock and, to the extent provided in the applicable Certificate of Designation, to Common Stock ("Parity Dividend Securities"); and (iii) junior to all equity securities issued by the Corporation, the terms of which specifically provide that such equity securities will rank senior to such series of Preferred Stock. As used in any Certificate of Designation for these purposes, the term "equity securities" will not include debt securities convertible into or exchangeable for equity securities.

     Dividends. Holders of each series of Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, cash dividends at such rates and on such dates as are set forth in the Prospectus Supplement relating to such series of Preferred Stock. Dividends will be payable to Holders of Preferred Stock as they appear on the books of the Corporation (or, if applicable, the records of the Depositary referred to below under "-- Depositary Shares") on such record dates as shall be fixed by the Board of Directors. Dividends on any series of Preferred Stock may be cumulative or non-cumulative.

     No full dividends may be declared or paid out of funds set apart for the payment of dividends on any series of Preferred Stock unless dividends shall have been paid or set apart for such payment on the Parity Dividend Securities. If full dividends are not so paid, such series of Preferred Stock shall share dividends pro rata with the Parity Dividend Securities.

     Conversion and Exchange. The Prospectus Supplement for any series of Preferred Stock will state the terms, if any, on which shares of that series are convertible into shares of another series of Preferred Stock or Common Stock or exchangeable for another series of Preferred Stock, Common Stock or Debt Securities of the Corporation.

     Redemption. A series of Preferred Stock may be redeemable at any time, in whole or in part, at the option of the Corporation or the Holder thereof and may be subject to mandatory redemption pursuant to a sinking fund or otherwise upon terms and at the redemption prices set forth in the Prospectus Supplement relating to such series.

     In the event of partial redemptions of Preferred Stock, whether by mandatory or optional redemption, the shares to be redeemed will be determined by lot or pro rata, as may be determined by the Board of Directors, or by any other method determined to be equitable by the Board of Directors.

     On and after a redemption date, unless the Corporation defaults in the payment of the redemption price, dividends will cease to accrue on shares of Preferred Stock called for redemption and all rights of Holders of such shares will terminate except for the right to receive the redemption price.

     Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, Holders of each series of Preferred Stock that ranks senior to the Junior Liquidation Securities will be entitled to receive out of assets of the Corporation available for distribution to shareholders, before any distribution is made on any Junior Liquidation Securities, including Common Stock, distributions upon liquidation in the amount set forth in the Prospectus Supplement relating to such series of Preferred Stock. If the Holders of the Preferred Stock of any series and any other Parity Liquidation Securities are not paid in full, the Holders of the Preferred Stock of such series and the Parity Liquidation Securities will share ratably in any such distribution of assets of the Corporation in proportion to the full liquidation preferences to which each is entitled. After payment of the full amount of the liquidation preference to which they are entitled, the Holders of such series of Preferred Stock will not be entitled (unless the applicable Prospectus Supplement indicates otherwise) to any further participation in any distribution of assets of the Corporation. The liquidation preference of any series of Preferred Stock is not necessarily indicative of the price at which shares of such series of Preferred Stock will actually trade at or after the time of their issuance.

     Voting Rights. Except as indicated in the Prospectus Supplement relating to a particular series of Preferred Stock as specified under "-- General" above, or except as expressly required by applicable law or the Certificate, the Holders of shares of Preferred Stock will have no voting rights.

     Preferred Share Purchase Rights. On September 22, 1987, the Corporation's Board of Directors declared a dividend distribution of one Preferred Share Purchase Right (a "Right") on each share of the Common Stock outstanding as of October 2, 1987 and adopted the Rights Agreement, dated as of October 22, 1987 (the "Rights Agreement"). On September 30, 1997, the Board of Directors amended and restated the Rights Agreement. Each Right allows the shareholder to purchase 1/100th of a share of a new series of preferred stock of the Corporation at an exercise price of $175. Rights are exercisable only if a person or group acquires 20% or more of the Common Stock or announces a tender offer the consummation of which would result in ownership by a person or group of 20% or more of the Common Stock. The Rights, which do not have the right to vote or receive dividends, expire on October 2, 2007 and may be redeemed, prior to becoming exercisable, by the Board of Directors at $.02 per Right or by shareholder action with an acquisition proposal.

     If any person or group acquires 20% or more of the outstanding Common Stock, the "flip-in" provision of the Rights will be triggered and the Rights will entitle a Holder (other than such person or any member of such group) to acquire a number of additional shares of the Corporation's common stock having a market value of twice the exercise price of each Right.

     In the event the Corporation is involved in a merger or other business combination transaction, each Right will entitle its Holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common stock having a market value at that time of twice the Rights' exercise price.

     The existence of the Rights Plan and the Rights may, under certain circumstances discourage, delay or prevent a change in control of the Corporation.

DEPOSITARY SHARES

     The description set forth below of certain provisions of the Deposit Agreement (as defined below) and of the Depositary Shares and Depositary Receipts (as defined below) does not purport to be complete and is subject to and qualified in its entirety by reference to the forms of Deposit Agreement and Deposit Receipt, included as exhibits to the Registration Statement.

     General. The Corporation may, at its option, elect to offer fractional shares of Preferred Stock, rather than full shares of Preferred Stock. In the event the Corporation so elects, the Depositary will issue receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Preferred Stock) of a share of a particular series of Preferred Stock as described below.

     The shares of any series of Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") between the Corporation and a depositary that is a bank or trust company having its principal offices in the United States and having a combined capital surplus of at least the amount set forth in the Deposit Agreement (the "Depositary"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption, conversion and liquidation rights).

     The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement (the "Depositary Receipts"). The Depositary Receipts will be distributed to those persons purchasing the fractional shares of Preferred Stock in accordance with the terms of the offering.

     Pending the preparation of definitive Depositary Receipts, the Depositary shall, upon the written order of the Corporation or any Holder of deposited Preferred Stock, execute and deliver temporary Depositary Receipts which are substantially identical to, and entitle the Holders thereof to all the rights pertaining to, the definitive Depositary Receipts. Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Corporation's expense.

     Dividends and Other Distributions. The Depositary will distribute all cash dividends or other cash distributions received in respect of the deposited Preferred Stock to the record Holders of the Depositary Shares relating to such Preferred Stock in proportion to the number of such Depositary Shares owned by such Holders.

     In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record Holders of Depositary Shares entitled thereto. If the Depositary determines that it is not feasible to make such distribution, it may, with the approval of the Corporation, sell such property and distribute the net proceeds from such sale to such Holders.

     Redemption of Stock. If a series of Preferred Stock represented by Depositary Shares is to be redeemed, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of Preferred Stock held by the Depositary. The Depositary Shares will be redeemed by the Depositary at a price per Depositary Share equal to the applicable fraction of the redemption price per share payable in respect of the shares of Preferred Stock so redeemed. If fewer than all the Depositary Shares will be redeemed, the Depositary Shares to be redeemed will be selected by the Depositary by lot or pro rata or by any other equitable method as may be determined by the Depositary.

     Voting Deposited Preferred Stock. Upon receipt of notice of any meeting at which the Holders of any series of deposited Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record Holders of the Depositary Shares relating to such series of Preferred Stock. Each record Holder of such Depositary Shares on the record date (which will be the same date as the record date for the relevant series of Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of the Preferred Stock represented by such Holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the amount of such series of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Corporation will agree to take all reasonable actions that may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of the Preferred Stock to the extent it does not receive specific instructions from the Holder of Depositary Shares representing such Preferred Stock.

     Amendment and Termination of the Deposit Agreement. The form of the Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Corporation and the Depositary. However, any amendment which materially prejudices any substantial right of the Holders of the Depositary Shares representing Preferred Stock of any series will not be effective unless such amendment has been approved by the record Holders of a majority of the Depositary Shares then outstanding. Every Holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Depositary Receipt to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. The Deposit Agreement may be terminated by the Corporation or by the Depositary only after (i) all outstanding Depositary Shares have been redeemed; or (ii) each share of Preferred Stock has been converted into other Preferred Stock or Common Stock or has been exchanged for Debt Securities; or (iii) there has been a final distribution in respect of the Preferred Stock in connection with any liquidation, dissolution or winding up of the Corporation and such distribution has been distributed to the Holders of Depositary Shares.

     Charges of Depositary. The Corporation will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Corporation will pay all charges of the Depositary in connection with the initial deposit of the relevant series of Preferred Stock and any redemption of such Preferred Stock. Holders of Depositary Receipts will pay other transfer and other taxes and governmental charges and such other charges or expenses as are expressly provided in the Deposit Agreement to be for their accounts.

     Resignation and Removal of Depositary. The Depositary may resign at any time by delivering to the Corporation notice of its election to do so, and the Corporation may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least the amount set forth in the Deposit Agreement.

     Miscellaneous. The Depositary will forward all reports and communications from the Corporation that are delivered to the Depositary and that the Corporation is required to furnish to the Holders of the deposited Preferred Stock.

     Neither the Depositary nor the Corporation will be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Depositary under the Deposit Agreement will be limited to performance in good faith of its duties thereunder, and it will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares, Depositary Receipts or shares of Preferred Stock unless satisfactory indemnity is furnished. The Depositary may rely upon written advice of counsel or accountants, or upon information provided by Holders of Depositary Receipts or other persons believed to be competent and on documents believed to be genuine.

COMMON STOCK

     Each Holder of Common Stock is entitled to one vote for each share owned of record on all matters voted upon by shareholders, and a majority vote is required for all action to be taken by shareholders except for certain transactions described in the Certificate and in the New York Business Corporation Law. See "Corporate Provisions." In the event of a liquidation, dissolution or winding up of the Corporation, the Holders of Common Stock are entitled to share equally and ratably in the assets of the Corporation, if any, remaining after the payment of all debts and liabilities of the Corporation and the liquidation preference of any outstanding Preferred Stock. The Holders of the Common Stock have no preemptive rights or cumulative voting rights and there are no redemption, sinking fund or conversion provisions applicable to the Common Stock.

     Holders of Common Stock are entitled to receive dividends if, as and when declared by the Board of Directors out of funds legally available for such purpose, subject to the dividend and liquidation rights of any Preferred Stock that may be issued and subject to restrictions and limitations that may be contained in the Corporation's loan agreements. See "-- Preferred
Stock -- Preferred Share Purchase Rights."

                            DESCRIPTION OF WARRANTS

GENERAL

     The Corporation may issue together with other Securities or separately, warrants for the purchase of (i) Debt Securities ("Debt Warrants"), (ii) Common Stock ("Common Stock Warrants") or (iii) Preferred Stock ("Preferred Stock Warrants"). The Corporation may also issue, together with Debt Securities or Debt Warrants or separately, currency warrants ("Currency Warrants" and together with Debt Warrants, Common Stock Warrants, the "Warrants") either in the form of Currency Put Warrants or Currency Call Warrants (as defined below).

     The Warrants are to be issued under agreements ("Warrant Agreements") to be entered into between the Corporation and a bank or trust company, as agent, all to be set forth in the applicable Prospectus Supplement relating to any or all Warrants in respect of which this Prospectus is being delivered. Copies of the form of agreement for each warrant, including the forms of certificates representing the Warrants reflecting the provisions to be included in such agreements that will be entered into with respect to particular offerings of each type of warrant will be filed as exhibits to the Registration Statement.

     The following summaries of certain provisions of the Warrant Agreements and Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of each Warrant Agreement and Warrant Certificate, respectively, including the definitions therein of certain capitalized terms not defined herein.

DEBT WARRANTS

     General. Reference is made to the applicable Prospectus Supplement for the terms of Debt Warrants in respect of which this Prospectus is being delivered, the Debt Warrant Agreement relating to such Debt Warrants and the Debt Warrant Certificates representing such Debt Warrants, including the following: (1) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of such Debt Warrants and the procedures and conditions relating to the exercise of such Debt Warrants; (2) the designation and terms of any related Debt Securities with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such Debt Security; (3) the date, if any, on and after which such Debt Warrants and the related Debt Securities will be separately transferable; (4) the principal amount of Debt Securities purchasable upon exercise of each Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon such exercise; (5) the date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire; (6) if the Debt Securities purchasable upon exercise of such Debt Warrants are original issue discount Debt Securities, a discussion of United States Federal income tax considerations applicable thereto; and (7) whether the Debt Warrants represented by the Debt Warrant Certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered.

     Debt Warrant Certificates will be exchangeable for new Debt Warrant Certificates of different denominations and Debt Warrants may be exercised at the corporate trust office of the Debt Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of their Debt Warrants, Holders of Debt Warrants will not have any of the rights of Holders of the Debt Securities purchasable upon such exercise and will not be entitled to payments of principal of (and premium, if any) or interest, if any, on the Debt Securities purchasable upon such exercise.

     Exercise of Debt Warrants. Each Debt Warrant will entitle the Holder to purchase for cash such principal amount of Debt Securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable Prospectus Supplement relating to the Debt Warrants offered thereby. Debt Warrants may be exercised at any time up to 5:00 p.m. New York City time on the expiration date set forth in the applicable Prospectus Supplement. After 5:00 p.m. New York City time on the expiration date, unexercised Debt Warrants will become void.

     Debt Warrants may be exercised as set forth in the applicable Prospectus Supplement relating to the Debt Warrants. Upon receipt of payment and the Debt Warrant Certificate properly completed and duly executed at the corporate trust office of the Debt Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Corporation will, as soon as practicable, forward the Debt Securities purchasable upon such exercise. If less than all of the Debt Warrants represented by such Debt Warrant Certificate are exercised, a new Debt Warrant Certificate will be issued for the remaining amount of Debt Warrants.

COMMON STOCK WARRANTS

     General. Reference is made to the applicable Prospectus Supplement for the terms of Common Stock Warrants in respect of which this Prospectus is being delivered, the Common Stock Warrant Agreement relating to such Common Stock Warrants and the Common Stock Warrant Certificates representing such Common Stock Warrants, including the following: (1) the offering price of such Common Stock Warrants, if any; (2) the procedures and conditions relating to the exercise of such Common Stock Warrants; (3) the number of shares of Common Stock purchasable upon exercise of each Common Stock Warrant and the initial price at which such shares may be purchased upon exercise; (4) the date on which the right to exercise such Common Stock Warrants shall commence and the date on which such right shall expire; (5) a discussion of United States Federal income tax considerations applicable to the exercise of Common Stock Warrants; (6) call provisions of such Common Stock Warrants, if any; and (7) any other terms of the Common Stock Warrants.

     Prior to the exercise of their Common Stock Warrants, Holders of the Common Stock Warrants will not have any of the rights of Holders of Common Stock purchasable upon such exercise, and will not be entitled to any dividend payments on the Common Stock purchasable upon such exercise.

     Exercise of Common Stock Warrants. Each Common Stock Warrant will entitle the Holder to purchase for cash such number of shares of Common Stock at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable Prospectus Supplement relating to the Common Stock Warrants offered thereby. Unless otherwise specified in the applicable Prospectus Supplement, Common Stock Warrants may be exercised at any time up to 5:00 p.m. New York City time on the expiration date set forth in the applicable Prospectus Supplement. After 5:00 p.m. New York City time on the expiration date, unexercised Common Stock Warrants will become void.

     Common Stock Warrants may be exercised as to be set forth in the applicable Prospectus Supplement relating to the Common Stock Warrants in respect of which this Prospectus is being delivered. Upon receipt of payment and the Common Stock Warrant Certificates properly completed and duly executed at the corporate trust office of the Common Stock Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Corporation will, as soon as practicable, forward a certificate representing the number of shares of Common Stock purchasable upon such exercise. If less than all of the Common Stock Warrants represented by such Common Stock Warrant Certificate are exercised, a new Common Stock Warrant Certificate will be issued for the remaining amount of Common Stock Warrants.

     Anti-dilution Provisions. Unless otherwise specified in the applicable Prospectus Supplement, the exercise price payable and the number of shares purchasable upon the exercise of each Common Stock Warrant will be subject to adjustment in certain events, including (1) the issuance of a stock dividend to Holders of Common Stock or a combination, subdivision or reclassification of Common Stock, (2) the issuance of rights, warrants or options to all Holders of Common Stock entitling the Holders thereof to purchase Common Stock for an aggregate consideration per share less than the then current market price per share of the Common Stock, or (3) any distribution by the Corporation to the Holders of its Common Stock of evidences of indebtedness of the Corporation or of assets (excluding cash dividends or distributions payable out of capital surplus and dividends and distributions referred to in (1) above). No fractional shares will be issued upon exercise of Common Stock Warrants, but the Corporation will pay the cash value of any fractional shares otherwise issuable.

PREFERRED STOCK WARRANTS

     General. Reference is made to the applicable Prospectus Supplement for the terms of Preferred Stock Warrants in respect of which this Prospectus is being delivered, the Preferred Stock Warrant Agreement relating to such Preferred Stock Warrants and the Preferred Stock Warrant Certificates representing such Preferred Stock Warrants, including the following: (1) the offering price of such Preferred Stock Warrants, if any; (2) the procedures and conditions relating to the exercise of such Preferred Stock Warrants; (3) the number of shares of Preferred Stock purchasable upon exercise of such Preferred Stock Warrants and the initial price at which such shares may be purchased upon exercise; (4) the date on which the right to exercise such Preferred Stock Warrants shall commence and the date on which such right shall expire; (5) a discussion of the United States Federal income tax considerations applicable to the exercise of Preferred Stock Warrants; (6) call provisions of such Preferred Stock Warrants, if any; and (7) any other terms of the Preferred Stock Warrants.

     Prior to the exercise of their Preferred Stock Warrants, Holders of Preferred Stock Warrants will not have any of the rights of Holders of Preferred Stock purchasable upon such exercise, and will not be entitled to any dividend payments on the Preferred Stock purchasable upon such exercise.

     Exercise of Preferred Stock Warrants. Each Preferred Stock Warrant will entitle the Holder to purchase for cash such number of shares of Preferred Stock at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable Prospectus Supplement relating to the Preferred Stock Warrants offered thereby. Unless otherwise specified in the applicable Prospectus Supplement, Preferred Stock Warrants may be exercised at any time up to 5:00 p.m. New York City time on the expiration date set forth in the applicable Prospectus Supplement. After 5:00 p.m. New York City time on the expiration date, unexercised Preferred Stock Warrants will become void.

     Preferred Stock Warrants may be exercised as to be set forth in the applicable Prospectus Supplement relating to the Preferred Stock Warrants. Upon receipt of payment and the Preferred Stock Warrant Certificates properly completed and duly executed at the corporate trust office of the Preferred Stock Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Corporation will, as soon as practicable, forward a certificate representing the number of shares of Preferred Stock purchasable upon such exercise. If less than all of the Preferred Stock Warrants represented by such Preferred Stock Warrant

Certificate are exercised, a new Preferred Stock Warrant Certificate will be issued for the remaining amount of Preferred Stock Warrants.

CURRENCY WARRANTS

     The Corporation may issue, together with Debt Securities or Debt Warrants or separately, Currency Warrants either in the form of "Currency Put Warrants" entitling the Holders thereof to receive from the Corporation the Cash Settlement Value in U.S. dollars of the right to sell a specified amount of a specified foreign currency or currency units for a specified amount of U.S. dollars, or in the form of "Currency Call Warrants" entitling the Holders thereof to receive from the Corporation the Cash Settlement Value in U.S. dollars of the right to purchase a specified amount of a specified foreign currency or currency units for a specified amount of U.S. dollars. The spot exchange rate of the applicable Base Currency, upon exercise, as compared to the U.S. dollar, will determine whether the Currency Warrants have a Cash Settlement Value on any given day prior to their expiration.

     General. Reference is made to the applicable Prospectus Supplement for the terms of Currency Warrants in respect of which this Prospectus is being delivered, the Currency Warrant Agreement relating to such Currency Warrants and the Currency Warrant Certificates representing such Currency Warrants, including the following: (1) whether such Currency Warrants will be Currency Put Warrants, Currency Call Warrants, or both; (2) the formula for determining the Cash Settlement Value, if any, of each Currency Warrant; (3) the procedures and conditions relating to the exercise of such Currency Warrants; (4) the circumstances which will cause the Currency Warrants to be deemed to be automatically exercised; (5) any minimum number of Currency Warrants which must be exercised at any one time, other than upon automatic exercise; and (6) the date on which the right to exercise such Currency Warrants will commence and the date on which such right will expire.

     Book-Entry Procedures and Settlement. Except as may otherwise be provided in the applicable Prospectus Supplement, the Currency Warrants will be issued in the form of Global Currency Warrant Certificates, registered in the name of a depositary or its nominee. Holders will not be entitled to receive definitive certificates representing Currency Warrants. A Holder's ownership of a Currency Warrant will be recorded on or through the records of the brokerage firm or other entity that maintains such Holder's account. In turn, the total number of Currency Warrants held by an individual brokerage firm for its clients will be maintained on the records of the depositary in the name of such brokerage firm or its agent. Transfer of ownership of any Currency Warrant will be effected only through the selling Holder's brokerage firm.

     Exercise of Currency Warrants. Each Currency Warrant will entitle the Holder to receive the Cash Settlement Value of such Currency Warrant on the applicable Exercise Date, in each case as such terms will be defined in the applicable Prospectus Supplement. If not exercised prior to 3:00 p.m., New York City time, on the fifth New York Business Day preceding the expiration date, Currency Warrants will be deemed automatically exercised on the expiration date.

                           DESCRIPTION OF GUARANTEES

     A guarantee (each, a "Guarantee") will be executed and delivered by the Corporation concurrently with the issuance by an Issuer Trust of Preferred Securities for the benefit of the Holders from time to time of such Preferred Securities. Each Guarantee will be qualified as an indenture under the Trust Indenture Act. Harris Trust and Savings Bank will act as indenture trustee under each Guarantee (the "Guarantee Trustee"). This Prospectus contains a description of all material provisions of each Guarantee. The summary of such provisions does not purport to be complete; a copy of the form of such Guarantees is filed as an exhibit to the Registration Statement. All capitalized terms set forth below have the meanings specified in the form of Guarantee. The Guarantee Trustee will hold each Guarantee for the benefit of the Holders of the Preferred Securities of an Issuer Trust.

GENERAL

     Pursuant to and to the extent set forth in each Guarantee, and except as otherwise set forth in the applicable Prospectus Supplement, the Corporation will irrevocably and unconditionally agree to pay in full the Guarantee Payments (as defined below) to the Holders of the Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that such Issuer Trust may have or assert. The following payments or Distributions with respect to the Preferred Securities, to the extent not paid by or on behalf of such Issuer Trust (the "Guarantee Payments"), will be subject to such Guarantee: (i) any accumulated and unpaid Distributions required to be paid on such Preferred Securities, to the extent that such Issuer Trust has sufficient funds available therefor at the time, (ii) the Redemption Price with respect to any Preferred Securities called for redemption, to the extent that such Issuer Trust has sufficient funds available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of such Issuer Trust (other than in connection with the distribution of Junior Subordinated Debentures to the Holders of Trust Securities as provided in the Declaration of Trust), the lesser of (a) the aggregate liquidation amount of the Preferred Securities and all accumulated and unpaid Distributions thereon to the date of payment and (b) the amount of assets of such Issuer Trust remaining available for distribution to Holders of such Preferred Securities. The Corporation's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Corporation to the Holders of the applicable Preferred Securities or by causing such Issuer Trust to pay such amounts to such Holders.

     Each Guarantee will apply only to the extent that the applicable Issuer Trust has sufficient funds available to make such payments. If the Corporation does not make interest payments on Junior Subordinated Debentures held by an Issuer Trust, such Issuer Trust will not be able to pay Distributions on the Preferred Securities issued by such Issuer Trust and will not have funds legally available therefor.

     The Corporation will also irrevocably and unconditionally guarantee the obligations of any Issuer Trust with respect to such Issuer Trust's Common Securities to the same extent as the Guarantee of the Preferred Securities of such Issuer Trust, except that upon the occurrence and the continuation of a Trust Enforcement Event with respect to such Issuer Trust, Holders of such Preferred Securities shall have a priority over Holders of such Common Securities with respect to Distributions and payments on liquidation, redemption or otherwise.

     The Corporation will, through the Declarations of Trust, the Guarantees, the Expense Agreements (as defined under "Description of Expense Agreements"), the Junior Subordinated Debentures and the Junior Subordinated Indenture, taken together, fully and unconditionally guarantee each Issuer Trust's obligations under the Preferred Securities of such Issuer Trust. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full and unconditional guarantee of each Issuer Trust's obligations under the Preferred Securities of such Issuer Trust.

STATUS OF THE GUARANTEES

     Each Guarantee will constitute an unsecured obligation of the Corporation and will rank (i) subordinate and junior in right of payment to all other liabilities of the Corporation, (ii) on a parity with the most senior preferred or preference stock now or hereafter issued by the Corporation and with any guarantee now or hereafter entered into by the Corporation in respect of any preferred securities of any affiliate of the Corporation and (iii) senior to the Corporation's common stock. The Guarantees will not place a limitation on the amount of additional Senior Indebtedness that may be incurred by the Corporation.

     Each Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the Corporation to enforce its rights under a Guarantee without first instituting a legal proceeding against any other person or entity). Each such Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the applicable Issuer Trust or upon distribution of Junior Subordinated Debentures to the Holders of the applicable Preferred Securities in exchange for all such Preferred Securities.

CERTAIN COVENANTS OF THE CORPORATION

     In each Guarantee, the Corporation will covenant that, so long as any Trust Securities issued by the applicable Issuer Trust remain outstanding, if (i) there shall have occurred any Event of Default under the Junior Subordinated Indenture with respect to the applicable series of Junior Subordinated Debentures held by such Issuer Trust, (ii) the Corporation shall be in default with respect to its payment of any obligations under such Guarantee or (iii) the Corporation shall have given notice of its election of an Extension Period as provided in the certificate evidencing such Junior Subordinated Debentures and shall not have rescinded such notice, or such Extension Period or any extension thereof shall be continuing, then the Corporation will not, and will not permit any subsidiary to, (x) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Corporation's capital stock or (y) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Corporation that rank on a parity with or junior in interest to Junior Subordinated Debentures or (z) make any guarantee payments with respect to any guarantee by the Corporation of the debt securities of any subsidiary of the Corporation if such guarantee ranks pari passu with, or junior in interest to, such Junior Subordinated Debentures (other than (a) dividends or distributions by the Corporation by way of issuance of its common stock, (b) payments under the applicable Guarantee made by the Corporation in respect of the Trust Securities of such Issuer Trust, (c) any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, and (d) purchases of common stock related to the issuance of common stock or rights under any of the Corporation's benefit plans).

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes that do not materially adversely affect the rights of Holders of Preferred Securities to which a Guarantee relates (in which case no consent of such Holders will be required), a Guarantee may not be amended without the prior approval of the Holders of not less than 66 2/3% of the aggregate liquidation amount of the outstanding Preferred Securities to which a Guarantee relates. The manner of obtaining any such approval will be as set forth in an accompanying Prospectus Supplement. All guarantees and agreements contained in a Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Corporation and shall inure to the benefit of the Holders of such Preferred Securities then outstanding.

EVENTS OF DEFAULT

     An event of default under a Guarantee will occur upon the failure of the Corporation to perform any of its payment or other obligations thereunder. The Holders of not less than a majority in aggregate liquidation amount of the Preferred Securities to which a Guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under such Guarantee.

     If the Guarantee Trustee fails to enforce a Guarantee, then any Holder of Preferred Securities to which such Guarantee relates may institute a legal proceeding directly against the Corporation to enforce the Guarantee Trustee's rights under such Guarantee, without first instituting a legal proceeding against the Issuer Trust that issued such Preferred Securities, the Guarantee Trustee or any other person or entity.

     The Corporation, as guarantor, will be required to file annually with the Guarantee Trustee a certificate as to whether or not the Corporation is in compliance with all the conditions and covenants applicable to it under any outstanding Guarantees.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     The Guarantee Trustee, other than during the occurrence and continuance of a default by the Corporation in performance of a Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after default with respect to a Guarantee (that has not been cured or waived) that is actually known to a responsible officer of the Guarantee Trustee, must exercise the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by a Guarantee at the request of any Holder of Preferred Securities to which such Guarantee relates unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

TERMINATION OF THE GUARANTEES

     Each Guarantee will terminate as to the Preferred Securities issued by an Issuer Trust and be of no further force and effect upon full payment of the Redemption Price of all Preferred Securities of such Issuer Trust, upon full payment of the amounts payable upon liquidation of such Issuer Trust or upon distribution of Junior Subordinated Debentures held by such Issuer Trust to the Holders of the Preferred Securities of such Issuer Trust in exchange for all of the Preferred Securities of such Issuer Trust. Each Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any Holder of related Preferred Securities issued by an Issuer Trust must restore payment of any sums paid under such Preferred Securities or such Guarantee.

GOVERNING LAW

     The Guarantees will be governed by and construed and interpreted in accordance with the laws of the State of New York.

                       DESCRIPTION OF EXPENSE AGREEMENTS

     Pursuant to the Agreements as to Expenses and Liabilities entered into by the Corporation and each Issuer Trust (each, an "Expense Agreement"), the Corporation will, as Sponsor, irrevocably and unconditionally guarantee to each person or entity to whom the applicable Issuer Trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of such Issuer Trust, other than obligations of such Issuer Trust to pay to the Holders of its Trust Securities the amounts distributable to such Holders pursuant to the terms of such Trust Securities. Each Expense Agreement will constitute an unsecured obligation of the Corporation and will rank subordinate and junior in right of payment to all liabilities of the Corporation in the same manner as the Guarantees.

                RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE
               CORRESPONDING JUNIOR SUBORDINATED DEBENTURES, THE
                     GUARANTEES AND THE EXPENSE AGREEMENTS

FULL AND UNCONDITIONAL GUARANTEE

     Payments of Distributions and other amounts due on the Preferred Securities of any Issuer Trust (to the extent such Issuer Trust has funds available for such payment) are irrevocably guaranteed by the Corporation as and to the extent set forth under "Description of Guarantees". Taken together, the Corporation's obligations under each series of Corresponding Junior Subordinated Debentures, the Junior Subordinated Indenture, the related Declaration of Trust, the related Expense Agreement and the related Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee on a subordinated basis of payments of Distributions and other amounts due on the Related Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of such Issuer Trust's obligations in respect of the Related Preferred Securities. If and to the extent that the Corporation does not make payments on the Corresponding Junior Subordinated Debentures held by any Issuer Trust, such Issuer Trust will not have sufficient funds to pay Distributions or other amounts due on its Related Preferred Securities. The Guarantees do not cover payment of amounts payable with respect to an Issuer Trust's Preferred Securities when such Issuer Trust does not have sufficient funds to pay such amounts. In such event, the remedy of a Holder of Preferred Securities is to institute a Direct Action against the Corporation for enforcement of payment of the Corporation's obligations under Corresponding Junior Subordinated Debentures having a principal amount equal to the liquidation amount of the Preferred Securities held by such Holder.

     The obligations of the Corporation under the Junior Subordinated Debentures, each Guarantee and each Expense Agreement are subordinate and junior in right of payment to all Senior Indebtedness of the Corporation.

SUFFICIENCY OF PAYMENTS

     As long as payments are made when due on each series of Corresponding Junior Subordinated Debentures, such payments will be sufficient to cover Distributions and other payments distributable on the Related Preferred Securities, primarily because (i) the aggregate principal amount of each series of Corresponding Junior Subordinated Debentures will be equal to the sum of the aggregate stated liquidation amount of the Related Preferred Securities and related Common Securities; (ii) the interest rate and interest and other payment dates on each series of Corresponding Junior Subordinated Debentures will match the Distribution rate, Distribution dates and other payment dates for the Related Preferred Securities; (iii) the Corporation will pay for all and any costs, expenses and liabilities of each Issuer Trust except such Issuer Trust's obligations to Holders of its Trust Securities; and (iv) each Declaration of Trust further provides that the Issuer Trust will not engage in any activity that is not consistent with the limited purposes of such Issuer Trust.

     Notwithstanding anything to the contrary in the Junior Subordinated Indenture, the Corporation has the right to set off any payment it is otherwise required to make thereunder against and to the extent the Corporation has theretofore made, or is concurrently on the date of such payment making, a payment under the related Guarantee.

ENFORCEMENT RIGHTS OF HOLDERS OF PREFERRED SECURITIES

     A Holder of any Preferred Security may institute a legal proceeding directly against the Corporation to enforce its rights under the related Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the related Issuer Trust or any other person or entity. See "Description of Guarantee".

     A default or event of default under any Debt (other than the Corresponding Junior Subordinated Debentures) of the Corporation would not constitute a default or Event of Default in respect of the Related Preferred Securities. However, in the event of payment defaults under, or acceleration of, Senior Indebtedness of the Corporation, the subordination provisions of the Junior Subordinated Indenture and the Junior Subordinated Debentures provide that no payments may be made in respect of any Junior Subordinated Debentures until such Senior Indebtedness has been paid in full or any payment default thereunder has been cured or waived. See "Description of Debt Securities -- Description of Junior Subordinated Debentures -- Subordination." Failure to make required payments on any series of Corresponding Junior Subordinated Debentures would constitute an Event of Default with respect to such series under the Junior Subordinated Indenture.

LIMITED PURPOSE OF ISSUER TRUSTS

     Each Issuer Trust's Preferred Securities represent preferred undivided beneficial interests in the assets of such Issuer Trust, and each Issuer Trust exists for the sole purpose of issuing its Preferred Securities and Common Securities, investing the proceeds thereof in Corresponding Junior Subordinated Debentures and engaging in only those other activities necessary or incidental thereto. A principal difference between the rights of a Holder of a Preferred Security and a Holder of a Corresponding Junior Subordinated Debenture is that a Holder of a Corresponding Junior Subordinated Debenture is entitled to receive from the Corporation payments on Corresponding Junior Subordinated Debentures held, while a Holder of Preferred Securities is entitled to receive Distributions or other amounts distributable with respect to the Preferred Securities from such Issuer Trust (or from the Corporation under the related Guarantee) only if and to the extent such Issuer Trust has funds available for the payment of such Distributions.

RIGHTS UPON TERMINATION

     Upon any voluntary or involuntary dissolution, winding-up or liquidation of any Issuer Trust, other than any such dissolution, winding-up or liquidation involving the distribution of the Corresponding Junior Subordinated Debentures, after satisfaction of liabilities to creditors of the Issuer Trust as required by applicable law, the Holders of the Related Preferred Securities will be entitled to receive, out of the assets held by such Issuer Trust, the Liquidation Distribution (as defined in the relevant Declaration of Trust) in cash. See "Description of Preferred Securities". Upon any voluntary or involuntary liquidation or bankruptcy of the Corporation, the Property Trustee, as the Holder of the Corresponding Junior Subordinated Debentures, would be a subordinated creditor of the Corporation, subordinated and junior in right of payment to all Senior Indebtedness as set forth in the Junior Subordinated Indenture and the Corresponding Junior Subordinated Debentures, but entitled to receive payment in full of all amounts payable with respect to the Corresponding Junior Subordinated Debentures, before any Holders of Common Stock or Preferred Stock of the Corporation receive payments or distributions. Since the Corporation is the guarantor under each Guarantee and has agreed under the related Expense Agreement to pay for all costs, expenses and liabilities of each Issuer Trust (other than such Issuer Trust's obligations to the Holders of its Trust Securities), the positions of a Holder of the Preferred Securities and a Holder of such Corresponding Junior Subordinated Debentures relative to other creditors and to stockholders of the Corporation in the event of liquidation or bankruptcy of the Corporation are expected to be substantially the same.

                              CORPORATE PROVISIONS

CERTIFICATE OF INCORPORATION AND BYLAWS

     The Certificate and By-laws provide (i) for the classification of the Board of Directors into three classes to be elected to staggered three-year terms (with the exception of Mr. David J. Roberts who is elected to a two-year term);
(ii) that special meetings of shareholders may only be called pursuant to a resolution approved by a majority of the entire Board of Directors and (iii) subject to the rights of any series of Preferred Stock then outstanding, directors may be removed from office only for cause and only by the affirmative vote of the Holders of at least 66 2/3% of the voting power of all of the shares of the Corporation entitled to vote for the election of directors.

     The Board of Directors believes that the provisions described above and the Rights described under "Description of Capital Stock -- Preferred
Stock -- Preferred Share Purchase Rights" will help assure that all of the Corporation's shareholders will be treated similarly if certain kinds of business combinations are effected. However, these provisions also may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Corporation, and may make it more difficult to accomplish certain transactions that are opposed by the incumbent Board of Directors.

NEW YORK BUSINESS CORPORATION LAW

     The New York Business Corporation Law (the "BCL") requires the affirmative vote of at least two thirds of the voting power of the outstanding shares entitled to vote thereon to approve mergers or consolidations in which the Corporation would be merged or consolidated or the sale of all or substantially all the assets of the Corporation. New York law provides that mergers, consolidations and amendments of the Certificate must also be approved by a majority of each class of outstanding shares, voting separately as a class, if the merger, consolidation or amendment would (1) eliminate or limit the voting rights of the class, (2) subordinate the rights of the class or (3) change such shares or result in their conversion or in the modification of the terms on which they may be converted, but only if any such actions would adversely affect the Holders thereof. Other amendments of the Certificate require the affirmative vote of a majority of the voting power of the outstanding shares entitled to vote thereon.

     In addition, Section 912 of the BCL provides, with certain exceptions that no "domestic corporation" (or any subsidiary) shall engage in a "business combination" with any "interested shareholder" (generally, a beneficial owner of 20% or more of the outstanding voting stock) for a period of five years of such shareholder's "stock acquisition date," unless (1) the business combination or the purchase of stock by the interested shareholder is approved by the board of directors prior to such shareholder's stock acquisition date, (2) the business combination is approved by a majority of the voting power of the corporation's outstanding stock (excluding any stock owned by the interested shareholder) at a meeting called no earlier than five years after the stock acquisition date or
(3) the consideration paid to shareholders in the business combination (which may not occur until the expiration of five years from the stock acquisition date) is at least equal to the highest of certain specified amounts. As defined, a "domestic corporation" is a corporation incorporated under the BCL or any other general statute or special act of the State of New York, other than under the cooperative corporation law; a "business combination" includes a merger or consolidation, a sale of assets representing 10% or more of the corporation's consolidated earning power or market value, the issuance of stock amounting to 5% or more of the corporation's outstanding stock and a liquidation proposal made by the interested shareholder; and the "stock acquisition date" is the date on which a shareholder first becomes an interested shareholder.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     The Corporation has a By-law provision requiring it to indemnify its directors and officers to the fullest extent permitted in certain circumstances, to advance expenses, to maintain insurance and to follow certain other procedures. Provisions of the Certificate eliminate the personal monetary liability of directors and officers for breaches of duty, except for (i) breaches of such person's duty of loyalty, (ii) those instances where such person is found not to have acted in good faith or in knowing violation of law,
(iii) those instances where such person received an improper personal benefit as the result of such breach and (iv) acts in violation of Section 719 of the BCL.

TRANSFER AGENT

     The transfer agent for the Common Stock is Mellon Securities Trust Company.

                             UNITED STATES TAXATION

     Certain special United States federal income tax considerations may be applicable to the Securities. If any such tax considerations are material to investors, the applicable Prospectus Supplement will describe such tax considerations. Prospective purchasers of Securities are urged to consult their own tax advisors prior to any acquisition of such Securities.

                              PLAN OF DISTRIBUTION

     The Corporation may sell the Securities directly to purchasers, through agents, through underwriters, or through dealers.

     The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     Offers to purchase Securities may be solicited directly by the Corporation or by agents designated by the Corporation from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Corporation to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Agents may be customers of, engage in transactions with or perform services for the Corporation in the ordinary course of business.

     If an underwriter or underwriters are utilized in the sale, the Corporation will execute an underwriting agreement with such underwriters at the time of sale to them, and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is delivered to the public.

     If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Corporation will sell such Securities to such dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale.

     Agents, underwriters and dealers may be entitled under the relevant agreements to indemnification by the Corporation against certain liabilities, including liabilities under the Securities Act.

     If so indicated in the Prospectus Supplement, the Corporation will authorize agents or underwriters to solicit offers by certain institutions to purchase Securities from the Corporation at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date stated in the Prospectus Supplement. Each Contract will be for an amount not less than, and unless the Corporation otherwise agrees the aggregate principal amount of Securities sold pursuant to Contracts shall be not more than, the respective amounts stated in the Prospectus Supplement. Institutions with which Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to the approval of the Corporation. Contracts will not be subject to any condition except that the purchase by an institution of the Securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject. A commission indicated in the Prospectus Supplement will be paid to underwriters or agents soliciting purchases of Securities pursuant to Contracts accepted by the Corporation.

     The place and time of delivery for the Securities in respect of which this Prospectus is delivered will be set forth in the Prospectus Supplement.

                             VALIDITY OF SECURITIES

     The validity of the Preferred Securities, the enforceability of the Declaration of Trust and the creation of the Issuer Trust will be passed upon by Richards, Layton & Finger, P.A., One Rodney Square, Wilmington, Delaware 19801, special Delaware counsel to the Corporation and the Issuer Trust. The validity of the Guarantee and the Junior Subordinated Debentures will be passed upon for the Corporation by White & Case LLP, 1155 Avenue of the Americas, New York, New York 10036, and certain matters will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022. Certain matters relating to United States federal income tax considerations will be passed upon for the Corporation by White & Case LLP, as counsel for the Corporation. White & Case LLP performs legal services for the Corporation from time to time. Richards, Layton & Finger, P.A. is also serving as counsel to Wilmington Trust Company, in its various capacities, in connection with the issuance of the Preferred Securities. Richards, Layton & Finger, P.A. performs other services for the Corporation and Wilmington Trust Company from time to time.

                                    EXPERTS

     The consolidated financial statements of the Corporation and subsidiaries for the year ended December 26, 1997, appearing in the Corporation's Annual Report on Form 10-K for the year ended December 26, 1997 as amended by the Annual Report on Form 10-K/A filed on December 18, 1998, and incorporated by reference into this Prospectus, have been audited by PricewaterhouseCoopers, LLP, independent auditors, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

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     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT
WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY OTHER INFORMATION.
     THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS MAY BE DELIVERED TO YOU AFTER THE DATE OF THIS PROSPECTUS SUPPLEMENT. HOWEVER, YOU SHOULD REALIZE THAT THE AFFAIRS OF FOSTER WHEELER OR THE TRUST MAY HAVE CHANGED SINCE THE DATE OF THIS PROSPECTUS SUPPLEMENT. THIS PROSPECTUS SUPPLEMENT WILL NOT REFLECT SUCH CHANGES.
     YOU SHOULD NOT CONSIDER THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO BE AN OFFER OR SOLICITATION RELATING TO THE PREFERRED SECURITIES IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED. FURTHERMORE, YOU SHOULD NOT CONSIDER THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO BE AN OFFER OR SOLICITATION RELATING TO THE PREFERRED SECURITIES IF THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR IF IT IS UNLAWFUL FOR YOU TO RECEIVE SUCH AN OFFER OR SOLICITATION.
                           -------------------------
                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                           PAGE
                                           ----
Forward-Looking Statements...............   S-2
Summary Information -- Q&A...............   S-3
Risk Factors.............................   S-6
Information about Foster Wheeler.........  S-11
Selected Consolidated Financial Data and
  Other Information......................  S-16
Capitalization...........................  S-20
FW Preferred Capital Trust I.............  S-21
Use of Proceeds..........................  S-22
Accounting Treatment.....................  S-22
Description of Securities................  S-22
Certain Terms of the Preferred
  Securities.............................  S-22
Certain Terms of the Junior Subordinated
  Debentures and Guarantee...............  S-28
United States Federal Income Tax
  Consequences...........................  S-30
Certain ERISA Considerations.............  S-34
Underwriting.............................  S-38
                  PROSPECTUS
Available Information....................     2
Incorporation of Certain Documents by
  Reference..............................     2
The Corporation..........................     3
The Issuer Trusts........................     4
Description of Debt Securities...........     5
Description of Preferred Securities......    20
Description of Capital Stock.............    22
Description of Warrants..................    26
Description of Guarantees................    29
Description of Expense Agreements........    32
Relationship Among the Preferred
  Securities, the Corresponding Junior
  Subordinated Debentures, the Guarantees
  and the Expense Agreements.............    32
Corporate Provisions.....................    34
United States Taxation...................    35
Plan of Distribution.....................    35
Validity of Securities...................    36
Experts..................................    36

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                         7,000,000 PREFERRED SECURITIES

                          FW PREFERRED CAPITAL TRUST I

                      9.00% PREFERRED SECURITIES, SERIES I

                            (LIQUIDATION AMOUNT $25
                            PER PREFERRED SECURITY)
                    FULLY AND UNCONDITIONALLY GUARANTEED BY

                             [FOSTER WHEELER LOGO]

                           FOSTER WHEELER CORPORATION
                           -------------------------

                             PROSPECTUS SUPPLEMENT

                           -------------------------
                                LEHMAN BROTHERS
                            BEAR, STEARNS & CO. INC.
                            EVEREN SECURITIES, INC.
                     NATIONSBANC MONTGOMERY SECURITIES LLC
                            PAINEWEBBER INCORPORATED
                       PRUDENTIAL SECURITIES INCORPORATED
                                    SG COWEN
                                JANUARY 8, 1999
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